1933 Act Registration No.
1940 Act registration No. 811-21111

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No.	☐
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 32	☒

THRIVENT VARIABLE ANNUITY ACCOUNT I
(Exact Name of Registrant)
Thrivent Financial for Lutherans
(Name of Depositor)
625 Fourth Avenue South,
Minneapolis, Minnesota 55415
(Address of Principal Executive Offices)
Depositor’s Telephone Number, including Area Code: 920-628-2347
Cynthia K. Mueller

4321 North Ballard Road
Appleton, WI 54919
(Name and Address of Agent for Service)
Approximate Date of Proposed Public Offering:As soon as practicable after effectiveness of the registration statement.
TITLE OF SECURITIES BEING REGISTERED
Interests in a separate account under flexible premium deferred variable annuity contracts.
The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Thrivent Variable Annuity Account I
Prospectus For
THRIVENT RETIREMENT VARIABLE ANNUITY
Issued By Thrivent Financial for Lutherans
Service Center:	Corporate Office:
4321 North Ballard Road Appleton, WI 54919-0001 Telephone: (800) 847-4836 E-mail: mail@thrivent.com	625 Fourth Avenue South Minneapolis, MN 55415-1665 Telephone: (800) 847-4836 E-mail: mail@thrivent.com
This Prospectus describes an individual flexible premium deferred variable annuity contract (the “Contract”) (form # ICC20 W-BZ-FPVA) offered by Thrivent Financial for Lutherans (“Thrivent,” “we,” “us” or “our”), a fraternal benefit society organized under Wisconsin law.
This prospectus also describes certain optional features, not all of which may be available at the time you are interested in purchasing your Contract. We reserve the right to restrict availability of certain optional features, as well as make changes to optional features as specified in this prospectus. We reserve the right to reject any applications, subject to any applicable nondiscrimination laws and to our own standards and guidelines.
We allocate premiums based on your designation to one or more Subaccounts of Thrivent Variable Annuity Account I (the “Variable Account”) and/or the Fixed Account. The assets of each Subaccount will be invested solely in a corresponding Portfolio, which is an open-end management investment company (commonly known as a “mutual fund”). The Subaccounts available under this Contract invest in the following Portfolios:

Thrivent Aggressive Allocation Portfolio
Thrivent All Cap Portfolio
Thrivent Balanced Income Plus Portfolio
Thrivent Diversified Income Plus Portfolio
Thrivent ESG Index Portfolio
Thrivent Global Stock Portfolio
Thrivent Government Bond Portfolio
Thrivent High Yield Portfolio
Thrivent Income Portfolio
Thrivent International Allocation Portfolio
(subadvised by Goldman Sachs Asset Management, L.P.)
Thrivent International Index Portfolio
Thrivent Large Cap Growth Portfolio
Thrivent Large Cap Index Portfolio
Thrivent Large Cap Value Portfolio
Thrivent Limited Maturity Bond Portfolio
Thrivent Low Volatility Equity Portfolio
Thrivent Mid Cap Growth Portfolio
Thrivent Mid Cap Index Portfolio

Thrivent Mid Cap Stock Portfolio
Thrivent Mid Cap Value Portfolio
Thrivent Moderate Allocation Portfolio
Thrivent Moderately Aggressive Allocation Portfolio
Thrivent Moderately Conservative Allocation Portfolio
Thrivent Money Market Portfolio
Thrivent Multidimensional Income Portfolio
Thrivent Opportunity Income Plus Portfolio
Thrivent Partner Emerging Markets Equity Portfolio
(subadvised by Aberdeen Asset Managers Limited)
Thrivent Partner Growth Stock Portfolio
(subadvised by T. Rowe Price Associates, Inc.)
Thrivent Partner Healthcare Portfolio
(subadvised by BlackRock Investment Management, LLC )
Thrivent Real Estate Securities Portfolio
Thrivent Small Cap Growth Portfolio
Thrivent Small Cap Index Portfolio
Thrivent Small Cap Stock Portfolio

Additional information about us, the Contract and the Variable Account is contained in a Statement of Additional Information (“SAI”) dated June 30, 2020. That SAI was filed with the Securities and Exchange Commission and is incorporated by reference in this Prospectus. You may obtain a copy of the SAI and all other documents required to be filed with the SEC without charge by calling us at 1-800-847-4836, going online at thrivent.com, or by writing us at Thrivent, 4321 North Ballard Road, Appleton, Wisconsin, 54919-0001. In addition, the Securities and Exchange Commission maintains a website (http://www.sec.gov) that contains the SAI and all other documents required to be filed with the SEC. The Table of Contents for the SAI may be found on Page 59 of this Prospectus.
An investment in the Contract is not a deposit of a bank or financial institution and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. An investment in the Contract involves investment risk including the possible loss of principal.
The Securities and Exchange Commission has not approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This Prospectus sets forth concisely the information about the Contract that a prospective investor ought to know before investing, and should be read and kept for future reference. We have not authorized anyone to provide you with information that is different.
Beginning on Jan. 1, 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of the shareholder reports for portfolios available under your contract will no longer be sent by mail, unless you specifically request paper copies of the reports from Thrivent or from your financial professional. Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.
If you already elected to receive reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive reports and other communications from Thrivent electronically by calling our Service Center at (800) 847-4836 or by signing up for electronic delivery on our website at www.thrivent.com/gopaperless.
You may elect to receive all future reports in paper free of charge. You can inform Thrivent that you wish to continue receiving paper copies of your reports by calling our Service Center or by signing up at our website. Your election to receive reports in paper will apply to all portfolios available under your Contract.
The date of this Prospectus is June 30, 2020.

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Definitions
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Accumulated Value. The sum of the accumulated values for your Contract in Subaccounts and the Fixed Account on or before the Maximum Annuity Date.
Annuitant(s). The person(s) upon whose life Annuity Income will be determined.
Annuity Date. A date when Annuity Income payments begin.
Cash Surrender Value. The Cash Surrender Value on any day is the greater of the Accumulated Value minus any Surrender Charge or the minimum amount required by law.
Contract. The flexible premium deferred variable annuity contract offered by Thrivent and described in this Prospectus.
Contract Age. A person’s Issue Age increased by one on each Contract Anniversary.
Contract Anniversary. The same month and day of each year after issue as in the Date of Issue.
Contract Year. The first Contract Year begins on the Date of Issue and continues through the day before the first Contract Anniversary. Thereafter, a Contract Year begins on one Contract Anniversary and continues through the day before the next Contract Anniversary.
Date of Issue. The date we received Initial Premium equal to or exceeding the minimum premium amount required to issue this contract, and the date when the Initial Premium is allocated to the subaccounts of the Variable Account and to the Fixed Account.
General Account. The General Account is the general account of Thrivent, which consists of all assets of Thrivent other than those allocated to a Separate Account. Allocations to the Fixed Account are maintained in the General Account. Insurance benefits are paid from the General Account and are subject to Thrivent’s claims-paying ability.
Issue Age. A person’s age on his or her birthday nearest the Date of Issue.
Maximum Annuity Date. The latest date when Annuity Income payments must begin.
Medallion Signature Guarantee. A stamp provided by a financial institution that verifies your signature. An eligible guarantor institution, such as a national bank, brokerage firm, commercial bank, trust company, credit union, or a savings association participating in the Medallion Signature Guarantee Program provides that service.
Notice. A request signed by you or provided in another manner acceptable to us and received in good order by us at our Service Center.
Owner, you, your, yours. The owner(s) of this contract.
Portfolio. A mutual fund in which a Subaccount invests. Each Subaccount invests exclusively in the shares of a corresponding Portfolio.
Qualified Plan. A contract governed by the requirements of Section 401, 403, 408, or 408A of the Internal Revenue Code, as amended.
Service Center. Thrivent Financial for Lutherans, 4321 North Ballard Road, Appleton, Wisconsin 54919-0001, telephone, 1-800-847-4836, or such other office as we may specify in a notice to the Contract Owner.
Spouse. An individual lawfully married to another individual as defined by federal tax law. The marriage must be recognized by the state, possession, or territory of the United States in which the marriage is entered into, regardless of domicile. Individuals who enter into a marriage under the laws of a foreign jurisdiction are recognized as married for federal tax law purposes if the relationship would be recognized as marriage under the laws of at least one state, possession, or territory of the United States, regardless of domicile.
Subaccount. A subdivision of the Variable Account. Each Subaccount invests exclusively in the shares of a corresponding Portfolio.

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Definitions
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Valuation Day. Each day the New York Stock Exchange is open for trading. The Valuation Day ends at the close of trading on the New York Stock Exchange, usually 4:00 p.m. Eastern Time.
Valuation Period. The period of time from the determination of Accumulation Values on a Valuation Day to the determination of those values on the next Valuation Day.
Variable Account. Thrivent Variable Annuity Account I, which is a Separate Account of Thrivent.

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Fee and Expense Tables
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The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Contract. For a complete discussion of Contract fees and expenses, see Charges and Deductions.
The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender the Contract, or transfer cash value between investment options. You pay no sales load when you make additional investments in the Contract. No state premium taxes are deducted.
Contract Owner Transaction Expense
Sales Load Imposed on Purchase (as a percentage of purchase payments)	0%
Maximum Deferred Sales Load (as a percentage of excess amount surrendered)	7%[1]
Transfer Charge (after 24 free transfers per Contract Year)	$25[2]
Annual Contract Maintenance Charge	$50[3]
The next table describes the fees and expenses that you will pay periodically during the time that you own the Contract, not including Portfolio fees and expenses.
Periodic Fees and Expenses other than Fund Expenses
	Maximum	Current
Annual Mortality and Expense Risk Charge (Annual Separate Account Expenses as a percentage of average Contract value)[4]
Standard Death Benefit	1.25%	1.25%
Charges for Optional Riders (based on benefits chosen)
Maximum Anniversary Death Benefit (MADB)[5]	0.50%	0.25%
Thrivent Income Builder (GLWB) Charge[6]	2.50%	1.30%
Different fees and charges may apply after the Contract has been annuitized. See Charges and Deductions in this prospectus for a complete discussion.
Charges after the Annuity Date
Commuted Value Charge (for surrender of settlement option)	0.25%[7]
The next table shows the maximum and minimum Total Annual Portfolio Operating Expenses for the year ended December 31, 2019, (expenses that are deducted from Portfolio assets, including management fees, distribution and/or service fees and/or other expenses). Expenses may be higher or lower in future years. More detail concerning the fees and expenses is contained in the prospectuses for each Portfolio.
Total Annual Portfolio Operating Expenses8
	Maximum	Minimum
(expenses that are deducted from Fund Assets, including management fees and other expenses)	3.90%	0.24%
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Each Subaccount of the Variable Account purchases shares of the corresponding Fund Portfolio at net asset value. The net asset value reflects the fees and expenses that are deducted from the assets of the Portfolio. The fees and other expenses are not fixed or specified under the terms of the Contract, and they may vary from year to year. More detail concerning the fees and expenses is contained in the prospectuses for the Portfolios.
Examples
The following three examples are intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include Contract Owner transaction expenses, Contract fees, separate account annual expenses, and Portfolio fees and expenses. The following three examples assume that you invest $10,000 in the Contract for the time periods indicated and that your investment has a 5% return each year, assumes both the maximum and the minimum fees and expenses of the Portfolios.
Example 1 shows a Contract with the Standard Death Benefit and portfolio ranges that yield the maximum and minimum expenses. Example 2 shows the cost of a Contract with a MADB Rider and portfolio ranges that yield the maximum and minimum expenses.  Example 3 shows the cost of a Contract with a GLWB Rider and the portfolio ranges that yield the maximum and minimum expenses. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:
Example 1: Contract with Standard Death Benefit9

	Years
	1	3	5	10
If you surrender your Contract at the end of the applicable time period with
Maximum Portfolio Expenses:	$1,144	$2,129	$3,073	$5,512
Minimum Portfolio Expenses:	$804	$1,120	$1,391	$2,179
If you annuitize your Contract at the end of the applicable time period with
Maximum Portfolio Expenses:	$1,144	$2,129	$2,715	$5,512
Minimum Portfolio Expenses:	$804	$1,120	$963	$2,179
If you do not surrender your Contract at end of the applicable time period with
Maximum Portfolio Expenses:	$515	$1,642	$2,765	$5,562
Minimum Portfolio Expenses:	$152	$571	$1,013	$2,229

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Example 2: Contract with the MADB Rider10

	Years
	1	3	5	10
If you surrender your Contract at the end of the applicable time period with
Maximum Portfolio Expenses:	$1,178	$2,248	$3,270	$5,865
Minimum Portfolio Expenses:	$839	$1,251	$1,625	$2,698
If you annuitize your Contract at the end of the applicable time period with
Maximum Portfolio Expenses:	$1,178	$2,248	$3,270	$5,865
Minimum Portfolio Expenses:	$839	$1,251	$1,625	$2,698
If you do not surrender your Contract at end of the applicable time period with
Maximum Portfolio Expenses:	$551	$1,768	$2,971	$5,915
Minimum Portfolio Expenses:	$189	$710	$1,257	$2,748

Example 3: Contract with the GLWB Rider11

	Years
	1	3	5	10
If you surrender your Contract at the end of the applicable time period with
Maximum Portfolio Expenses:	$1,315	$2,715	$4,019	$7,116
Minimum Portfolio Expenses:	$978	$1,764	$2,519	$4,546
If you annuitize your Contract at the end of the applicable time period with
Maximum Portfolio Expenses:	$1,315	$2,715	$3,703	$7,116
Minimum Portfolio Expenses:	$978	$1,764	$2,138	$4,546
If you do not surrender your Contract at end of the applicable time period with
Maximum Portfolio Expenses:	$697	$2,263	$3,753	$7,166
Minimum Portfolio Expenses:	$338	$1,254	$2,188	$4,596

Notes to Fee and Expense Tables:
1 We may assess a surrender charge for partial surrenders or surrenders that exceed the free surrender amount. Each Premium Payment will have its own 7-year surrender charge schedule. Earnings in the contract are removed first and always without a surrender charge. Then, premiums are removed from the contract on a first-in, first-out basis and are assessed surrender charges based on full years since allocation. The surrender charge is 7% during the first two years and decreases by 1% for the next five years. The surrender charge also will be deducted if the annuity payments begin during the first three Contract Years, except under certain circumstances as described in Surrender Charge.
2 We reserve the right to limit the number of transfers in each Contract Year. You are allowed 24 free transfers per Contract Year. Subsequent transfers (other than the Dollar Cost Averaging and Asset Rebalancing Programs) will incur a $25 transfer charge.
3 We will charge an Annual Contract Maintenance Charge on each Contract Anniversary. The Maximum Annual Contract Maintenance Charge is $50. However, we will waive the charge on any anniversary when the Accumulated Value is $50,000 or more. The charge will be taken from each subaccount of the Variable Account and from the Fixed Account according to the ratio for this contract of the Accumulated Value in each subaccount and the Fixed Account to the Accumulated Value of the Contract.
4 The table above shows the guaranteed Maximum Annual Mortality and Risk Charge for the Contract. See Charges and Deductions—Maximum Annual Mortality and Risk Charge. The risk charge for a Contract pending payout due to a death claim is based on the average daily net assets of the Variable Account and is equal to an annual rate of 0.95%.
5 The MADB Charge will be deducted from the Accumulated Value. It will be deducted from the Fixed Account and the
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subaccounts of the Variable Account on a pro rata basis according to the ratio of the accumulated value in the Fixed Account and each subaccount of the Variable Account to the Accumulated Value of the contract as of the Rider Quarterly Anniversary. On the day of the MADB charge, the amount of the charge is determined by multiplying the MADB by the MADB Charge Rate and dividing by 4. The first MADB Charge will be deducted on the first Rider Quarterly Anniversary for the three-month period that started on the Rider Date of Issue. Thereafter, the MADB Charge for each three-month period will be deducted on the Rider Quarterly Anniversary immediately after that three-month period. If the market is closed on the date the MADB Rider Charge should be processed, the charge will be processed on the next Valuation Date.
6 The Thrivent Income Builder (GLWB) Rider Charge will be deducted from the subaccounts of the Variable Account on a pro rata basis according to the ratio of the accumulated value in each subaccount of the Variable Account to the Accumulated Value of the Variable Account as of the Rider Quarterly Anniversary. The Thrivent Income Builder (GLWB) Rider Charge is deducted from the Fixed Account only if the Variable Account is depleted. This charge is deducted quarterly, beginning three months after the Date of Issue, on the same day of the month as the Date of Issue (or if that day does not occur in that month, on the last day of that month). On the day of the GLWB charge, the amount of the charge is determined by multiplying the GLWB Benefit Base by the Thrivent Income Builder (GLWB) Rider Charge Rate and dividing by 4. The first Thrivent Income Builder (GLWB) Rider Charge will be deducted on the first Rider Quarterly Anniversary for the three-month period that started on the Rider Date of Issue. Thereafter, the Thrivent Income Builder (GLWB) Rider Charge for each three-month period will be deducted on the Rider Quarterly Anniversary immediately after that three-month period. If the market is closed on the date the Thrivent Income Builder (GLWB) Rider Charge should be processed, the charge will be processed on the next Valuation Date.
7 If we are paying Annuity Income under Options 2 or 3, the owner of the settlement agreement may elect to receive a full or partial surrender of the present value of the remaining payments, unless the income elected was irrevocable. If the owner elects to receive a partial surrender, the income will be reduced as follows. Under Option 2 the number of future payments will be reduced so that the present value of the remaining payments after the reduction is equal to the present value of the remaining payments immediately before the surrender less the partial surrender amount. Under Option 3 the amount of future payments will be reduced in the same proportion as the ratio of the partial surrender amount to the present value of the remaining payments immediately before the surrender. The present value of the remaining payments on any day is based on the interest rate used to determine the income payable plus 0.25%. If we are paying Annuity Income under Options 4, 5, or any other life income option with a guaranteed period, then during the guaranteed period the owner of the settlement agreement may elect to receive a lump sum in lieu of continuing payments, unless the life income elected was irrevocable. The lump sum payable on any day is the present value of payments remaining in the guaranteed period. The value will be based on the interest rate used to determine the income payable plus 0.25%.
8 Thrivent has agreed to reimburse certain expenses other than the advisory fees for certain Portfolios. After taking these contractual and voluntary arrangements into account, the actual range (maximum and minimum) of total operating expenses charged by the Portfolios was between 1.25% to 0.24%. The reimbursements may be discontinued at any time. The amounts are based on the arithmetic average of expenses paid in the year ended December 31, 2019, for all of the available Portfolios, adjusted to reflect anticipated changes in fees and expenses. With respect to new Portfolios, amounts are based on estimates for the current fiscal year.
9 For this example, the following assumptions are used: 1.25% mortality and expense risk charge and portfolio operating expenses ranging from 3.90% to 0.24%.
10 For this example, the following assumptions are used: 0.50% optional benefit charge, 1.25% mortality and expense risk charge and portfolio operating expenses ranging from 3.90% to 0.24%.
11 For this example, the following assumptions are used: 2.50% optional benefit charge, 1.25% mortality and expense risk charge and portfolio operating expenses ranging from 3.90% to 0.24%.
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Summary
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Please see Definitions at the beginning of this Prospectus for definitions of several technical terms, which can help you understand details about your Contract. The Summary is an introduction to various topics related to the Contract. For more detailed information on each subject, refer to the appropriate section of this Prospectus.
The Contract
The Contract along with any riders, endorsements, amendments, application, and our Articles of Incorporation and Bylaws constitutes your entire agreement. See The Contract.
This prospectus contains all material provisions of the Contract. Any variations are pursuant to state law. Provisions that vary by state law are specifically disclosed under applicable sections of The Contract.
We issue individual flexible premium deferred variable annuity contracts. In order to purchase a Contract, you must submit an application to us through one of our financial professionals who is also a registered representative/investment advisor of Thrivent Investment Management Inc. We only offer the Contract to a member or to a person eligible for membership who is also applying for membership. The Contract may be sold to or in connection with retirement plans that may or may not qualify for special Federal tax treatment under the Internal Revenue Code. Annuity payments under the Contract are deferred until the Maximum Annuity Date.
The minimum acceptable initial premium is $5,000 unless your Contract is issued in connection with a Qualified Plan. If your Contract is issued in connection with a Qualified Plan, the minimum acceptable premium is $2,000. We may, at our discretion, waive this initial premium requirement. You may pay additional premiums under the Contract, but we may choose not to accept any additional premium less than $50. We also reserve the right to limit all premiums paid on the Contract to a total of $1 million.
No premiums are allowed once any Owner reaches Contract Age 88.
Allocation of Premiums. You may allocate premiums under the Contract to one or more of the Subaccounts of the Variable Account or the Fixed Account. We reserve the right to limit allocations or transfers to the Fixed Account. Certain investment options may be unavailable in some states.
The Accumulated Value of the Contract in the Subaccounts will vary primarily based on the investment experience of the Portfolios whose shares are held in the Subaccounts designated. The interest rate that applies to the Fixed Account depends upon the rate in effect on the date of the allocation and subsequent rates guaranteed to never fall below the Fixed Account Guaranteed Minimum Interest Rate.
If your contract is set up on monthly systematic purchases or surrenders, we will only send quarterly confirmation statements for these transactions.
Automatic Transfers. We offer optional Dollar Cost Averaging and Asset Rebalancing Programs. See The Contract—Dollar Cost Averaging and The Contract—Asset Rebalancing.
Free Look Period. You have the right to return the Contract within 10 days after you receive it. Some states require a longer free look period.
Thrivent Income Builder Guaranteed Lifetime Withdrawal Benefit (GLWB) Rider. For an additional charge, a Rider is available that guarantees a minimum lifetime withdrawal amount even if the account is depleted. This Rider can be added at issue and if you’re Contract Age 50 or older with a minimum premium of $25,000.
Surrenders. If you request a surrender on or before the Maximum Annuity Date, we will pay to you all or part of the Accumulated Value of a Contract after deducting any applicable surrender charge or tax withholdings. Partial surrenders must be for at least $200 and must not reduce the remaining Accumulated Value in the Contract to less than $2,000. Under certain circumstances an Owner may make partial or full surrenders of Annuity Income.

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Summary
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Transfers. On or before the Maximum Annuity Date, you may request the transfer of all or a part of your Contract’s Accumulated Value to or from the Subaccounts or the Fixed Account. We reserve the right to limit allocations or transfers to the Fixed Account. You may request 24 free transfers per Contract Year. Subsequent transfers (other than the Dollar Cost Averaging and Asset Rebalancing Programs) will incur a $25 transfer charge. We reserve the right to limit the number of transfers you make in any Contract Year. See The Contract—Transfers of Accumulated Value for more details, including the restrictions on transfers.
Death Benefits. The Contract offers a Standard Death Benefit if an Owner dies before the Maximum Annuity Date. For an additional charge, you may purchase an optional death benefit rider which may increase the death benefit if the Owner dies before the Maximum Annuity Date. The optional death benefit is called the Maximum Anniversary Death Benefit (MADB) Rider. See The Contract—Maximum Anniversary Death Benefit (MADB) Rider.
After any Annuity Date, amounts payable from that annuitized portion, if any, depend upon the terms of the settlement option.
Annuity Provisions
You may select an annuity settlement option or options. See Annuity Provisions for more details.
Federal Tax Status
For a description of the federal income tax status of annuities, see Federal Tax Status—Taxation of Annuities in General. Generally, a distribution from a Contract before the taxpayer attains age 59 1⁄2 will result in a penalty tax of 10% of the amount of the distribution which is included in gross income. Death proceeds paid to beneficiaries are also subject to income tax.
Exchange Program
From time to time, we may offer programs for certain variable annuities issued by Thrivent to be exchanged for the Contract described in this prospectus. Such exchange offers will be made available only for contracts that have not yet started making annuity payments. You should carefully consider whether an exchange is appropriate for you by comparing the death benefits, living benefits, and other guarantees that are provided by the contract you currently own to the benefits and guarantees provided by the new contract being offered. You should also compare the fees and charges of your current contract to the new contract being offered as they may be higher than your current contract. The programs we offer will be made available on terms and conditions determined by us and any such program will comply with applicable law.

Thrivent and the Variable Account
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Thrivent
Thrivent is a not-for-profit financial services membership organization of Christians helping our members achieve financial security and give back to their communities. We were organized in 1902 as a fraternal benefit society under Wisconsin law, and comply with Internal Revenue Code Section 501(c)(8). We are licensed to sell insurance in all states and the District of Columbia.
For more information, visit Thrivent.com.
The Variable Account
The Variable Account is a separate account of ours, which became available on October 31, 2002. The Variable Account meets the definition of a “separate account” under the federal securities laws. The Variable Account is registered with the Securities and Exchange Commission (the “SEC”) as a unit investment trust under the Investment Company Act of 1940 (the “1940 Act”). This registration does not involve supervision by the SEC of the management or investment policies or practices of the Variable Account.

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Thrivent and the Variable Account
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We are not a trustee with respect to such assets. However, the Wisconsin laws under which the Variable Account is operated provide that the Variable Account shall not be chargeable with liabilities arising out of any other business we may conduct. The Variable Account will be fully funded at all times for the purposes of federal securities laws. We may transfer to our General Account assets of the Variable Account which exceed the reserves and other liabilities of the Variable Account.
Income and realized and unrealized gains and losses from each Subaccount of the Variable Account are credited to or charged against that Subaccount without regard to any of our other income, gains or losses. We may accumulate in the Variable Account the charge for expense and mortality risk, mortality gains and losses and investment results applicable to those assets that are in excess of net assets supporting the Contracts.

Investment Options
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Variable Investment Options and the Subaccounts
You may allocate the premiums paid under the Contract and transfer from the Contract’s Accumulated Value to the Subaccounts of the Variable Account. We invest the assets of each Subaccount in a corresponding Portfolio of the Fund. Note that the italicized Portfolios below are “fund of funds” which are comprised of investments in other Portfolios within the Fund. The Subaccounts and the corresponding Portfolios are listed below.
Investment options for Contract without the GLWB Rider
Subaccount	Corresponding Portfolio
Thrivent Aggressive Allocation Subaccount	Thrivent Aggressive Allocation Portfolio
Thrivent All Cap Subaccount	Thrivent All Cap Portfolio
Thrivent Balanced Income Plus Subaccount	Thrivent Balanced Income Plus Portfolio
Thrivent Diversified Income Plus Subaccount	Thrivent Diversified Income Plus Portfolio
Thrivent ESG Index Subaccount	Thrivent ESG Index Portfolio
Thrivent Global Stock Subaccount	Thrivent Global Stock Portfolio
Thrivent Government Bond Subaccount	Thrivent Government Bond Portfolio
Thrivent High Yield Subaccount	Thrivent High Yield Portfolio
Thrivent Income Subaccount	Thrivent Income Portfolio
Thrivent International Allocation Subaccount	Thrivent International Allocation Portfolio
Thrivent International Index Subaccount	Thrivent International Index Portfolio
Thrivent Large Cap Growth Subaccount	Thrivent Large Cap Growth Portfolio
Thrivent Large Cap Index Subaccount	Thrivent Large Cap Index Portfolio
Thrivent Large Cap Value Subaccount	Thrivent Large Cap Value Portfolio
Thrivent Limited Maturity Bond Subaccount	Thrivent Limited Maturity Bond Portfolio
Thrivent Low Volatility Equity Subaccount	Thrivent Low Volatility Equity Portfolio
Thrivent Mid Cap Growth Subaccount	Thrivent Mid Cap Growth Portfolio
Thrivent Mid Cap Index Subaccount	Thrivent Mid Cap Index Portfolio
Thrivent Mid Cap Stock Subaccount	Thrivent Mid Cap Stock Portfolio
Thrivent Mid Cap Value Subaccount	Thrivent Mid Cap Value Portfolio
Thrivent Moderate Allocation Subaccount	Thrivent Moderate Allocation Portfolio
Thrivent Moderately Aggressive Allocation Subaccount	Thrivent Moderately Aggressive Allocation Portfolio
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Investment Options
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Subaccount	Corresponding Portfolio
Thrivent Moderately Conservative Allocation Subaccount	Thrivent Moderately Conservative Allocation Portfolio
Thrivent Money Market Subaccount	Thrivent Money Market Portfolio
Thrivent Multidimensional Income Subaccount	Thrivent Multidimensional Income Portfolio
Thrivent Opportunity Income Plus Subaccount	Thrivent Opportunity Income Plus Portfolio
Thrivent Partner Emerging Markets Equity Subaccount	Thrivent Partner Emerging Markets Equity Portfolio
Thrivent Partner Growth Stock Subaccount	Thrivent Partner Growth Stock Portfolio
Thrivent Partner Healthcare Subaccount	Thrivent Partner Healthcare Portfolio
Thrivent Real Estate Securities Subaccount	Thrivent Real Estate Securities Portfolio
Thrivent Small Cap Growth Subaccount	Thrivent Small Cap Growth Portfolio
Thrivent Small Cap Index Subaccount	Thrivent Small Cap Index Portfolio
Thrivent Small Cap Stock Subaccount	Thrivent Small Cap Stock Portfolio
Investment options for Contracts with the GLWB Rider
If you have the GLWB Rider, your allocations to the subaccounts will be restricted by Subaccount Classifications, Required Allocation Percentages, and Allocation Options. These may change in the future pursuant to any Rate Sheet Prospectus Supplements.
GLWB Groups and Allocation Percentages
GLWB Groups	Required Allocation Percentages	Allocation Options
Group 1	0-10%	Thrivent Fixed Account
Group 2	20%-90%	Thrivent Government Bond Subaccount
Thrivent High Yield Subaccount
Thrivent Income Subaccount
Thrivent Limited Maturity Bond Subaccount
Thrivent Money Market Subaccount
Group 3	0%-70%	Thrivent Aggressive Allocation Subaccount
Thrivent All Cap Subaccount
Thrivent Balanced Income Plus Subaccount
Thrivent Diversified Income Plus Subaccount
Thrivent ESG Index Subaccount
Thrivent Global Stock Subaccount
Thrivent International Allocation Subaccount
Thrivent International Index Subaccount
Thrivent Large Cap Growth Subaccount
Thrivent Large Cap Index Subaccount
Thrivent Large Cap Value Subaccount
Thrivent Low Volatility Equity Subaccount
Thrivent Mid Cap Growth Subaccount
Thrivent Mid Cap Index Subaccount
Thrivent Mid Cap Stock Subaccount
Thrivent Mid Cap Value Subaccount
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Investment Options
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GLWB Groups and Allocation Percentages
GLWB Groups	Required Allocation Percentages	Allocation Options
Thrivent Moderate Allocation Subaccount
Thrivent Moderately Aggressive Allocation Subaccount
Thrivent Moderately Conservative Allocation Subaccount
Thrivent Multidimensional Income Subaccount
Thrivent Opportunity Income Plus Subaccount
Thrivent Partner Growth Stock Subaccount
Group 4	0%-40%	Thrivent Small Cap Growth Subaccount
Thrivent Small Cap Index Subaccount
Thrivent Small Cap Stock Subaccount
Group 5	0%-10%	Thrivent Partner Emerging Markets Equity Subaccount
Thrivent Partner Healthcare Subaccount
Thrivent Real Estate Securities Subaccount
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Investment Options
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The following table summarizes each Portfolio’s investment objective:
Portfolio	Investment Objective
Thrivent Aggressive Allocation Portfolio	To seek long-term capital growth.
Thrivent All Cap Portfolio	To seek long-term growth of capital.
Thrivent Balanced Income Plus Portfolio	To seek long-term total return through a balance between income and the potential for long-term capital growth.
Thrivent Diversified Income Plus Portfolio	To seek to maximize income while maintaining prospects for capital appreciation.
Thrivent ESG Index Portfolio	To seek to track the investment results of an index composed of companies selected by the index provider based on environmental, social and governance characteristics. The Portfolio’s investment objective may be changed without shareholder approval.
Thrivent Global Stock Portfolio	To seek long-term capital growth.
Thrivent Government Bond Portfolio	To seek total return, consistent with preservation of capital.
Thrivent High Yield Portfolio	To achieve a higher level of income, while also considering growth of capital as a secondary objective.
Thrivent Income Portfolio	To achieve a high level of income over the longer term while providing reasonable safety of capital.
Thrivent International Allocation Portfolio	To seek long-term growth of capital.
Thrivent International Index Portfolio	To seek total returns that track the performance of the MSCI EAFE** Index. The Portfolio’s investment objective may be changed without shareholder approval.
Thrivent Large Cap Growth Portfolio	To achieve long-term growth of capital.
Thrivent Large Cap Index Portfolio	To seek total returns that track the performance of the S&P 500 Index*.
Thrivent Large Cap Value Portfolio	To achieve long-term growth of capital.
Thrivent Limited Maturity Bond Portfolio	To seek a high level of current income consistent with stability of principal.
Thrivent Low Volatility Equity Portfolio	To seek long-term capital appreciation with lower volatility relative to the global equity markets.
Thrivent Mid Cap Growth Portfolio	To seek long-term capital growth. The Portfolio’s investment objective may be changed without shareholder approval.
Thrivent Mid Cap Index Portfolio	To seek total returns that track the performance of the S&P MidCap 400 Index*.
Thrivent Mid Cap Stock Portfolio	To seek long-term capital growth.
Thrivent Mid Cap Value Portfolio	To seek long-term capital growth. The Portfolio’s investment objective may be changed without shareholder approval.
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Investment Options
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Portfolio	Investment Objective
Thrivent Moderate Allocation Portfolio	To seek long-term capital growth while providing reasonable stability of principal.
Thrivent Moderately Aggressive Allocation Portfolio	To seek long-term capital growth.
Thrivent Moderately Conservative Allocation Portfolio	To seek long-term capital growth while providing reasonable stability of principal.
Thrivent Money Market Portfolio	To achieve the maximum current income that is consistent with stability of capital and maintenance of liquidity.
Thrivent Multidimensional Income Portfolio	To seek a high level of current income and, secondarily, growth of capital.
Thrivent Opportunity Income Plus Portfolio	To seek a combination of current income and long-term capital appreciation.
Thrivent Partner Emerging Markets Equity Portfolio	To seek long-term capital growth.
Thrivent Partner Growth Stock Portfolio	To achieve long-term growth of capital and, secondarily, increase dividend income.
Thrivent Partner Healthcare Portfolio	To seek long-term capital growth.
Thrivent Real Estate Securities Portfolio	To seek to provide long-term capital appreciation and high current income.
Thrivent Small Cap Growth Portfolio	To seek long-term capital growth.
Thrivent Small Cap Index Portfolio	To seek capital growth that tracks the performance of the S&P SmallCap 600 Index*.
Thrivent Small Cap Stock Portfolio	To seek long-term capital growth.

* The S&P 500, S&P MidCap 400, and S&P SmallCap 600 Indexes are products of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”), and has been licensed for use by Thrivent Financial for Lutherans (“Thrivent”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). The trademarks have been licensed to SPDJI and have been sublicensed for use for certain purposes by Thrivent. Thrivent variable insurance products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of the Thrivent variable insurance products or any member of the public regarding the advisability of purchasing variable insurance contracts generally or in the Thrivent variable insurance contracts particularly or the ability of the S&P 500, S&P MidCap 400, and S&P SmallCap 600 Indexes to track general market performance. S&P Dow Jones Indices only relationship to Thrivent with respect to the S&P 500, S&P MidCap 400, and S&P SmallCap 600 Indexes is the licensing of the Indexes and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500, S&P MidCap 400, and S&P SmallCap 600 Indexes are determined, composed and calculated by S&P Dow Jones Indices without regard to Thrivent or the Thrivent variable insurance products. S&P Dow Jones Indices have no obligation to take the needs of Thrivent or the owners of the Thrivent variable insurance products into consideration in determining, composing or calculating the S&P 500, S&P MidCap 400, and S&P SmallCap 600 Indexes. S& P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Thrivent variable insurance products or the timing of the issuance or sale of the Thrivent variable insurance contract or in the determination or calculation of the equation by which a Thrivent variable insurance product is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Thrivent variable insurance product. There is no assurance that investment products based on the S&P 500, S&P MidCap 400, and S&P SmallCap 600 Indexes will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.
S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500, S&P MIDCAP 400, AND S&P SMALLCAP 600 INDEXES OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY THRIVENT , OWNERS OF
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Investment Options
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THE THRIVENT VARIABLE INSURANCE PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500, S&P MIDCAP 400, AND S&P SMALLCAP 600 INDEXES OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND THRIVENT, OTHER THAN THE LICENSORS OR S&P DOW JONES INDICES.
**MSCI, Inc. ("MSCI") makes no express or implied warranties or representations and shall have no liability whatsoever with respect to any MSCI data contained herein. The MSCI data may not be further redistributed or used as a basis for other indexes or any securities or financial products. This prospectus is not approved, endorsed, reviewed or produced by MSCI. None of the MSCI data is intended to constitute investment advice or a recommendation to make (or refrain from making) any kind of investment decision and may not be relied on as such.

Each Portfolio has its own investment objective, investment program, policies and restrictions. Although the investment objectives and policies of certain Portfolios may be similar to the investment objectives and policies of other Portfolios that we manage or sponsor or that an affiliate of ours may manage or sponsor, we do not represent or assure you that the investment results will be comparable to any other Portfolio, even where the investment adviser or manager is the same. Differences in portfolio size, actual investments held, fund expenses, and other factors all contribute to differences in Portfolio performance. For all of these reasons, you should expect investment results to differ. In particular, certain Portfolios available only through the Contract may have names similar to portfolios not available through the Contract. The performance of a Portfolio not available through the Contract does not indicate performance of the similarly named Portfolio available through the Contract.
Before selecting any Subaccount, you should carefully read the accompanying prospectus for the Fund attached to this prospectus and found in the back of this book. You should periodically consider your allocation among Subaccounts in light of current market conditions and your investment goals, risk tolerance and financial circumstances. The Fund prospectus provides more complete information about the Portfolios of the Fund in which the Subaccounts invest, including investment objectives and policies, risks, charges, and expenses.
Shares of the Fund are sold to other Portfolios of the Fund, to other insurance company separate accounts of ours, and to other insurance company separate accounts not affiliated with us. The Fund may, in the future, create new Portfolios. It is conceivable that in the future it may be disadvantageous for both variable annuity separate accounts and variable life insurance separate accounts to invest simultaneously in the Fund, although we do not foresee any such disadvantages to either variable annuity or variable life insurance contract owners. The Fund’s management intends to monitor events in order to identify any material conflicts between such Contract Owners and to determine what action, if any, should be taken in response. Material conflicts could result from, for example:
♦	Changes in state insurance laws;
♦	Changes in Federal income tax law;
♦	Changes in the investment management of the Fund; or
♦	Differences in voting instructions between those given by the Contract Owners from the different separate accounts.
If we believe the responses of the Fund to any of those events or conflicts insufficiently protects Contract Owners, we may take appropriate action on our own. Such action could include the sale of Fund shares by one or more of the separate accounts, which could have adverse consequences.
The Fund is a Minnesota corporation registered with the SEC under the 1940 Act as an open-end management investment company (commonly called a “mutual fund”). That registration does not involve supervision by the SEC of the management or investment practices or policies of the Fund.
The Variable Account will purchase and redeem shares from the Fund at net asset value. Shares will be redeemed to the extent necessary for us to collect

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Investment Options
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charges under the Contracts, to make payments upon surrenders, to provide benefits under the Contracts, or to transfer assets from one Subaccount to another Subaccount, or the Fixed Account, as requested by Contract Owners. Any dividend or capital gain distribution received from a Portfolio of the Funds will be reinvested immediately at net asset value in shares of that Portfolio and retained as assets of the corresponding Subaccount.
Addition, Deletion, Combination, or Substitution of Investments
At our sole discretion and to the fullest extent permitted by law, we reserve the right to make certain changes to the structure and operation of the Variable Account, including, among others, the right to:
♦	Remove, combine, or add Subaccounts and make the new Subaccounts available to you at our discretion;
♦	Substitute shares of another Portfolio, which may have differences such as (among other things) different fees and expenses, objectives, and risks, for shares of an existing Portfolio in which your Subaccount invests at our discretion;
♦	Substitute or close Subaccounts to allocations of premiums or Accumulated Value, or both, and to existing investments or the investment of future premiums, or both, at any time in our discretion;
♦	Transfer assets supporting the Contract from one Subaccount to another or from the Variable Account to another Variable Account;
♦	Combine the Variable Account with other variable accounts, and/or create new variable accounts;
♦	Deregister the Variable Account under the 1940 Act, or operate the Variable Account as a management investment company under the 1940 Act, or as any other form permitted by law; and
♦	Modify the provisions to reflect changes to the Subaccounts and the Variable Account and to comply with applicable law.
The Portfolios, which sell their shares to the Subaccounts, also may terminate these arrangements and discontinue offering their shares to the Subaccounts. We will not make any changes without receiving any necessary approval of the SEC and applicable state insurance departments. We will notify you of any changes.
Income, gains and losses, whether or not realized, from the assets in each Subaccount are credited to or charged against that Subaccount without regard to any of our other income, gains or losses. The value of the assets in the Variable Account is determined at the end of each Valuation Date.
If investment in any particular Portfolio is no longer possible, in our judgment becomes inappropriate for the purposes of the Contract, or for any other reason in our sole discretion, we may close or combine any of the current Portfolios. We may close a Portfolio to new investment, but continue to allow current investors to add additional premium payments, or we may combine the Portfolio with another Portfolio. The substituted investment option may have different fees and expenses. We will not make any substitutions without receiving any necessary approval of the SEC and state insurance departments, if applicable. You will be notified of any substitutions. This notification will include the name of the Portfolio being modified, the approximate date of the shareholder vote, the date the combination will be completed (if approved and if applicable), the date that the Portfolio will be closed to new investment selections, the date that funds can no longer be applied to the Portfolio and the description of where the current value will move to (if applicable) and where future premium payments (if any) will be applied. Subaccounts may be opened, closed or substituted with regard to any of the following as of any specified date: 1) existing Accumulated Value; 2) future payments; and 3) existing and/or future Contract Owners. Each Portfolio sells its shares to the Subaccounts pursuant to a participation agreement and may terminate the agreement and discontinue offering its shares to the Subaccounts.
In addition, we reserve the right to make other structural and operational changes affecting the Variable Account.
We do not guarantee any money you place in the Subaccounts. The value of each Subaccount will increase or decrease, depending on the

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Investment Options
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investment performance of the corresponding Portfolio and fees and charges. You could lose some or all of your money.
Voting Privileges
To the extent required by law, we will vote the Portfolio’s shares held in the Subaccount at regular and special shareholder meetings of the Portfolio in accordance with instructions received from persons having voting interests in the corresponding Subaccounts. If, however, the 1940 Act or any regulation thereunder should be amended or if the present interpretation thereof should change, and as a result we determine that we are permitted to vote the Portfolio’s shares in our own right, we may elect to do so.
Before the Maximum Annuity Date, an Owner shall have the voting interest with respect to Portfolio’s shares attributable to the Contract.
The number of votes which an Owner or person entitled to receive annuity payments has the right to instruct will be calculated separately for each Subaccount. The number of votes which each Owner has the right to instruct will be determined by dividing a Contract’s Accumulated Value in a Subaccount by the net asset value per share of the corresponding Portfolio in which the Subaccount invests. The number of votes that each person entitled to receive annuity payments has the right to instruct will be determined by dividing the Contract’s reserves in a Subaccount by the net asset value per share of the corresponding Portfolio in which the Subaccount invests. Fractional shares will be counted. The number of votes of the Portfolio which an Owner or person entitled to receive annuity payments has the right to instruct will be determined as of the date coincident with the date established by the Portfolio for determining shareholders eligible to vote at the meeting of the Portfolio. Voting instructions will be solicited by written communications prior to such meeting in accordance with procedures established by the Portfolio.
Any Portfolio shares held in the Subccount for which we do not receive timely voting instructions, or which are not attributable to Owners, will be voted by us in proportion to the instructions received from all Owners.
Any Portfolio shares held by us or our affiliates in General Accounts will, for voting purposes, be allocated to all separate accounts of ours and our affiliates having a voting interest in that Portfolio in proportion to each such separate account’s votes. Voting instructions to abstain on any item to be voted upon will be applied on a pro rata basis to reduce the votes eligible to be cast.
Each person having a voting interest in a Subaccount will receive proxy materials, reports and other materials relating to the appropriate Portfolio.
Voting privileges are not applicable to the Fixed Account.
Fixed Account
Premiums and Accumulated Value may be allocated to or transferred to the Fixed Account. We reserve the right to limit allocations or transfers to the Fixed Account.
Amounts held in the Fixed Account are invested with our General Account. The interest rates for amounts in the Fixed Account depend on the date of allocation or transfer to the Fixed Account. We guarantee that the initial interest rate for each amount allocated or transferred to the Fixed Account will be effective for at least twelve months, and subsequent interest rates will not be changed more often than once every twelve months. The effective annual interest rate will never be less than the Fixed Account Guaranteed Minimum Interest Rate shown in your Contract. At our discretion, we may credit interest in excess of the guaranteed interest rate.
The date of allocation or transfer is the date that interest begins to accrue. Interest is compounded daily.
The Fixed Account includes any amounts in the DCA Fixed Account.
Interest guarantees are subject to Thrivent’s claims-paying ability. Please see The Contract-Transfers of Accumulated Value for more information on transferring from the Fixed Account.

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20

Investment Options
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The amount transferred from the Fixed Account in any Contract Year may not exceed the greater of $500 or 25% of the Accumulated Value in the Fixed Account, excluding any Accumulated Value in the DCA Fixed Account, at the time the first transfer is made in that Contract Year.
A Maintenance of Solvency provision is a legal requirement of a fraternal benefit society. Please see Maintenance of Solvency for more information.

The Maintenance of Solvency provision applies to the Fixed Account in this Contract. The provision is only invoked in the event the reserves of our fraternal benefit society become impaired. If our reserves become impaired, you may be required to make an extra payment. Our Board of Directors will determine the amount of any extra payment based on each member’s fair share of the deficiency. If the payment is not made, it will be charged as a debt against the Contract with an interest rate of 5% per year. You may choose an equivalent reduction in benefits instead of or in combination with the debt. Any indebtedness and interest charged against the Contract, or any agreement for a reduction in benefits, shall have priority over the interest of any owner, beneficiary, or collateral assignee under the Contract.
Additional Information about the Fixed Account
Because of exemptive and exclusionary provisions, interests in the Fixed Account have not been registered under the Securities Act of 1933 (“1933 Act”), and the Fixed Account is not registered as an investment company under the Investment Company Act of 1940 (“1940 Act”). Accordingly, the Fixed Account is generally not subject to the provisions of the 1933 or 1940 Acts. Disclosures regarding the Fixed Account, however, may be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements in prospectuses.

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21

Risks
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This annuity has some risks which may include the following:
♦	The investment options you choose may lose value, and the Accumulated Value of your contract can go down;
♦	Depending on the contract features you select, your investment options may be limited;
♦	This annuity has liquidity risk because a surrender charge may apply to full or partial surrenders made during the surrender charge period;
♦	In addition to taxes on gain, there may be a tax penalty if you withdraw money from the annuity prior to age 59 1⁄2;
♦	If you elect a Settlement Option, you will only receive periodic annuity payments as frequently as you selected. There is a risk that your annuity payments will not keep pace with your personal expenses. If you choose a life income with no guaranteed period, there is a risk that you will die prematurely and no death proceeds will be paid to your beneficiaries.
♦	Health Crisis Risk. The global pandemic outbreak of the novel coronavirus known as COVID-19 has resulted in substantial market volatility and global business disruption. The duration and full effects of the outbreak are uncertain and may result in trading suspensions and market closures, limit liquidity and the ability of the Fund to process Contract Owner redemptions, and negatively impact Fund performance. The COVID-19 outbreak and future pandemics could affect the global economy in ways that cannot be foreseen and may exacerbate other types of risks, negatively impacting the value of the Fund.

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22

The Contract
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Purchasing a Contract
You purchase a Contract by submitting an application to us through one of our financial professionals who is also a registered representative of Thrivent Investment Management Inc. Contracts are offered to members and people eligible for membership. This prospectus contains all material provisions of the Contract and any variations are pursuant to state law. In your application you select the features of your Contract, including:
♦	The amount of your initial premium. This premium must be at least $5,000 unless your Contract is issued in connection with a Qualified Plan. If your Contract is issued in connection with a Qualified Plan, the minimum acceptable premium is $2,000.
♦	How you want your premiums allocated among the Subaccount(s), and/or the Fixed Account. We reserve the right to limit the number of allocations to subaccounts.
♦	Whether or not you want the Maximum Anniversary Death Benefit Rider or the Guaranteed Lifetime Withdrawal Benefit Rider.
♦	The beneficiary or beneficiaries you want to receive the benefit payable upon the death of the Owner.
♦	The maximum Issue Age is Contract Age 85 and no premiums are accepted once any Owner reaches Contract Age 88 (or any annuitant if owned by a non-natural person).
♦	Premium amounts of $1 million or greater will require prior approval, and we reserve the right to limit the total amount of all premiums paid on the Contract to $1 million. We reserve the right to decline future applications if the premium on an Owner’s Contract is $1 million or greater. We reserve the right to decline applications that do not meet issue and suitability guidelines.
Processing Your Application
We will process your application when we receive it. Your Contract’s Date of Issue is the date the first premium is applied. If we determine that the application is not in good order, we will attempt to complete it within five business days. If the application is not complete at the end of this period, we will tell you the reason for the delay and we will return the initial premium unless you specifically consent to our keeping it until the application is complete.
Allocation of Premiums
We will allocate your initial premium among the Subaccount(s) and/or the Fixed Account according to your application. Any amount of your initial premium which you allocate to a Subaccount will be credited to your Contract with a number of Accumulation Units of that Subaccount based on the Subaccount’s Accumulation Unit Value at the end of that Valuation Period. Subsequent allocations to a Subaccount will be credited with a number of Accumulation Units of that Subaccount based on the Subaccount’s Accumulation Unit Value at the end of the Valuation Period when the allocation is made. See Subaccount Valuation.
The allocation percentages that you select must be in whole numbers and their sum must be 100%. We reserve the right to adjust allocation percentages to eliminate fractional percentages. Premiums that you pay after the initial premium are allocated at the end of the Valuation Period in which we receive them using the allocation percentages specified in your application. You may change the allocation percentages for future premiums without charge and at any time by giving us Notice. Unless specifically designated otherwise, any change will apply to all future premiums unless you request another change.
If you add the GLWB Rider, your allocations to the subaccounts will be restricted by the Required Allocation Percentages per Allocation Group. See The Contract--GLWB Investment Requirements.
The values in the Subaccounts of the Variable Account will vary with the investment experience of the corresponding Portfolios. You bear the entire investment risk of the amounts allocated to Subaccounts of the Variable Account. You should periodically review your allocations of premiums in light of market conditions and your overall financial objectives.

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23

The Contract
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Free Look Period
After you receive your Contract, you have a “free look” period of 10 calendar days (some states require a longer free look period, which will be indicated in your Contract) to decide if you want to keep it. If you decide to cancel the Contract within the free look period, you may do so by returning the Contract and providing Notice of cancellation to our Service Center or a financial professional. Once we receive the Contract and notice of cancellation, we will cancel the Contract and refund to you an amount equal to the Accumulated Value plus any expenses we’ve taken. The value may be more or less than your premium payment depending upon the investment performance. This means you bear the risk of any decline in your value until we receive your Contract and notice of cancellation. However, in certain states we must return your premium payment, if greater.
In addition to the “free look” period described, if your Contract is an IRA and you revoke it within 7 days after initially receiving the IRA disclosure, we will refund all premiums that you have paid regardless of the state in which the Contract was issued. If the value is higher, you have the right to receive the value in lieu of the initial premium payment. If you receive the higher value we will issue you a tax form for the earnings.
Accumulated Value of Your Contract
On or before the Maximum Annuity Date, your Contract’s value is expressed as its Accumulated Value. Your Contract’s Accumulated Value is the sum of the accumulated values in Subaccounts and the Fixed Account.
Your Contract’s Accumulated Value will reflect the investment experience of the chosen Subaccounts, any amount of value in the Fixed Account, any premiums that you pay, any surrenders you make, and any charges we assess in connection with the Contract. There is no guaranteed minimum Accumulated Value, and, because a Contract’s Accumulated Value on any future date depends upon a number of variables, it cannot be predetermined.
Subaccount Valuation
On any Valuation Day, the Accumulated Value of your investment in a Subaccount is equal to the number of Accumulation Units attributable to that Subaccount multiplied by the Accumulation Unit Value for that Subaccount. On any day that is not a Valuation Day, the Accumulated Value for a Subaccount will be determined on the next Valuation Day.
Accumulation Units. Transactions in and out of a Subaccount are made by crediting or reducing the number of Accumulation Units of the Subaccount in your Contract.
We credit your Contract with Accumulation Units of a Subaccount when:
♦	You allocate premiums to that Subaccount;
♦	You transfer Accumulated Value into that Subaccount from another Subaccount or the Fixed Account;
♦	If an excess of the Death Benefit over the Accumulated Value is allocated to the Subaccount.
We reduce the Accumulation Units in a Subaccount when:
♦	You transfer Accumulated Value out of that Subaccount into another Subaccount or the Fixed Account;
♦	You make a surrender from that Subaccount;
♦	Transfer Charges are applied against the Subaccount;
♦	Expenses for optional riders (if applicable) are applied against the Subaccounts.
Accumulation Unit Value
A Subaccount’s Accumulation Unit Value for your Contract is the unit price that is used whenever we credit or reduce Accumulation Units of the Subaccount. Accumulation Unit Values may increase or decrease at the end of each Valuation Period. We re-determine the Accumulation Unit Value for each Subaccount at the end of each Valuation Period. At the end of each Valuation Period, the Accumulation Unit Value for a Subaccount is equal to (1) multiplied by (2) where:

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24

The Contract
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(1)Is the Accumulation Unit Value for that Subaccount at the end of the prior Valuation Period.
(2)The Net Investment Factor for accumulation unit values for the subaccount for that period.
Accumulation unit values are determined at the end of each Valuation Period before the transfer or allocation of any amounts to or from the subaccounts. The accumulation unit values may increase or decrease on each Valuation Day.
Net Investment Factor
The Net Investment Factor for a Subaccount measures investment performance of that Subaccount. The Net Investment Factor for a Subaccount for a Valuation Period is determined by dividing (1) by (2) and then subtracting (3) and (4) where:
(1)Is the sum of:
(a)The net asset value per share of the corresponding Portfolio at the end of the Valuation Period; plus
(b)The per share amount of any dividend or capital gain distribution made by the Portfolio if the “ex-dividend” date occurs during the Valuation Period; plus or minus
(c)A per share charge or credit for any taxes reserved for that we determine to be a result of the investment operation of the Portfolio.
(2)Is the net asset value per share of the corresponding Portfolio of the Subaccount at the end of the prior Valuation Period.
(3)Is the charge for mortality and expense risks that we deduct for each day in the Valuation Period and is based upon the daily Accumulated Value in each subaccount. This charge may also be based upon the total Accumulated Value in the Subaccounts and is guaranteed not to exceed, on an annual basis, the Maximum Annual Mortality and Expense Risk Charge.
Minimum Accumulated Value
We will terminate your Contract on any Contract Anniversary if the Accumulated Value before the deduction of any Contract Maintenance Charge is less than $2,000. Upon termination, we will pay you the Accumulated Value.
Death Benefit Before the Maximum Annuity Date
We will pay Death Proceeds upon the death of an Owner. If the Owner is a Non-Natural Person, we will pay Death Proceeds upon the death of an Annuitant. Death Proceeds will be paid only if the date of death is before the Maximum Annuity Date and the Accumulated Value is greater than zero on the date of death. Death Proceeds will be paid to the beneficiaries.
Death Proceeds are calculated at the end of the Valuation Period during which we receive at our Service Center a certified copy of the death certificate of the decedent, or other lawful evidence providing equivalent information.
The amount of Death Proceeds is the greatest of the following:
1)The Accumulated Value.
2)The Standard Death Benefit.
3)The Maximum Anniversary Death Benefit, if any.
Any amount of the Death Benefit in excess of the Accumulated Value will be allocated to the Subaccounts and/or the Fixed Account according to the ratio of the Accumulated Value in each to the Accumulated Value of the Contract. Once calculated, Death Proceeds may continue to be subject to the investment experience of the Subaccounts. When based on the investment experience of the Subaccounts, Death Proceeds may increase or decrease daily and are not guaranteed for a minimum dollar amount. Only when the beneficiary provides the claim form and all claim requirements in good order will that beneficiary’s share of the Death Proceeds be removed from the market so that claim payment can be made. In the case of multiple

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25

The Contract
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beneficiaries, we must receive a completed form from each beneficiary. We process each claim independently. Surrender charges do not apply to Death Proceeds.
Example of calculation of death proceeds:
Carlos died on June 20. Since the Contract’s issue date, Carlos contributed a total of $300,000 of premium payments to his Contract and made no withdrawals. On June 25, we received proof of death. The current Accumulated Value of Carlos’s Contract on that day was $275,000. The standard death benefit provides for an infusion to the Contract if the total premiums payments adjusted for surrenders ever exceed the Accumulated Value when we receive proof of death. We determined Carlos’s standard death benefit by comparing the following:
Comparison Values
Total premiums paid	$300,000
Accumulated Value	$275,000
Standard Death Benefit	$300,000
Since the highest value is $300,000, an amount is infused into the Contract to bring the value of the contract up to $300,000 ($25,000 + $275,000 = $300,000). This amount equals the death proceeds.
Death Proceeds fluctuate daily and are not guaranteed as to minimum dollar amount. No proceeds are distributed until we receive all claim requirements in good order.
Example of Paying Death Proceeds to Beneficiaries:
On June 25, we received proof of death; we determined that the death proceeds were $300,000 as of that day (30,000 accumulation units x $10 each). Carlos’s two children are the beneficiaries and are entitled to  1⁄2 each (as a result, each one is entitled to 15,000 accumulation units). Beneficiaries submit their claim forms on different dates. As a result they receive the following:
Date	Beneficiary	Accumulation Unit Value	Death Proceeds Received
July 10	Ramona	$11	15,000 x $11= $165,000
July 20	Sofia	$9	15,000 x $9= $135,000
Beneficiaries who are natural persons may elect to receive the death benefit in a lump sum or according to one of the settlement plans described in the Contract. See Annuity Provisions—Settlement Options.
Standard Death Benefit
A Standard Death Benefit is payable if an Owner dies before the Maximum Annuity Date. The Standard Death Benefit is equal to the adjusted sum of premiums as follows:
(1) As of the day a premium is received by us, the sum is increased by the amount of that premium.
(2) As of the day a Partial Surrender is taken, the sum is decreased by the same proportion as the Accumulated Value was decreased by the amount taken.
If this contract is continued under Spousal Continuation, then on any date on or after the Continuation Date, the adjusted sum of premiums will be determined using only premiums paid and Partial Surrenders taken on or after the Continuation Date. The Accumulated Value on the Continuation Date will be deemed a premium paid on that date for purposes of this provision.
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26

The Contract
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Maximum Anniversary Death Benefit (MADB) Rider
The Maximum Anniversary Death Benefit (MADB) Rider is only available at issue if no more than age 75 (age nearest). The MADB Rider is not available if you elect the GLWB Rider.
For purposes of this MADB Rider, the individual referenced must be an Owner. If the Owner is a Non-Natural Person, the individual referenced must be an Annuitant.
The amount of Death Proceeds is the greatest of the following:
1) The Accumulated Value.
2) The Standard Death Benefit.
3) The Maximum Anniversary Death Benefit.
On any day through the Contract Anniversary on which the oldest individual attains Contract Age 80, the MADB is the greatest of the Anniversary Death Benefits determined as follows during the first Contract Year and for each Contract Anniversary.
1) The Anniversary Death Benefit on any day during the first contract year equals the adjusted sum of premiums determined as follows in chronological order:
a) As of the day a premium is allocated to this contract, the sum is increased by the amount of that premium.
b) As of the day that a Partial Surrender is made, the sum is decreased by the same proportion as the Accumulated Value was decreased by the amount taken.
2) The Anniversary Death Benefit for a Contract Anniversary is the Accumulated Value on that anniversary adjusted as follows in chronological order:
a) As of the day a premium is received by us, the benefit is increased by the amount of that premium.
b) As of the day that a Partial Surrender is made, the benefit is decreased by the same proportion as the Accumulated Value was decreased by the amount taken.
On any day after the Contract Anniversary on which the oldest individual attains Contract Age 80, the MADB is equal to the amount calculated in Section 1 above, at that individual’s Contract Age 80, adjusted in chronological order as in Section 2 above.
This rider will terminate on the earliest of the following dates:
1) The date this contract terminates.
2) The end of the Valuation Period during which we receive at our Service Center a certified copy of the death certificate of the decedent, or other lawful evidence providing equivalent information.
3) The date the Accumulated Value is reduced to zero.
4) The date at least two years after the Rider Date of Issue that we receive your Notice to cancel this rider.
5) The date you elect to receive proceeds from a Full Surrender under a settlement option.
6) The Maximum Annuity Date.

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27

The Contract
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Example of MADB Rider Where a Death Benefit Increase Occurs:
Rumi elects the Maximum Anniversary Death Benefit (MADB) Rider at issue and her initial premium is $100,000. Rumi contributes no additional premium during the first contract year, and she takes no surrender during the first contract year. In the first contract year, Rumi’s MADB amount is $100,000, or the Standard Death Benefit. On Rumi’s first contract anniversary, the Accumulated Value is $108,000. Rumi’s MADB amount is calculated as of that date as $108,000.
Example of MADB Rider Where a Death Benefit Increase Does Not Occur:
Rumi elects the MADB Rider at issue and her initial premium is $100,000. Rumi contributes no additional premium during the first contract year, and she takes no surrender during the first contract year. In the first contract year, Rumi’s MADB amount is $100,000, or the Standard Death Benefit. On Rumi’s first contract anniversary, the Accumulated Value is $98,000. Rumi’s MADB amount is calculated as of that date as $100,000.
Spousal Continuation
If an Owner dies, and that Owner’s spouse is the sole primary beneficiary, that spouse may elect to continue this Contract in force under Spousal Continuation, to the extent permitted by law. Spousal Continuation, if elected, is subject to the following:
1)Spousal Continuation is effective on the date that the election is made (the Continuation Date).
2)The spouse will be the Owner and Annuitant on the Continuation Date.
3)All Contract benefits will continue, and the amount of those benefits will be determined using the Accumulated Value on the Continuation Date. The Surrender Charge schedule will continue as if the death had not occurred.
4)Spousal Continuation is elected in lieu of receiving Death Proceeds.
5)Death Proceeds are calculated on the date we receive Proof of Death of an Owner. Any excess of Death Proceeds over Accumulated Value on that date will be added to the Accumulated Value. This amount will be allocated to subaccounts of the Variable Account and to the Fixed Account according to the ratio of the accumulated value in each to the total Accumulated Value.
6)Spousal Continuation may be elected only once in this Contract.
The spouse will have 60 days from the date we receive proof of death in which to elect to receive Death Proceeds or continue the contract under Spousal Continuation. If an election is not made within 60 days, we will deem that Spousal Continuation has been elected on the 61st day, and that day will be the Continuation Date.
Death of Annuitant After an Annuity Date
If an Annuitant dies while we are paying Annuity Income under a settlement option, any amounts payable will depend on the terms of that settlement option. See Annuity Provisions—Settlement Options.
Thrivent Income Builder Guaranteed Lifetime Withdrawal Benefit (GLWB) Rider
The Thrivent Income Builder is a Guaranteed Lifetime Withdrawal Benefit (GLWB) Rider that is an optional benefit that allows you to withdraw up to a Guaranteed Annual Withdrawal Amount (GAWA) each Contract Year for as long as the Thrivent Income Builder is in force. The Thrivent Income Builder is only available at issue or if Spousal Continuation is elected (and the Thrivent Income Builder is still available). If you elect the Thrivent Income Builder, you may not elect the Maximum Anniversary Death Benefit Rider. GAWA withdrawals are not subject to a surrender charge and may be withdrawn each Contract Year after the GLWB Calculation Date, described below.
GLWB Calculation Date. The GLWB Calculation Date, is the date on which we determine the initial Guaranteed Annual Withdrawal Amount (GAWA). It is the earliest of the following dates:
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The Contract
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1) The date that you take the first Partial Surrender from this contract. That Partial Surrender is included in the Guaranteed Annual Withdrawal Amount for the Contract Year in which the surrender is taken.
2) The date that the Accumulated Value is reduced to zero, when that reduction in Accumulated Value is not the result of a surrender.
3) The Maximum Annuity Date.
The GLWB Calculation Date cannot be deferred to a date later than as described above.
Starting on the GLWB Calculation Date, the following provisions in the base contract do not apply:
1) Minimum Accumulated Value
2) Minimum Remaining Accumulated Value After a Partial Surrender
The Benefit. While this rider is in force, no Surrender Charge will apply to Partial Surrenders as long as the total amount surrendered in a Contract Year is less than or equal to the Guaranteed Annual Withdrawal Amount (GAWA) for that Contract Year. Partial Surrenders that do not exceed the Guaranteed Annual Withdrawal Amount for that Contract year will not decrease the GLWB Benefit Base. Partial Surrenders will decrease the Accumulated Value.
If the Accumulated Value is reduced to zero and the GLWB Benefit Base is not zero, we will pay you the GAWA each year while a Covered Person is living. The GAWA will be paid under a settlement agreement that we will issue.
Covered Person(s). The persons upon whose life the benefits of this rider are based. At the Rider Date of Issue, each Covered Person will be the other Covered Person’s sole primary beneficiary. That beneficiary designation cannot be changed except as described in Divorce of Covered Persons Before the Maximum Annuity Date below.
Covered Persons cannot be changed except that the surviving Covered Person will continue as the sole Covered Person as described in Death of a Covered Person Before the GLWB Calculation Date and Death of a Covered Person Before the Maximum Annuity Date below.
Divorce of Covered Persons Before the Maximum Annuity Date (for two Covered Persons only). If Covered Persons divorce, they continue as Covered Persons and this rider and its benefits continue unchanged, except that the beneficiary designation may be changed and Spousal Continuation is not an option.
Withdrawal Percentage. The Withdrawal Percentage is set on the GLWB Calculation Date using the Contract Age of the Covered Person (or the younger Covered Person, if there are two) on that date. Once that Withdrawal Percentage is set on the GLWB Calculation Date, it cannot change. The Withdrawal Percentage will be compared to the following table based on the contract age of the Covered Person if a single GLWB or the youngest Covered Person if a joint GLWB. For a Joint GLWB, if one Covered Person has died, we will use the surviving Covered Person’s Contract Age and the percentage listed in the Joint column below.
Contract Age	Single	Joint
50-59	3.25%	2.75%
60-64	3.75%	3.25%
65-69	4.75%	4.25%
70-74	5.25%	4.75%
75+	5.75%	5.25%
GLWB Benefit Base. If the Rider Date of Issue is the same as the Date of Issue of the contract, the GLWB Benefit Base on the Rider Date of Issue is equal to the Initial Premium. Otherwise, the GLWB Benefit Base on the Rider Date of Issue is equal to the Accumulated Value as of the Rider Date of Issue.
Thereafter, GLWB Benefit Base will be adjusted as described below, not to exceed the Maximum GLWB Benefit Base of 10,000,000.
1) When a premium is allocated under this contract, the GLWB Benefit Base is increased by the amount of that premium.

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The Contract
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2) At each Contract Anniversary, the GLWB Benefit Base will be increased as in (a) and (b) below, in the respective order shown.
a) The GLWB Benefit Base will be increased by any Credit Amount applicable for that Contract Anniversary.
b) The resulting GLWB Benefit Base is compared to the Accumulated Value.
(i) Step Up: If the GLWB Benefit Base is less than that Accumulated Value, the GLWB Benefit Base will Step Up to equal the Accumulated Value.
(ii) If the GLWB Benefit Base is not less than the Accumulated Value, no Step Up will be made.
3) On the Guarantee Date [The later of the 12th contract anniversary after the rider issue date or the Contract Anniversary after the Covered Person (or the youngest if there are two) is Contract Age 70], we will make any adjustment to the GLWB Benefit Base pursuant to GLWB Benefit Base Guaranteed Minimum.
4) As of any day that you have made a GLWB Excess Surrender, the GLWB Benefit Base is decreased as specified in GLWB Excess Surrender.
The GLWB Benefit Base is used only for calculating benefits and the GLWB Charge. It cannot be taken as a Full or Partial Surrender and is not payable as part of Death Proceeds.
GLWB Benefit Base Credit. The GLWB Benefit Base will be increased by the Credit Amount on each Contract Anniversary during a Credit Period if no surrender was made during the immediately prior Contract Year.
Credit Amount. The Credit Amount is calculated as the Credit Base multiplied by the Credit Percentage.
The initial Credit Amount is calculated at the beginning of the first Credit Period. A new Credit Amount is calculated at the beginning of any new Credit Period.
Credit Base. If the Rider Date of Issue is the same as the Date of Issue of the contract, the Credit Base equals the Initial Premium. Otherwise, the Credit Base equals the Accumulated Value on the Rider Date of Issue. Thereafter, the Credit Base is increased and decreased as follows:
1) Credit Base increase.
a)If additional premium is allocated under this contract, the Credit Base is increased by the amount of that premium. That new Credit Base is used starting on the next Contract Anniversary.
b)If the GLWB Benefit Base increases due to Step Up, the Credit Base is increased to equal the GLWB Benefit Base. That new Credit Base is used starting on the Contract Anniversary one year following the Step Up.
2) Credit Base decrease.
a)If the GLWB Benefit Base decreases as a result of a GLWB Excess Surrender, the Credit Base is decreased by the ratio of:
i) The amount of the GLWB Excess Surrender:
Divided by
ii) The Accumulated Value prior to the surrender less the amount of the Partial Surrender that is not a GLWB Excess Surrender.
That new Credit Base is used starting on the next Contract Anniversary.
Credit Period. The first Credit Period begins on the Rider Date of Issue. Thereafter, a new Credit Period begins on any Contract Anniversary on which a GLWB Benefit Base Step Up causes the Credit Base to increase.
The last Credit Period ends on the earliest of the following dates:
1)The date that a surrender or charge reduces the Accumulated Value to zero.
2)The later of the 10th Contract Anniversary after the Rider Date of Issue and the Contract Anniversary 10 years after the latest Contract

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The Contract
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Anniversary on which a GLWB Benefit Base increase due to Step Up caused the Credit Base to increase.
3)The Contract Anniversary when the older Covered Person reaches Contract Age 80.
If the last Credit Period ends as in (2) and (3) immediately above, a Credit Amount will be added to the GLWB Benefit Base on the Contract Anniversary on which the Credit Period ended.
The Accumulated Value of this contract is not increased by any GLWB Benefit Base Credit or any increase to the Credit Base.
Example of Thrivent Income Builder getting a Benefit Base Credit, but not a Step Up:
Kevin has the Thrivent Income Builder and his initial premium is $100,000. On the rider date of issue, the GLWB Benefit Base is $100,000 and the Credit Base is $100,000. Kevin contributes no additional premium during the first contract year, and he takes no surrender during the first contract year. At the first contract anniversary, the Accumulated Value is $104,000. This example assumes a GLWB Benefit Base Credit of 6%. Kevin receives a GLWB Benefit Base Credit of $100,000 X 6% = $6,000, increasing the GLWB Benefit Base to $106,000. As the resulting GLWB Benefit Base is not less than the Accumulated Value, Kevin does not receive a Step Up.
Example of Thrivent Income Builder getting a Benefit Base Credit and a Step Up:
Denise has the Thrivent Income Builder and her initial premium is $100,000. On the rider date of issue, the GLWB Benefit Base is $100,000 and the Credit Base is $100,000. Denise contributes no additional premium during the first contract year, and she takes no surrender during the first contract year. At the first contract anniversary, the Accumulated Value is $108,000. This example assumes a GLWB Benefit Base Credit of 6%. Denise receives a GLWB Benefit Base Credit of $100,000 X 6% = $6,000, increasing the GLWB Benefit Base to $106,000. As the resulting GLWB Benefit Base is less than the Accumulated Value, Denise receives a Step Up and the GLWB Benefit Base is set equal to the Accumulated Value, making the GLWB Benefit Base $108,000.
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The Contract
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GLWB Benefit Base Guaranteed Minimum. The GLWB Benefit Base on the Guarantee Date will not be less than the GLWB Benefit Base Guaranteed Minimum if none of the following has occurred prior to that date:
1) A partial surrender has been made.
2) The Accumulated Value has been reduced to zero.
The GLWB Benefit Base Guaranteed Minimum is calculated using the premium amounts allocated under this contract. It is calculated as the sum of the following:
1) Premium allocated in the first Contract Year, multiplied by 200%.
2) Premium allocated in subsequent Contract Years and no later than one day before the Guarantee Date, multiplied by 100%.
On the Guarantee Date, after all other adjustments to the GLWB Benefit Base on that Contract Anniversary, we will compare the GLWB Benefit Base to the GLWB Benefit Base Guaranteed Minimum.
1) If the GLWB Benefit Base is less than the GLWB Benefit Base Guaranteed Minimum, the GLWB Benefit Base will be adjusted to equal the GLWB Benefit Base Guaranteed Minimum.
2) If the GLWB Benefit Base is not less than the GLWB Benefit Base Guaranteed Minimum, no further adjustments will be made.
The GLWB Benefit Base Guaranteed Minimum does not increase the Accumulated Value of this Contract and cannot be taken as a Full or Partial Surrender and is not payable as part of Death Proceeds.
Example of GLWB Benefit Base Guaranteed Minimum with adjustment:
Kevin has the Thrivent Income Builder and his initial premium is $100,000. He contributes no additional premium during the first contract year and $25,000 additional premium in subsequent contract years prior to the Guarantee Date. On the Guarantee Date, the Accumulated Value is $190,000 and the GLWB Benefit Base is $195,000. The Guaranteed Minimum is calculated as 200% X $100,000 + 100% X $25,000 = $225,000. Kevin’s GLWB Benefit Base is adjusted to equal $225,000. The Accumulated Value is unchanged at $190,000.
Example of GLWB Benefit Base Guaranteed Minimum without adjustment:
Kevin has the Thrivent Income Builder and his initial premium is $100,000. He contributes no additional premium during the first contract year and $25,000 additional premium in subsequent contract years prior to the Guarantee Date. On the Guarantee Date, the Accumulated Value is $235,000 and the GLWB Benefit Base is $235,000. The Guaranteed Minimum is calculated as 200% X $100,000 + 100% X $25,000 = $225,000. Kevin’s GLWB Benefit Base is unadjusted to remain at $235,000. The Accumulated Value is unchanged at $235,000.
Guaranteed Annual Withdrawal Amount (GAWA). The initial Guaranteed Annual Withdrawal Amount is determined on the GLWB Calculation Date as:
(1)The Withdrawal Percentage;
Multiplied by
(2)The GLWB Benefit Base on that Contract Anniversary.
The GAWA may change from year to year depending on whether the Benefit Base was increased, as described in this prospectus, or decreased as a result of GLWB Excess Surrenders. On any day that the Benefit Base is decreased, the GAWA will be adjusted, effective as of the next Contract Anniversary, to equal (a) the lesser of the Benefit Base on that date or $10,000,000, multiplied by (b) the Withdrawal Percentage, and the GAWA will decrease.
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The Contract
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If the Benefit Base increases, your GAWA will increase. Your GAWA will not decrease unless your Benefit Base decreases. Any decrease in your GAWA is effective on the following Contract Anniversary. No surrender charges will apply when partial surrenders are made, except to the extent that total surrenders in a Contract Year exceed the greater of (a) the GAWA, or (b) the surrender charge free amount available under the Contract. Withdrawals of the GAWA are taxed in the same manner as partial surrenders under the Contract.
Example of GAWA Single Covered Person:
Kevin has the Thrivent Income Builder and he is the single covered person. At the GLWB Calculation Date, Kevin’s contract age is 72, the GLWB Benefit Base is $100,000, and the assumed Withdrawal Percentage is 5.25%, based on his contract age. Kevin’s initial GAWA is determined on the calculation date as $5,250. On each Contract Anniversary thereafter while the rider is in force, the GAWA is redetermined as the Withdrawal Percentage (which cannot change) multiplied by the GLWB Benefit Base.
Example of GAWA Joint Covered Persons:
Kevin and Denise have the Thrivent Income Builder (joint) and they are the two covered persons. At the GLWB Calculation Date, Kevin’s contract age is 72, Denise’s contract age is 67, the GLWB Benefit Base is $100,000, and the assumed Withdrawal Percentage is 4.25%, based on the youngest contract age of 67. The initial GAWA is determined on the calculation date as $4,250. On each Contract Anniversary thereafter while the rider is in force, the GAWA is redetermined as the Withdrawal Percentage (which cannot change) multiplied by the GLWB Benefit Base.
GLWB Excess Surrenders. You have made a GLWB Excess Surrender on any day in a Contract Year that you make a Partial Surrender and the sum of Partial Surrenders taken in that Contract Year exceeds the Guaranteed Annual Withdrawal Amount, except if the Partial Surrender made meets the Required Minimum Distribution Exception.
The amount of the GLWB Excess Surrender is the sum of the Partial Surrenders taken in that Contract Year less the Guaranteed Annual Withdrawal Amount. If you take a GLWB Excess Surrender in a Contract Year, then the amount of any subsequent Partial Surrender you take in that Contract Year will also be a GLWB Excess Surrender.
A GLWB Excess Surrender reduces the GLWB Benefit Base. As of any day that you have made a GLWB Excess Surrender, the GLWB Benefit Base is decreased as follows.
The GLWB Benefit Base is decreased by the ratio of:
a) The amount of the GLWB Excess Surrender;
Divided by
b) The Accumulated Value prior to the surrender less the amount of the Partial Surrender that is not a GLWB Excess Surrender.
If the amounts surrendered are in excess of the GAWA and not eligible for the Required Minimum Distribution Exception, they are GLWB Excess Surrenders and will impact the GLWB Benefit Base.
Example of GLWB Excess Surrender:
Kevin has the Thrivent Income Builder, his Guaranteed Annual Withdrawal Amount is $11,000, and his Accumulated Value is $103,000. Kevin makes a partial surrender of $16,000 in a contract year. Therefore, the GLWB Excess Surrender is $5,000. Kevin’s Accumulated Value after the partial surrender is $87,000 (no surrender charge occurs in this example). Kevin’s GLWB Benefit Base is decreased by the ratio of $5,000 ÷ ($103,000 - $11,000), which is 5.4348%. Kevin’s Credit Base is decreased by the ratio of $5,000 ÷ ($103,000 - $11,000), which is 5.4348%.
A GLWB Excess Surrender may reduce the GLWB Benefit Base and the Guaranteed Annual Withdrawal Amount by more than the amount of the GLWB Excess Surrender.
Required Minimum Distribution Exception. If a Required Minimum Distribution is greater than the GAWA, you may take Partial Surrenders up to the

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The Contract
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Required Minimum Distribution amount as determined below without it being considered a GLWB Excess Surrender.
The cumulative Partial Surrenders that may be taken in a Contract Year without being considered a GLWB Excess Surrender are the greatest of the following:
1) During the portion of a Contract Year from the Contract Anniversary to the end of the calendar year that includes that Contract Anniversary:
a) You may make cumulative Partial Surrenders up to the Required Minimum Distribution Amount for the calendar year that includes that Contract Anniversary without having them considered as a GLWB Excess Surrender.
b) Any Partial Surrenders in excess of the amount in (a) above will be considered as a GLWB Excess Surrender.
2) During the portion of a Contract Year from the first day of the subsequent calendar year to the end of that Contract Year:
a) If you did not make cumulative Partial Surrenders up to the Required Minimum Distribution Amount as in (1)(a) above, you may make cumulative Partial Surrenders up to the greatest of the following without having them considered as a GLWB Excess Surrender:
i) The Required Minimum Distribution for that prior calendar year.
ii) The Required Minimum Distribution for the subsequent calendar year.
b) If you made cumulative Partial Surrenders in the prior calendar year as in (1)(b) above, any Partial Surrenders made will be considered a GLWB Excess Surrender.
Example of GLWB Excess Surrender with Required Minimum Distribution Exception:
Kevin has the Thrivent Income Builder, his Guaranteed Annual Withdrawal Amount is $11,000, and his Accumulated Value is $103,000. Kevin makes a partial surrender of $16,000 in the portion of a contract year from the contract anniversary to the end of the calendar year. Additionally, Kevin’s IRA has a Required Minimum Distribution amount for that calendar year of $12,000. Kevin may make partial surrenders up to the Required Minimum Distribution amount without having them considered a GLWB Excess Surrender. Therefore, the GLWB Excess Surrender is $4,000. Kevin’s Accumulated Value after the partial surrender is $87,000 (no surrender charge occurs in this example). Kevin’s GLWB Benefit Base is decreased by the ratio of $4,000 / ($103,000 - $12,000), which is 4.3956%. Kevin’s Credit Base is decreased by the ratio of $4,000 / ($103,000 - $12,000), which is 4.3956%.
GLWB Death Benefit. Death proceeds are the maximum of the Accumulated Value, the Standard Death Benefit and the GLWB Death Benefit.
The GLWB Death Benefit on any day is equal to the adjusted sum of premiums determined as follows:
1) As of the day a premium is allocated to this contract, the sum is increased by the amount of that premium. If the Rider Date of Issue is after the Date of Issue of the base contract, the Accumulated Value on the Rider Date of Issue is considered a premium for purposes of this provision.
2) As of the day that a Partial Surrender is made that is not a GLWB Excess Surrender, the sum is decreased by the amount of the Partial Surrender.
3) As of the day that you have made a GLWB Excess Surrender, the sum is first decreased by the amount of the Partial Surrender that is not a GLWB Excess Surrender, and then is decreased by the ratio of:
a) The amount of the GLWB Excess Surrender;
Divided by
b) The Accumulated Value prior to the surrender less the amount of the Partial Surrender that is not a GLWB Excess Surrender.
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The Contract
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Death of a Covered Person Before the GLWB Calculation Date.If one of two Covered Persons dies before the GLWB Calculation Date, this rider is unchanged, except that:
(1)The surviving Covered Person becomes the sole Covered Person; and
(2)The age of the surviving Covered Person is deemed to be the age of the younger Covered Person used to set the Withdrawal Percentage on the GLWB Calculation Date using the applicable joint percentage.
Upon the death of a single Covered Person, Death Proceeds may become payable. In lieu of receiving Death Proceeds, a spouse who is the sole primary beneficiary may be able to elect to continue the Contract under Spousal Continuation. The Thrivent Income Builder terminates. The spouse may be able to add a Thrivent Income Builder, if then available.
Death of a Covered Person Before the Maximum Annuity Date. At the death of the first of two Covered Persons to die before the Maximum Annuity Date:
(1)If the deceased Covered Person is an Owner of this contract:
(a)If Spousal Continuation has been elected, this rider and its benefits continue unchanged, except that the surviving Covered Person becomes the sole Covered Person.
(b)If Spousal Continuation has not been elected, Death Proceeds will be paid. All other benefits provided by this rider cease.
(2)If the deceased Covered Person is not an Owner of this contract, this rider and its benefits continue unchanged, except that the surviving Covered Person becomes the sole Covered Person.
If this rider and its benefits continued as described above, at the death of the second Covered Person to die before the Maximum Annuity Date, Death Proceeds will be paid and will be calculated using the GLWB Death Benefit. All other benefits provided by this rider cease.
GLWB and Spousal Continuation. If an Owner dies before the Maximum Annuity Date and the Spouse of the Owner is the sole primary beneficiary, the surviving Spouse may elect to continue the Contract as Owner.
If the election to continue the Contract is not made within 60 days from the date we receive proof of death, the surviving Spouse will be deemed to have elected to continue the Contract effective on the Continuation Date.
GLWB Investment Requirements. Premiums and Accumulated Value must be allocated or transferred to the Fixed Account or to subaccounts of the Variable Account using the allowed allocation percentages for the Allocation Groups.
We may reassign subaccounts or the Fixed Account to different Allocation Groups after the Rider Date of Issue, and we may eliminate subaccounts or the Fixed Account from the Allocation Groups.
1) Initial allocation target.
a) In the application, you selected initial allocation targets within those Allocation Ranges.
b) The Initial Premium and any additional premium payments will be allocated according to the initial allocation targets.
c) On each Rider Quarterly Anniversary, the Accumulated Value will be automatically rebalanced according to the initial allocation targets you selected.
2) Subsequent allocation targets.
a) While this rider is in force, you may select new allocation targets within those Allocation Ranges. You choose new allocation targets by giving Notice.
b) At the end of the Valuation Period during which we receive Notice, we will reallocate the Accumulated Value according to the new allocation targets. This reallocation according to the new allocation targets is considered a transfer.

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The Contract
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c) Any additional premium payments allocated after the Valuation Period during which we receive Notice will allocated according to the new allocation target.
d) On each subsequent Rider Quarterly Anniversary, the Accumulated Value will be automatically rebalanced according to the new allocation targets.
3) Changes to GLWB Investment Options
At any time, we may change, add, delete, or replace the Subaccount Classification Groups applicable to existing Accumulated Value and new premiums.
At any time, we may change the Required Allocation Percentages assigned to each Subaccount Classification Group applicable to existing Accumulated Value and new premiums.

At any time, we may add, delete, or substitute the Allocation Options as permitted by law. We may move subaccounts on or off the Allocation Options and from one Group to another.
 We may substitute shares of another Portfolio, which may have differences such as (among other things) different fees and expenses, objectives, and risks, for shares of an existing Portfolio in which your Subaccount invests at our discretion. We may also substitute or close Subaccounts to allocations of premiums or Accumulated Value, or both and to existing investments or the investment of future premiums, or both, at any time in our discretion.
Our decision to make modifications will be based on several factors including the general market conditions and the style and investment objectives of the Subaccount investments. You will be notified at least 30 days prior to the date of any change.
At the time you receive notice of a change to the GLWB Investment Requirements, you may submit your own reallocation instructions, before the effective date specified in the notice, so that the GLWB Investment Requirements are satisfied. If you take no action, you will be subject to rebalancing. You may also terminate the rider immediately.
4) Automatic transfers under DollarCost Averaging and Asset Rebalancing in this Contract are not permitted.
See Investment Options—Investment Options for Contracts with the GLWB Rider.
Rate Sheet Prospectus Supplement
The following GLWB variables may be changed through a Rate Sheet Prospectus Supplement:
♦	Withdrawal Percentages
♦	Maximum GLWB Benefit Base
♦	Credit Percentage
♦	GLWB Benefit Base Guaranteed Minimum
♦	Current GLWB Rider Charge
♦	GLWB Subaccount Allocation Groups and Percentages
From time to time, we will issue a Rate Sheet Prospectus Supplements that may reflect different GLWB variables than what is described in this prospectus. You should not purchase this GLWB Rider without first obtaining any applicable Rate Sheet Prospectus Supplement.
If a Rate Sheet Prospectus Supplement is in effect, you can find the current Rate Sheet Prospectus Supplement at www.thrivent.com or call our Service Center to request a copy. All Rate Sheet Prospectus Supplements are also available on the EDGAR system at www.sec.gov under File Number XXX XXXXXX. In order to receive the Withdrawal Percentages, Maximum GLWB Benefit Base, Credit Percentage, GLWB Benefit Base Guaranteed Minimum, GLWB Rider Charge, and the GLWB Subaccount Allocation Groups and Percentages (1) your application must be signed and received in good order within the stated timeframe set forth in the applicable Rate Sheet Prospectus Supplement and (2) your initial premium must be received in good order within the stated time period set forth in the applicable Rate Sheet Prospectus Supplement. If the necessary paperwork and initial premium are not received within the stated timeframe, you will receive the applicable variables in effect on the rider issue date.
A Rate Sheet Prospectus Supplement has no specified end date and can be superseded at any time. If Thrivent supersedes a Rate Sheet Supplement with a new Rate

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The Contract
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Sheet Supplement, the new Rate Sheet Supplement will be filed a minimum of 10 business days prior to its effective date.
If your GLWB Rider has already been issued, please refer to your GLWB Rider for guaranteed features. Your guarantees will not change.
Termination of the Thrivent Income Builder. You may terminate the Thrivent Income Builder at any time provided it is at least two years after we issued the Thrivent Income Builder. The termination will be effective on the date we receive Written Notice from you. The Thrivent Income Builder also terminates at the earliest of any of the following events:
♦	the date of Contract termination;
♦	the date we receive proof of death of the first Covered Person to die if the deceased Covered Person is an Owner of this contract and Spousal Continuation has not been elected;
♦	the date we receive proof of the death of the second Covered Person to die;
♦	the date that the GLWB Benefit Base is reduced to zero;
♦	the date at least two years after the Thrivent Income Builder Date of Issue that we receive your Notice to cancel the Thrivent Income Builder;
♦	the date you elect to receive proceeds from a Full Surrender under a settlement option; or
♦	the Maximum Annuity Date.
If the Contract terminates because the GAWA that is surrendered exceeds the Accumulated Value and the GLWB Benefit Base is greater than zero, we will continue to pay you the GAWA each year for as long as at least one Covered Person is alive under a settlement agreement that we will issue.
Additional Plan of Settlement. If this Thrivent Income Builder terminates on the Maximum Annuity Date, in addition to the plans of settlement described in Settlement Options, the following option will be available beginning on the Maximum Annuity Date. If you elect this option, income will be paid only under this settlement option.
♦	Guaranteed Annual Withdrawal Amount Settlement Option. We will pay you the GAWA each year while at least one Covered Person is living. The GAWA will be paid under a settlement agreement that we will issue.
Surrender
On or before the Maximum Annuity Date while the Owner is living, you may surrender your Contract for its Cash Surrender Value or you may request a partial surrender or systematic partial surrender. Your request will not be processed until we receive it at our Service Center in good order. If we receive your surrender request before the close of regular trading on the New York Stock Exchange, usually 4:00 p.m. Eastern Time, it will receive that day’s valuation.
Any surrender which you request will be made at the end of the Valuation Period during which the requirements for surrender are completed. We will pay you the proceeds from a surrender within seven days after the surrender is made.
The Cash Surrender Value of your Contract will be equal to the Accumulated Value of your Contract decreased by any surrender charge. See Charges and Deductions—Surrender Charge.
When you request a partial surrender, you specify the amount that you want to receive as a result of the surrender. The partial surrender may be any amount which: (1) is at least $200; (2) does not exceed the Accumulated Value; and (3) does not reduce the remaining Accumulated Value in the Contract to less than $2,000.
If the amount you request as a partial surrender would reduce the remaining Accumulated Value to less than $2,000, we may contact you to determine whether you would like a partial surrender of an amount that would result in the remaining Accumulated Value of at least $2,000 or whether instead you would like to make a full surrender of your Contract.
If there is no surrender charge or tax withholding associated with the surrender, the amount surrendered will be the amount that you request to receive.

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The Contract
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Otherwise, the amount surrendered will be the amount necessary to provide the amount requested after we apply the surrender charge, and any tax withholding.
When you request a partial surrender, we will allocate the partial surrender among the Subaccounts and the Fixed Account according to the ratio for the Contract of the Accumulated Value in each Subaccount, and the Fixed Account to the Accumulated Value of the Contract. Amounts surrendered from a Subaccount will be done by reducing Accumulation Units of that Subaccount.
After the Maximum Annuity Date, your Contract does not have an Accumulated Value that can be surrendered. However, surrender may be allowed under certain settlement options. See Annuity Provisions—Settlement Options.
You must have a Medallion Signature Guarantee if you want to surrender or withdraw a value of $500,000 or more. Certain surrender requests of less than $500,000 require either a Medallion Signature Guarantee, a notarized signature, or an attestation of your signature by a financial professional. These authentication procedures are designed to protect against fraud. Such an authentication procedure may be required for:
♦	Surrender of a value of $100,000 or more;
♦	Request to withdraw or surrender if there has been a change of address on the account within the preceding 15 days; and
♦	Certain other transactions as determined by us.
A Medallion Signature Guarantee is a stamp provided by a financial institution that guarantees your signature. You sign the Thrivent approved form and have the signature(s) guaranteed by an eligible guarantor institution such as a commercial bank, trust company, brokerage firm, credit union, or a savings bank participating in the Medallion Signature Guarantee Program. We may waive the Medallion Signature Guarantee in limited circumstances. A Notary Public is an individual who is authorized to authenticate signatures and can be found in law firms or many of the same places that an individual who provides Medallion
Signature Guarantees can be found. Attestation by a financial professional requires the verification and witness of your signature by a financial professional.
A partial surrender or surrender may result in adverse tax consequences, including the imposition of a 10% federal premature distribution penalty. For all surrenders, you should consider the tax implications of a surrender before you make a surrender request. See Federal Tax Status.
For more complete instructions pertaining to your individual circumstances, please contact our Service Center at (800) 847-4836.
Transfers of Accumulated Value
Before the Maximum Annuity Date and while an Owner is still living, you may request the transfer of all or a part of your Contract’s Accumulated Value among the Subaccounts and the Fixed Account. You can request a transfer by giving us Notice.
We will process your transfer request prior to the close of regular trading on the New York Stock Exchange (generally 4 p.m., Eastern time) at the close of business that same day. Requests received after the close of the New York Stock Exchange are processed the next Valuation Day. If you request a transfer to or from a Subaccount, we will credit or reduce your Accumulation Units of the chosen Subaccount. Transfers are subject to the following conditions:
♦	The total amount transferred from a Subaccount or the Fixed Account must be at least $200. However, if the total value in a Subaccount or the Fixed Account is less than $200, the entire amount may be transferred.
♦	The amount transferred from the Fixed Account in any Contract Year may not exceed the greater of $500 and 25% of the Accumulated Value in the Fixed Account, excluding any Accumulated Value in the DCA Fixed Account, at the time the first transfer is made in that Contract Year.
♦	You may make 24 free transfers in any Contract Year. For each transfer in excess of 24 (excluding automatic transfers made through dollar cost averaging or asset rebalancing), we will charge you

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The Contract
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$25. We consider all amounts transferred in the same Valuation Period to be one transfer for purposes of this charge. It is not dependent upon the number of originating or destination Subaccounts. We reserve the right to limit the number of transfers you make in any Contract Year.
♦	No accumulated values may be transferred to the DCA Fixed Account.
Transfers may also be subject to any conditions that the Portfolio whose shares are involved may impose.
Frequent Trading Policies
Because short-term or frequent transfers, purchases and redemptions of Contract value among Subaccounts pose risks to Contract Owners, we place limits on frequent trading practices. Such risks include potentially impaired investment performance due to disruption of portfolio management strategies, increased transactions costs, and dilution of fund shares (and therefore unit values) thereby negatively impacting the performance of the corresponding Subaccount.
We have policies and procedures to discourage frequent transfers of value among Subaccounts. We use reasonable efforts to apply the policies and procedures uniformly. Several different tactics are used to detect and prevent excessive trading within the Subaccounts.
As described in this section, we impose a fee if the transfers made within a given time period exceed a maximum contractual number. See Fee and Expense Tables.
We also use a combination of monitoring Contract Owner activity and further restricting certain Contract Owner transfers based on a history of frequent transfers among Subaccounts. When monitoring Contract Owner activity, we may consider several factors to evaluate transfer activity including, but not limited to, the amount and frequency of transfers, the amount of time between transfers and trading patterns. In making this evaluation, we may consider trading in multiple Contracts under common ownership or control.
Exceptions may apply to Dollar Cost Averaging, automatic investment plans, systematic withdrawal plans or non-abusive re-balancing. We reserve the right, in our sole discretion, to identify other trading practices as abusive.
If we determine that you are engaging in excessive trading activity, we will request that you cease such activity immediately. If we determine that you are continuing to engage in excessive trading, we will restrict your Contract so that you can make transfers on only one business day each calendar month and any such transfers must be separated by at least 20 calendar days. We reserve the right to reject or restrict any transfer request, without notice for any reason.
In addition, the underlying Portfolios may have adopted restrictions designed to discourage frequent trading practices, and we reserve the right to enforce these policies and procedures.
Although we seek to deter and prevent frequent trading practices, there are no guarantees that all activity can be detected or prevented. Contract Owners engaging in such trading practices use an evolving variety of strategies to avoid detection and it may not be possible for operational and technological systems to reasonably identify all frequent trading activity. Contract Owners still may be subject to their harmful effects if Thrivent is unable to detect and deter abusive trading practices.
Dollar Cost Averaging
You may choose one of two different dollar cost averaging programs that allow you to have automatic periodic transfers made to one or more Subaccounts other than the Fixed Account. Only one dollar cost averaging program may be operating at any time. Dollar cost averaging is generally suitable if you are making a substantial premium payment to your Contract and desire to control the risk of investing at the top of a market cycle. Either dollar cost averaging program allows such investments to be made in equal installments over time in an effort to reduce such risk. Dollar cost averaging does not guarantee that your Contract’s Accumulated Value will gain in value, nor will it protect against a decline in value if market prices

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fall. However, it can be an effective strategy to help meet your long-term goals. The dollar cost averaging programs you may participate in are described below.
Dollar Cost Averaging from the Fixed Account. You may dedicate a premium of at least $10,000 at any time to be allocated to a one-year allocation in the Fixed Account (the “DCA Fixed Account”) for automatic monthly transfers to one or more Subaccounts. You may not transfer to the Fixed Account in the dollar cost averaging program. The amount allocated to the DCA Fixed Account may be credited with a higher interest rate that will be determined when the payment is received and will be guaranteed for the duration of the one-year period. Premiums can be added to an existing DCA Fixed Account and will transfer out on the existing schedule.
One-twelfth of the amount you allocate to the DCA Fixed Account will be transferred to the designated Subaccounts when we allocate your initial premium, and subsequent transfers will be made on the same date each month for the next 11 months. If that date falls on a date at the end of the month, such as the 29th, 30th, or the 31st and the subsequent month does not have a comparable date, we will process the transfer on the last day of the month. If the date falls on a weekend the transfer will be processed on the following business day. The amount of the transfer each month will be equal to the accumulated value in the DCA Fixed Account divided by the number of automatic transfers remaining. If you terminate the automatic transfers before the twelfth transfer is made, the accumulated value in the DCA Fixed Account will be transferred to the Thrivent Money Market Subaccount unless you request that it be transferred to a different Subaccount.
Money Market Dollar Cost Averaging. At any time, you may establish a dollar cost averaging program to make periodic transfers of at least $200 from the Thrivent Money Market Subaccount to one or more of the Subaccounts but not the Fixed Account. The schedule of periodic transfers may be for one, two, or three years. Premiums and transfers can be added to an existing DCA Money Market account and will transfer out according to the existing transfer schedule. If the remaining amount to be transferred drops below the amount you established, the entire remaining balance will be transferred on the next transfer date and the dollar cost averaging program will terminate. Transfers will be made automatically on the date you choose (except the 29th, 30th, or 31st of a month). Transfers will continue until the entire amount in the Money Market Subaccount has been depleted or until you notify us to discontinue the program. In order to begin, terminate or resume the program, we must receive Notice.
Asset Rebalancing
On or before the Maximum Annuity Date, you may participate in an optional asset rebalancing program that allows you to elect a specific asset allocation to maintain over time. You may not include the Fixed Account in the asset rebalancing program. If you make additional premium payments or transfers into a Subaccount that was not previously included in the asset rebalancing program, those amounts will not be subject to rebalancing unless you revise your asset rebalancing program. You may select any date to begin the asset rebalancing program (except the 29th, 30th, or 31st of a month) and whether to have your Subaccounts reallocated quarterly, semiannually or annually. The sum of the rebalancing percentages must be 100% and each rebalancing allocation percentage must be a whole number not greater than 100%. The rebalancing will be done after all other transfers and allocations to or from the Subaccounts for the Valuation Day. To participate in the asset rebalancing program, complete the Asset Rebalancing Form at the time of your application or call 1-800-847-4836 to request an Asset Rebalancing Form. To terminate the asset rebalancing program, you must provide Notice to us. The program will not terminate automatically by transferring your allocations to another Subaccount or combination of Subaccounts. Thrivent has the right to refuse or limit transfers to variable subaccounts at any time.
Telephone and Online Transactions
You may perform certain transactions online or over the telephone.
We have adopted reasonable security procedures to ensure the authenticity of instructions, including requiring identifying information, recording telephone conversations and providing written confirmations of

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transactions. Nevertheless, we honor telephone and online instructions from any person who provides the correct identifying information. Be aware that there is a risk of possible loss to the Contract Owner if an unauthorized person uses this service in the Contract Owner’s name. Thrivent disclaims any liability for losses resulting from such transactions by not having been properly authorized. However, if Thrivent does not take reasonable steps to help ensure that such authorizations are valid, Thrivent may be liable for such losses. Certain circumstances may prevent you from conducting transactions including but not limited to the event of a disaster, equipment malfunction, or overload of telephone system circuits. Should circumstances prevent you from conducting a telephone or online transaction, we recommend you provide us with a written request. If due to malfunction or other circumstances, the recording of the Contract Owner’s telephone request is incomplete or not fully comprehensible, we will not process the transaction. We reserve the right to suspend or limit telephone and online transactions.
Contract Owners can go online at www.thrivent.com to conduct online transactions or call the Service Center at (800) 847-4836 for telephone transactions.
Timely Processing
We will process all requests in a timely fashion. Requests received in good order prior to 4:00 p.m. Eastern Time (or sooner if the NYSE closes prior to 4:00 p.m. Eastern Time) on a Valuation Day will use the Accumulation Unit Value as of the close of regular trading on the NYSE on that Valuation Day. We will process requests received after that time using the Accumulation Unit Value as of the close of regular trading on the NYSE of the following Valuation Day. An online transaction payment will be applied on the effective date you select. This date can be the same day you perform the transaction as long as the request is received prior to 4:00 p.m. Eastern Time. The effective date cannot be a date prior to the date of the online transaction.
Once we issue your Contract, we will process payment of any amount due from any Subaccount within seven calendar days after we receive Notice. Payment may be postponed if the NYSE is closed. Postponement may also result for such other periods as the SEC may permit. Payment from the Fixed Account may be deferred up to six months.
Assignments
Assignment is the transfer of Contract ownership from one party to another. If the Contract was issued in a Qualified Plan, then before the Maximum Annuity Date:
♦	You may transfer ownership to a trust, custodian, or employer, unless the plan is governed by Sections 408 or 408A of the Internal Revenue Code.
♦	If the Owner is a trust, custodian or employer, then the Owner may transfer ownership to the Annuitant.
♦	Except as described above, the Contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for performance of an obligation or for any other purpose to any person other than us.
If the Contract is not used in a Qualified Plan, then, before the Maximum Annuity Date, ownership may be transferred subject to our approval, except that joint owners may not transfer ownership to a natural person, and the Contract may be assigned as collateral.
We must receive and approve any assignment request before it is effective. We are not responsible for the validity or effect of any assignment.
You should consider the tax implications of an assignment. See Federal Tax Status.
Owner and Beneficiaries
While an Owner is living and before the Maximum Annuity Date, you may exercise all of the owner’s rights under the Contract. If there are multiple owners, all must act in concert to exercise ownership rights. Joint owners must be federally recognized spouses and each other’s sole primary beneficiary.
If the Contract was applied for as a juvenile contract, the Owner (juvenile) may not exercise ownership rights until control is transferred to the Owner. Before control

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is transferred, the person who applied for the Contract as applicant/controller may exercise ownership rights on behalf of the Owner.
An Owner may (subject to the eligibility requirements in the bylaws of Thrivent) name a beneficiary to receive the death benefit or the annuity proceeds payable under the Contract.
No Beneficiary change shall take effect unless received by Thrivent at its Service Center. When it is received, any change shall take effect as of the date the request for beneficiary change was signed, as long as the request for change was mailed or actually delivered to Thrivent while the insured was alive. Such beneficiary change shall be null and void where Thrivent has made a good faith payment of the proceeds or has taken other action before receiving the change.

Charges and Deductions
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Surrender Charge
We do not deduct a sales charge when we receive a Premium Payment. However, we may assess a surrender charge for partial surrenders or surrenders that exceed the free surrender amount.  We use this charge to cover certain expenses relating to the sale of the Contract. Each Premium Payment will have its own 7-year surrender charge schedule. The duration of each premium is the number of full years since that premium was allocated to this Contract. For the purpose of determining the surrender charge, surrenders are processed in the following order:
(1) First, the contract’s earnings are reduced. The contract’s earnings are:
(a) The Accumulated Value at the time the surrender is made;
Minus
(b) The total of premiums allocated to this contract;
Plus
(c) The total of premiums that were previously surrendered.
(2) Thereafter, premiums that were not previously surrendered are reduced in the order that they were allocated to this contract (first-in, first-out order).
In each Contract Year, you may surrender without a Surrender Charge an amount up to the greatest of (1), (2), and (3):
(1) 10% of the Accumulated Value existing at the time the first surrender is made in that Contract Year.
(2) This contract’s earnings.
(3) The Required Minimum Distribution, if any, that we determine for this contract according to Section 401(a)(9) of the Internal Revenue Code, for;
(a) That calendar year, or
(b) The prior calendar year if the surrender is made in a Contract Year that began in the prior calendar year
If the Contract includes the Thrivent Income Builder, no Surrender Charge will apply to Partial Surrenders as long as the total amount surrendered in a Contract Year is less than or equal to the Guaranteed Annual Withdrawal (GAWA) for that Contract Year.
The Surrender Charge schedule will be applied to the premiums reduced based on the duration of those premiums. The duration of each premium is the number of full years since that premium was allocated to this contract. Upon a full surrender, all remaining premiums will be reduced.

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Surrender Charges
Full years since allocation	Percentage Applied
0	7%
1	7%
2	6%
3	5%
4	4%
5	3%
6	2%
7+	0%
Example of Full Surrender in Surrender Charge Period:
DeMarcus’s initial premium is $100,000. Other than an additional premium of $25,000 one year later, DeMarcus contributes no additional premium for the next five years. Also, DeMarcus makes no surrenders from the contract for the next five years. Five full years after the initial premium allocation, and four full years after the additional premium, DeMarcus’s Accumulated Value is $175,000.
DeMarcus elects to make a full surrender (assume no GAWA or RMD applies in this example). DeMarcus’s earnings are $175,000 - $100,000 - $25,000 = $50,000, which are free of surrender charges. DeMarcus’s premiums are still in the surrender charge period, and his surrender charge is $100,000 X 3% + $25,000 X 4%, which is $4,000. DeMarcus’s cash surrender value is $175,000 - $4,000, which is $171,000.
Example of Partial Surrender in Surrender Charge Period:
DeMarcus‘s initial premium is $100,000. Other than an additional premium of $25,000 one year later, DeMarcus contributes no additional premium for the next five years. Also, DeMarcus takes no surrenders from the contract for the next five years. Five full years after the initial premium allocation, and four full years after the additional premium, DeMarcus’s Accumulated Value is $175,000.
DeMarcus elects to make a partial surrender of $90,000 on a “gross” basis (assume no GAWA or RMD applies in this example). DeMarcus’s earnings are $175,000 - $100,000 - $25,000 = $50,000, which are free of surrender charges. DeMarcus’s premiums are still in the surrender charge period, and the first-in, first-out method is used to determine the surrender charge. DeMarcus’s surrender charge is $40,000 X 3%, which is $1,200. DeMarcus’s surrender amount after the surrender charge is $90,000 - $1,200, which is $88,800. DeMarcus’s Accumulated Value after the partial surrender is $175,000 - $90,000, which is $85,000.
For any surrender made more than three years after the date that premium was allocated to the contract, no Surrender Charge will be deducted from the portion of the amount surrendered which is paid under one of the following options:
♦	Surrenders Paid Under Certain Settlement Options. For surrenders of premiums made more than three years since that premium was allocated, there is no surrender charge applied to amounts you elect to have paid under:
(1)A settlement option for a fixed amount or a fixed period (described under Annuity Provisions—Settlement Options) if the payment period equals or exceeds the longest remaining surrender charge period that would have applied and the proceeds are not subsequently withdrawn.
(2)Options which involve a life income, described under Annuity Provisions—Settlement Options.
For Florida Contracts this provision applies after Contract Year one.
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♦	Ten Percent Free Each Contract Year (minimum amount each year). 10% of the Accumulated Value existing at the time the first surrender is made in that Contract Year. This “Ten Percent Free” is not cumulative.
♦	Confinement of the Owner in a Hospital, Nursing Home, or Hospice. There is no surrender charge during or within 90 days after the end of the confinement of the Owner in a licensed hospital, nursing home, or hospice, provided that the confinement begins after the Contract has been issued and continues for at least 30 consecutive days. We will require proof of confinement satisfactory to us.
♦	Terminal Illness of the Owner. There is no surrender charge if the Owner has a life expectancy of 12 months or less. We will require certification by a physician acting within the scope of his or her license and may require independent medical verification.
The limitations or waivers of surrender charges described above may not be available in all states. Certain surrenders are subject to a 10% Federal tax penalty on the amount of income withdrawn. See Federal Tax Status.
If surrender charges are not sufficient to cover our sales expenses, we will bear the loss; conversely, if the amount of such charges proves more than enough, we will retain the excess. See Sufficiency of Charges below.
Mortality and Expense Risk Charge
We assume certain financial risks associated with the Contracts. Those risks are of two basic types:
♦	Mortality Risk. This includes our risk that (1) death benefits paid before the Annuity Date will be greater than the Accumulated Value available to pay those benefits, and (2) annuity payments involving life incomes will continue longer than we expected due to lower than expected death rates of the persons receiving them.
♦	Expense Risk. This is the risk that the expenses we incur with respect to the Contracts will exceed Contract charges.
As compensation for assuming these risks, we deduct a daily risk charge from the daily net assets in the Subaccounts. We guarantee that the mortality and expense risk charges for your Contract will never exceed the annual rates shown in the Fee and Expense Tables. The maximum charge as a percentage of daily net assets in the Subaccounts is 1.25% and the current charge is 1.25%. See the Fee and Expense Tables section.
If the risk charge is insufficient to cover the actual cost of the risks assumed by us, we will bear the loss. We will not reduce annuity payments to compensate for the insufficiency. If the risk charge proves more than sufficient, the excess will be profit available to us for any appropriate corporate purpose including, among other things, payment of sales expenses. See Sufficiency of Charges below.
Notwithstanding this charge, contract owners may be asked to add money under the Maintenance of Solvency provision described in General Provisions – Maintenance of Solvency section.
Maximum Anniversary Death Benefit (MADB) Rider Charge
The MADB Charge is the charge for this rider. The MADB Charge will be deducted from the Accumulated Value. It will be deducted from the Fixed Account and the subaccounts of the Variable Account on a pro rata basis according to the ratio of the accumulated value in the Fixed Account and each subaccount of the Variable Account to the Accumulated Value of the contract as of the Rider Quarterly Anniversary. If the market is closed on the date the MADB Rider Charge should be processed, the charge will be processed on the next Valuation Date.
The first MADB Charge will be deducted on the first Rider Quarterly Anniversary for the three-month period that started on the Rider Date of Issue. Thereafter, the MADB Charge for each three-month period will be deducted on the Rider Quarterly Anniversary immediately after that three-month period.

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On the day of each deduction, the MADB Charge is calculated as the MADB multiplied by the MADB Charge rate divided by four. The MADB Charge is calculated after any changes to the MADB and the MADB Charge rate that may occur prior to or on that day.
We may change the MADB Charge rate at any time. It will never exceed the Maximum MADB Charge Rate.
At rider termination, the MADB Charge will be deducted for the final three-month period or portion thereof that the rider was in force. If rider termination occurs less than three months after the most recent Rider Quarterly Anniversary, the final MADB Charge will be adjusted proportionately to reflect the time period that the rider was in force. The final MADB Charge will be deducted immediately on the rider termination date. Thereafter, the MADB Charge will cease.
Thrivent Income Builder Guaranteed Lifetime Withdrawal Benefit (GLWB) Rider Charge
The GLWB Charge is the charge for this rider. It will be deducted from the subaccounts of the Variable Account on a pro rata basis according to the ratio of each subaccount of the Variable Account to the Accumulated Value of the Variable Account. The charge will be deducted from the Fixed Account only if the variable subaccounts are depleted. If the market is closed on the date the GLWB Charge should be processed, the charge will be processed on the next Valuation Date.
The first GLWB Charge will be deducted on the first Rider Quarterly Anniversary for the three-month period that started on the Rider Date of Issue. Thereafter, the GLWB Charge for each three-month period will be deducted on the Rider Quarterly Anniversary immediately after that three-month period.
On the day of each deduction, the GLWB Charge is calculated as:
1) The GLWB Benefit Base;
Multiplied by
2) The GLWB Charge Rate divided by four.
The GLWB Charge is calculated after any changes to the GLWB Benefit Base and the GLWB Charge Rate that may occur on or prior to that day.
We may change the GLWB Charge Rate at any time. It will never exceed the Maximum GLWB Charge Rate of 2.5%.
At rider termination, the GLWB Charge will be deducted for the final three-month period or portion thereof that the rider was in force. If rider termination occurs less than three months after the most recent Rider Quarterly Anniversary, the final GLWB Charge will be adjusted proportionately to reflect the time period that the rider was in force. The final GLWB Charge will be deducted immediately on the rider termination date. Thereafter, the GLWB Charge will cease.
Rider Quarterly Anniversary
A date that is a multiple of three months following the date the rider is issued, and on the same date of the month as the date the rider is issued. If a month does not include that date, the Rider Quarterly Anniversary will be the last day of that month.
Transfer Charge
You may make 24 free transfers in each Contract Year. On subsequent transfers (other than the dollar cost averaging and asset rebalancing programs), you will incur a $25 transfer charge. The transfer charge will be deducted from the amount transferred. Current IRS guidance references 12 transfers, however we believe that 24 transfers is acceptable under current law.
Surrender of Life Income Settlement Option with a Guaranteed Period
If we are making payments under a life income settlement option with a guaranteed period, an owner of the settlement option may elect to receive a lump sum instead of continuing payments while in the guaranteed period, unless the settlement option election was irrevocable. The present value of the remaining payments in the guaranteed period on any day is based on the interest rate used to determine the income payable plus 0.25%.

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Expenses of the Portfolios
Because the Subaccounts purchase shares of the Portfolios; the accumulation unit values of the Subaccounts will reflect the corresponding portfolio operating expenses or other expenses incurred by the Portfolio. See Fee and Expense Tables and the accompanying current prospectuses of the Portfolios.
Taxes
Currently, no charge will be made against the Variable Account for Federal income taxes. We may, however, make such a charge in the future if income or gains within the Variable Account will result in any Federal income tax liability to us. Charges for other taxes, if any, attributable to the Variable Account may also be made. See Federal Tax Status.
Annual Contract Maintenance Charge
We will charge a Contract Maintenance Charge on each Contract Anniversary. The Maximum Annual Contract Maintenance Charge is $50.
However, we will waive the charge on any anniversary when the Accumulated Value is at least $50,000.
The charge will be taken from each subaccount of the Variable Account and from the Fixed Account according to the ratio for this contract of the accumulated value in each subaccount and the Fixed Account to the Accumulated Value of the contract.
Sufficiency of Charges
If the amount of all charges assessed in connection with the Contracts as described above is not enough to cover all expenses incurred in connection therewith, we will bear the loss. Any such expenses borne by us will be paid out of our General Account which may include, among other things, proceeds derived from risk charges deducted from the Variable Account. Conversely, if the amount of such charges proves more than enough, we will retain the excess.
If our reserves become impaired, Contract Owners may be asked to add money under the Maintenance of Solvency provision described in General Provisions –Maintenance of Solvency section.

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Annuity Provisions
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Annuity Date
You may select one or more dates to begin an Annuity Income under a settlement option. Each settlement option will begin on an Annuity Date.
Maximum Annuity Date
The Maximum Annuity Date stated in your Contract is the latest date on which we will begin paying you an annuity income. At issue, the Maximum Annuity Date is set to the Contract Anniversary when the oldest Owner is age 95 under the Contract. At the Maximum Annuity Date stated in your Contract, we may, at our discretion, allow you to extend the Maximum Annuity Date.
If the Thrivent Income Builder is in place on the Maximum Annuity Date, annuity payments will be at least as much as the Guaranteed Annual Withdrawal Amount (GAWA).
Your Contract provides for a death benefit if an Owner dies before the Maximum Annuity Date. After the Maximum Annuity Date, amounts payable, if any, depend on the terms of the settlement option.
Annuity Income
An Annuity Income will be calculated using the amount of cash surrender value on an Annuity Date.
For any surrender made more than three years after the date that premium was allocated to the contract, no Surrender Charge will be deducted from the portion of the amount surrendered which is paid under Options 2 or 3, provided that payments will be made for at least as long as the greatest number of months remaining in any Surrender Charge schedule that otherwise would have applied and the proceeds are not subsequently withdrawn.
Surrender charges will also be waived for an election of Option 4 or 5 or any other life income option agreed to by us.
We will pay you the Annuity Income under a settlement agreement according to the annuity settlement option that you select. However, we will pay a single sum if the
Accumulated Value on the Maximum Annuity Date is less than $2,000. If we pay you proceeds in a single sum, your Contract will terminate.
If you have not selected either a settlement option or a single sum payment by the Maximum Annuity Date, we will pay proceeds of $2,000 or more using an annuity with (1) life income with 10-year guarantee period if one Annuitant is living on the Maximum Annuity Date, or (2) joint and survivor life income with a 10-year guarantee period if two Annuitants are living on the Maximum Annuity Date.
Settlement Options
You may elect to have your full proceeds ($2,000 or more) paid to you under an annuity settlement option or a combination of options.
Proceeds from death or surrender are payable in a lump sum unless otherwise provided. Instead of a lump sum, proceeds from death or surrenders of $2,000 or more may be paid under a settlement option by means of a settlement agreement that we will issue.
♦	Option 1 - Interest Income. The proceeds may be left on deposit. Interest earned may be paid in cash at regular intervals or left to accumulate at interest. We will pay interest at a rate not less than the guaranteed interest rate. All or part of these proceeds may be withdrawn upon request.
♦	Option 2 - Income of a Fixed Amount. We will pay Annuity Income of a fixed amount at agreed upon intervals. The fixed amount must not result in a payment period that exceeds 360 months. We reserve the right to require a fixed amount that results in a payment period of at least 60 months. Interest will be credited on the unpaid balance at a rate not less than the guaranteed interest rate. Income will be paid until the proceeds and interest are paid in full. After the first payment is made, this option may not be changed except as described in the Contract.
♦	Option 3 - Income for a Fixed Period. We will pay Annuity Income for a fixed period not to exceed 360 months. We reserve the right to require a fixed period of at least 60 months. Interest will be credited on the unpaid balance at a rate not less

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than the guaranteed interest rate. After the first payment is made, this option may not be changed except as described in the Contract.
♦	Option 4 - Life Income with Guaranteed Period. We will pay Annuity Income for the lifetime of the Annuitant of the settlement agreement. A guaranteed period of up to 360 months may be elected. If the Annuitant dies during the guaranteed period, payments will be continued to the end of the period and will be paid to the agreement’s beneficiary. After the first payment is made, this option may not be changed except as described in of the Contract. Income will not be less than an income based on the mortality table and guaranteed interest rate using the sex and adjusted age of the annuitant on his or her birthday nearest the date of settlement.
♦	Option 5 - Joint and Survivor Life Income with Guaranteed Period. We will pay Annuity Income as long as at least one of the two Annuitants of the settlement option agreement is alive. A guaranteed period of up to 360 months may be elected. If one Annuitant dies during the guaranteed period, payments will continue for the lifetime of the surviving Annuitant. Before the first payment is made under this option, a reduction factor may be elected which will reduce any payments made after the guaranteed period by the elected reduction factor if only one annuitant is then living. Payments made during the guaranteed period will be larger if a reduction factor is elected. If both Annuitants die during the guaranteed period, payments will be continued to the end of that period and will be paid to the agreement’s beneficiary. After the first payment is made, this option may not be changed except as described in the Contract. Income will not be less than an income based on the mortality table and guaranteed interest rate using the sex and adjusted age of each Annuitant on his or her birthday nearest the date of settlement.
In addition to these settlement options, proceeds may be paid under any other settlement option that you request and to which we agree.
If we are making payments under a life income settlement option with a guaranteed period, an owner of the settlement option may elect to receive a lump sum instead of continuing payments while in the guaranteed period, unless the settlement option election was irrevocable. The value of the remaining payments on any day is based on the interest rate used to determine the income payable plus 0.25%.
If an owner or Annuitant dies on or after the Annuity Date and before all of the annuity proceeds have been paid, we must pay any remaining annuity proceeds under the settlement option at least as rapidly as payments were being paid under that settlement option on the date of death.
Adjusted Age. As used in Options 4 and 5, adjusted age is the age of an annuitant on his or her birthday nearest the date of settlement minus the adjustment shown below:
Years of First Payment	Age Adjustment
2020-2029	0
2030-2039	1
2040-2049	2
2050-2059	3
2060-2069	4
2070-2079*	5
*For each succeeding decade, the age adjustment continues to increase by 1.
Option 6 – Other Options. The proceeds may be paid under any other settlement option agreeable to us.
Partial Annuitization
Federal tax law permits taxpayers to annuitize a portion of their annuity while leaving the remaining balance tax deferred. You may elect to have a portion of your proceeds ($2,000 or more) paid to you under an annuity settlement option or a combination of options. The settlement option(s) must be for a fixed amount or fixed period payable for at least ten years, or a single or joint life income with or without a guaranteed period. If this requirement is met, the settlement option and the tax-deferred balance will generally be treated as two separate Contracts for income tax purposes only. Your

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after-tax premiums in your Contract will be allocated pro-rata between the settlement option and the portion that remains deferred.
Frequency of Annuity Payments
Annuity payments under a settlement option will be paid at monthly intervals unless you and we agree to a different payment schedule. Payments under any settlement option must be in amounts at least as great as $50. If annuity payments would be or become less than $50, we may change the frequency of payments to intervals that will result in payments of at least $50.

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General Provisions
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Entire Contract
Your entire Contract is comprised of:
♦	the Contract including any attached rider(s),if any, endorsements or amendments;
♦	the application attached to the Contract; and
♦	our Articles of Incorporation and Bylaws and all amendments to them. Benefits will not be reduced or eliminated by any future amendments to our Articles of Incorporation or Bylaws.
Postponement of Payments
We may delay payment of any surrender, death proceeds or annuity payment amounts that are in the Variable Account if:
(1)The New York Stock Exchange is closed other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the SEC, or
(2)An emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the Variable Account’s net assets.
Transfers and allocations of Accumulated Value to and from the Subaccounts of the Variable Account may also be postponed under these circumstances.
Premium Payments
Your payment must be in U.S. dollars drawn on a U.S. Bank. Thrivent does not accept cash, starter checks (checks without pre-printed registration), traveler’s checks, credit card, courtesy checks or most third-party checks. If you pay a premium by check, we require a reasonable time for that check to clear your bank before such funds would be available to you. This period of time will not exceed 15 days.
Date of Receipt
Except as otherwise stated herein, the date of our receipt of any Notice, premium payment, telephonic instructions or other communication is the actual date it is received at our Service Center in proper form unless received (1) after the close of the New York Stock Exchange (generally 4:00 p.m. Eastern Time), or (2) on a date which is not a Valuation Day. In either of these two cases, the date of receipt will be deemed to be the next Valuation Day.
Anti-Money Laundering
In order to protect against the possible misuse of our products in money laundering or terrorist financing, we have adopted an anti-money laundering program satisfying the requirements of federal law. Among other things, this program requires us, our financial professionals and customers to comply with certain procedures and standards that serve to ensure that our customers’ identities are properly verified and that premiums are not derived from improper sources. We reserve the right to verify any information received by accessing information maintained in databases internally or externally.
Applicable laws designed to prevent terrorist financing and money laundering might in certain circumstances, require us to block certain transactions until we receive authorization from the appropriate regulator.
Our anti-money laundering program is subject to change without notice to account for changes in applicable laws or regulations. We may also make changes as a result of our ongoing assessment of exposure to illegal activity.
Maintenance of Solvency
The maintenance of solvency provision is a legal requirement of a fraternal benefit society. The provision is only invoked in the event the reserves of a fraternal benefit society become impaired.
This provision applies only to values in the General Account. For the purposes of this product, that means the Fixed Account.
If our reserves become impaired, you may be required to make an extra payment. Our Board of Directors will determine the amount of any extra payment based on each member’s fair share of the deficiency. If the payment is not made within 60 days of notification, it will be charged as a debt against the Contract with an

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interest rate of 5% per year. You may choose an equivalent reduction in benefits instead of or in combination with the debt. Any indebtedness and interest charged against the Contract, or any agreement for a reduction in benefits, shall have priority over the interest of any owner, beneficiary, or collateral assignee under the Contract.
Reports to Contract Owners
At least once each year we will send you a report showing the value of your Contract. The report will include the Accumulated Value and any additional information required by law. Values shown will be for a date no more than two months prior to the date we mail the report. We will mail your report to your last known address unless prior mailings have been returned undeliverable to us. We will make a reasonable effort in these situations to locate you in order to continue mailing your report and other related documents. Please notify the Service Center if your address has changed.
Gender Neutral Benefits
In 1983, the U.S. Supreme Court held in Arizona Governing Committee v. Norris that the application of sex-distinct actuarial tables to employees based upon their gender in calculating the amount of retirement benefits violates Title VII of the Civil Rights Act of 1963. Because of this decision, employer-sponsored retirement plans may not use sex-distinct actuarial annuity rates in determining benefits.
Generally, annuity payments described in this Prospectus are determined using sex-distinct actuarial tables based on the Annuitant’s gender. However, annuity payments will be based on a gender neutral basis for the following:
♦	Contracts used in an employer sponsored retirement plan;
♦	Contracts issued in Massachusetts; and
♦	Contracts issued in Montana.

How to Contact Us
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Telephone:
1-800-847-4836
Internet:
Thrivent.com
Fax:
1-800-225-2264
New Applications:
Thrivent
P.O. Box 8075
Appleton, WI 54912-8061
Additional Premiums (variable products):
Thrivent
P.O. Box 8061
Appleton, WI 54912-8061
Transfers, Surrenders, or Partial Surrenders:
Thrivent
P.O. Box 8075
Appleton, WI 54912-8075

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How to Contact Us
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Express Mail:
Thrivent
4321 N. Ballard Road
Appleton, WI 54919-3400
For Wire Transfer Instructions,
Please contact 1-800-847-4836
Federal Tax Status
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General
The following discussion of the federal income tax treatment of the Contract is not exhaustive, does not purport to cover all situations, and is not intended as tax advice. The federal income tax treatment of the Contract is unclear in certain circumstances, and a qualified tax advisor should always be consulted with regard to the application of law to individual circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations, and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the Treasury Department, and judicial decisions.
This discussion does not address any federal estate or gift tax consequences, or any state or local tax consequences, associated with the Contract. In addition, we make no guarantee regarding any tax treatment—federal, state, or local—of any Contract or any transaction involving a Contract.
Tax Status of the Variable Account
The Variable Account is not separately taxed as a “regulated investment company” under the Code, but rather is treated as our separate account. Under current law, both the investment income and realized capital gains of the Variable Account are reinvested without taxation to us. However, we reserve the right in the future to make a charge against the Variable Account or the Accumulated Value of a Contract for any federal, state, or local income taxes that we incur and determine to be attributable to the Variable Account or the Contract.
Taxation of Annuities in General
The following discussion assumes that the Contract is not used in connection with a Qualified Plan.
Tax Deferral During Accumulation Period
In general, under current law, an increase in a Contract’s Accumulated Value is not taxable to the Owner until received, either in the form of annuity income payments as contemplated by the Contract or in some other form of distribution. However, this rule applies only if: (1) the investments of the Variable Account are “adequately diversified” in accordance with Treasury Department regulations; (2) the Company, rather than the Owner, is considered the owner of the assets of the Variable Account for federal income tax purposes; (3) the Owner is an individual (or an individual is treated as the Owner for tax purposes); and (4) the Contract’s Maximum Annuity Date is not unduly delayed.
Diversification Requirements. The Code and Treasury Department regulations prescribe the manner in which the investments of a segregated asset account, such as the Variable Account, are to be “adequately diversified.” If the Variable Account fails to comply with these rules, the Contract will not be treated as an annuity Contract for federal income tax purposes, and so the interest or earnings credited to the Contract’s Accumulated Value in any year will be includible in the contract owner’s income that year for federal tax purposes. We expect that the Variable Account, through the Fund, will comply with these rules.
Ownership Treatment. In certain circumstances, variable annuity Contract owners may be considered the owners, for federal income tax purposes, of the

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assets of a segregated asset account used to support their Contracts. In those circumstances, the account’s income and gains would be currently includible in the Contract owners’ gross income. The Internal Revenue Service (the “IRS”) has stated in published rulings that a variable Owner will be considered the owner of the assets of a segregated asset account if the owner possesses incidents of ownership in those assets, such as the ability to exercise investment control over the assets.
The ownership rights under the Contract are similar to, but different in certain respects from, the ownership rights described in IRS rulings in which the Contract owners were determined not to be the owners of the assets of a segregated asset account. For example, the Owner has the choice of more investment options to which to allocate  premium payments and the Accumulated Value than were addressed in those rulings. These differences could result in the Owner being treated as the owner of all or a portion of the assets of the Variable Account and thus subject to current taxation on the income and gains from those assets. In addition, we do not know what standards will be set forth in any further regulations or rulings which the Treasury Department or the IRS may issue. We therefore reserve the right to modify the Contract as necessary to attempt to prevent Contract owners from being considered the owners of the assets of the Variable Account. However, there is no assurance that such efforts would be successful.
Contracts Not Owned by Individuals. As a general rule, Contracts held by “nonnatural persons” such as a corporation, trust, or other similar entity are not treated as annuity Contracts for federal tax purposes. The income on such Contracts (as defined in the tax law) is taxed as ordinary income that is received or accrued by the Owner during the taxable year. However, this rule generally will not apply to a Contract held by a trust or other entity which holds the Contract as an agent for a natural person. In addition, this rule will not apply to: (1) a Contract acquired by the estate of a decedent by reason of the death of the decedent; (2) Contracts used in connection with certain Qualified Plans; (3) Contracts purchased by employers upon the termination of certain Qualified Plans; (4) certain Contracts used in connection with structured settlement agreements; and (5) a Contract purchased with a single premium payment when the annuity starting date is no later than one year from the purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the annuity income period.
The remainder of this discussion assumes that the Contract will be treated as an annuity contract for federal income tax purposes.
Taxation of Partial and Full Surrenders
In the case of a partial surrender, the amount received is generally includible in income for federal tax purposes to the extent that the Accumulated Value of the Contract, before the partial surrender, exceeds the “investment in the Contract.” In the case of a full surrender, the amount received is includible in income to the extent that it exceeds the investment in the Contract. For these purposes, the investment in the Contract at any time equals the total of the premium payments made under the Contract up to that time less any amounts previously received from the Contract which were excludable from income. All amounts includible in income with respect to the Contract are taxed as ordinary income; no amounts are taxed at the lower rates currently applicable to long-term capital gains and corporate dividends.
Taxation of Annuity Income Payments
Normally, the portion of each annuity income payment includible in income for federal tax purposes is the excess of the payment over an exclusion amount. In the case of fixed income payments, the exclusion amount is determined by multiplying (1) the payment, by (2) the ratio of the investment in the Contract allocated to our Fixed Account, adjusted for any period certain or refund feature, to the total expected amount of annuity income payments. For this purpose, the expected number or amount of annuity income payments is determined by Treasury Department regulations which take into account the Annuitant’s life expectancy and the form of annuity benefit selected.
Once the total amount of the investment in the Contract is excluded using the above formulas, annuity income payments will be fully taxable. If annuity income payments cease because of the death of the Annuitant and before the total amount of the

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investment in the Contract is recovered, the unrecovered amount generally will be allowed as a deduction.
Income from annuities will be subject to the Medicare Tax on Investment Income. This tax will be imposed on individuals with a modified adjusted gross income (MAGI) of more than $200,000 and joint filers with an MAGI of more than $250,000. Generally, the tax rate will be 3.8% of the lesser of the net investment income or the amount the MAGI exceeds the threshold amount.
There may be special income tax issues present in situations where the Owner and the Annuitant are not the same person and are not married to one another. In such situations a tax advisor should be consulted.
Tax Treatment of Death Benefit
Prior to the Annuity Date, we may distribute amounts from a Contract because of the death of a Contract Owner or, in certain circumstances, the death of the Annuitant. If distributed in a lump sum, such death benefit proceeds are includible in income in the same manner as a full surrender, or if distributed under an annuity income option, such proceeds are includible in the same manner as annuity income payments.
After the Annuity Date, death proceeds are taxable and generally are included in the income of the recipient as follows:
♦	If payments from a life income with a guaranteed payment period are continued, they are taxed only after the remaining investment in the Contract has been recovered.
♦	Other payments are taxed as annuity income payments.
♦	If distributed in a lump sum, they are taxed in the same manner as a full surrender.
Assignments, Pledges, and Gratuitous Transfers
Any assignment or pledge of (or agreement to assign or pledge) any portion of the Accumulated Value of the Contract is treated for federal income tax purposes as a surrender of such amount or portion. The investment in the Contract is increased by the amount includible in income with respect to such an assignment or pledge. If an Owner transfers a Contract without adequate consideration to a person other than the Owner’s Spouse (or a former Spouse incident to divorce), the Owner must include in income the difference between the Contract’s Accumulated Value and the investment in the Contract at the time of the transfer. In such a case, the transferee’s investment in the Contract is increased to reflect the amount includible in the transferor’s income.
Penalty Tax on Premature Distributions
Technically, the amount of any payment from the Contract that is includible in income is subject to a 10% penalty tax. However, this penalty tax does not apply to any payment: (1) received on or after the Contract Owner attains age 59 1⁄2; (2) attributable to the Contract Owner becoming disabled (as defined in the tax law); (3) made on or after the death of the Contract Owner or, if the Contract Owner is not an individual, on or after the death of the primary annuitant (as defined in the tax law); (4) that is part of a series of substantially equal periodic payments, not less frequently than annually, for the life or life expectancy of the Contract Owner or the joint lives or joint life expectancies of the Contract Owner and a designated beneficiary (as defined in the tax law).For the purposes of substantially equal periodic payments, if there is a significant modification of the payment schedule before the later of the taxpayer reaching age 59 1⁄2 or the expiration of five years from the time the payment starts, the taxpayer’s income shall be increased by the amount of tax and deferred interest that otherwise would have been incurred.
Aggregation of Contracts
In certain circumstances, the IRS may determine the amount of any distribution from the Contract that is includible in income by combining some or all of the annuity contracts a person owns. For example, if a person purchases a contract and also purchases at approximately the same time another deferred annuity issued by us, the IRS may treat the two contracts as one contract. Similarly, if a person transfers part of his or her interest in one annuity contract to purchase another annuity contract, the IRS might treat the two contracts as one contract. In addition, if a person purchases two

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or more contracts from us (or an affiliate) during any calendar year, all such contracts will be treated as one contract for purposes of determining the amount of any full or partial surrender that is includible in income. The effects of such aggregation are not always clear; however, such aggregation could affect the amount of a surrender or an annuity payment that is taxable and the amount which might be subject to the 10% penalty tax described above.
Exchanges of Annuity Contracts
We may issue the Contract in exchange for all or part of another annuity contract. Such an exchange will be income tax free if certain requirements are satisfied (a 1035 Exchange). If the exchange is tax free, the investment in the Contract immediately after the exchange will generally be the same as that of the annuity contract exchanged, increased by any additional premium payment made as part of the exchange. If part of an existing contract is exchanged for the Contract, the IRS might treat the two contracts as one annuity contract in certain circumstances. (See “Aggregation of Contracts.”) You should consult your tax advisor in connection with an exchange of all or part of an annuity contract for the Contract.
Qualified Plans
The Contracts also are designed for use with several types of Qualified Plans. When used in Qualified Plans, deferred annuities like the Contracts do not offer additional tax-deferral benefits, but annuities offer other product benefits to investors in Qualified Plans. Participants under such Qualified Plans as well as Contract Owners, Annuitants, and beneficiaries are cautioned that the rights of any person to any benefits under such Qualified Plans may be subject to the terms and conditions of the plans themselves regardless of the terms and conditions of the Contracts issued in connection with them. Those who intend to use the Contract in connection with Qualified Plans should seek competent advice.
The tax rules applicable to Qualified Plans, and to a Contract when used in connection with a Qualified Plan, vary according to the type of plan and the terms and conditions of the plan itself, and they take precedence over the general annuity tax rules described above. For example, for full surrenders, partial surrenders, and annuity income payments under Contracts used in Qualified Plans, there may be no “investment in the contract,” with the result that the total amount received may be includible in income. The includible amount is taxed at ordinary income tax rates, and a 10% penalty tax also may apply. Exceptions to this penalty tax vary depending on the type of Qualified Plan involved; in the case of an Individual Retirement Annuity (discussed below), exceptions comparable to those described above are available.
The following briefly describes certain types of Qualified Plans in connection with which we may issue a Contract.
Traditional IRAs. Section 408 of the Code permits eligible individuals to contribute to an Individual Retirement Account or an Individual Retirement Annuity (collectively known as an “IRA”). IRAs are subject to limits on the amounts that may be contributed and deducted, on the persons who may be eligible to do so, and on the time when distributions may commence. Also, subject to certain requirements discussed below, you may “roll over” distributions from certain Qualified Plans on a tax-deferred basis into an IRA.
Roth IRAs. Section 408A of the Code permits eligible individuals to contribute to a type of IRA known as a “Roth IRA.” Roth IRAs are generally subject to the same rules as non-Roth IRAs, but differ in several respects. Among the differences is that, although contributions to a Roth IRA are not deductible, “qualified distributions” (those that satisfy certain waiting and use requirements) from a Roth IRA will be excludable from income. Subject to certain restrictions, a distribution from an eligible employer-sponsored qualified plan may be directly moved to a Roth IRA. This movement is called a “qualified rollover contribution.”
Federal Income Tax Withholding
We will withhold and remit to the federal government a part of the taxable portion of each distribution made under a Contract unless the payee notifies us at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, we may be required to withhold tax. The

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Federal Tax Status
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withholding rates applicable to the taxable portion of annuity income payments (other than eligible rollover distributions made in connection with Qualified Plans) are the same as the withholding rates generally applicable to payments of wages. Further, a 10% withholding rate applies to the taxable portion of non-periodic payments (including partial and full surrenders), and as discussed above, the withholding rate applicable to eligible rollover distributions is 20%. Whether or not federal income tax is withheld, the Owner (or other applicable taxpayer) remains liable for payment of federal income tax on Contract distributions.

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Distribution of the Contracts
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Thrivent Investment Management Inc., 625 Fourth Avenue South, Minneapolis, Minnesota 55415, an indirect subsidiary of Thrivent, is a registered broker-dealer and acts as principal underwriter and distributor of the Contracts pursuant to a distribution agreement with us. Thrivent Investment Management Inc. also acts as the distributor of a number of other variable annuity and variable life insurance contracts we offer.
The financial professional in this transaction is a duly licensed registered representative of Thrivent Investment Management Inc. and is also an appointed insurance producer of Thrivent.
Our financial professionals predominately sell insurance and annuity products of ours. It is more profitable for us and our affiliates if you purchase products issued by us instead of those issued by other insurance companies. As a result, we have a financial interest in the sale of the Contract, and an incentive to recommend that you purchase a contract issued by Thrivent instead of a contract issued by another company. Sales of Thrivent insurance products, which include variable annuity and variable life insurance contracts, help support our mission of service to congregations and communities. This gives both the organization and our members an opportunity to promote volunteerism, aid those in need, strengthen non-profit organizations and address critical community needs.
In addition, your financial professional may be paid differently depending on the product or service he or she recommends. As a result, your financial professional in this transaction may have a financial incentive to recommend that you purchase one product instead of another.
From time to time and in accordance with applicable laws and regulations, financial professionals are eligible for various incentives. These include cash incentives and other economic benefits.
Compensation consists of commissions and bonuses. Commissions pay at a range of 0% to TBD% of premiums paid into the contract. Commission rates are based on the source of funds used to pay the premium and the type of contract, age of the Owner, issue date of the Contract and the surrender period.
Your financial professional may receive asset-based compensation ranging from 0% to TBD% of the account value if eligible. If you elect a settlement option, we pay commissions to the financial professional ranging from TBD% to TBD% of the premium applied to the settlement option, if eligible.
Financial professionals are eligible to be paid back a portion of what they spent on marketing their financial services to the public.

Legal Proceedings
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There are no legal proceedings to which the Variable Account is a party or to which the assets of the Variable Account are subject. Neither Thrivent nor Thrivent Investment Management Inc. is involved in any litigation that is of material importance in relation to their financial condition or that relates to the Variable Account.
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Financial Statements
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The financial statements of Thrivent and the Variable Account are contained in the Statement of Additional Information.
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Statement of Additional Information
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♦	Introduction
♦	Principal Underwriter
♦	Standard and Poor’s Disclaimer
♦	Independent Registered Public Accounting Firm and Financial Statements
You may obtain a copy of the SAI and all other documents required to be filed with the SEC without charge by calling us at 1-800-847-4836, going online at thrivent.com, or by writing us at Thrivent Financial for Lutherans, 4321 North Ballard Road, Appleton, Wisconsin, 54919-0001.
You may obtain copies of the prospectus, SAI, annual report and all other documents required to be filed with the Securities and Exchange Commission at the Commission’s Public Reference Room in Washington, DC. Information on the operation of the public reference room may be obtained by calling (202) 551-8090. Reports and other information about Thrivent Variable Annuity Account I are available on the Commission’s website at www.sec.gov. Copies of this information may be obtained, upon payment of a duplicating fee, by writing to the Public Reference Section of the Commission, U.S. Securities & Exchange Commission, 100 F Street, N.E., Washington, DC 20549.
Thrivent Variable Annuity Account I
1933 Act Registration No. TBD
1940 Act Registration No. 811-21111
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Please send me the Statement of Additional Information (SAI) for the:
THRIVENT RETIREMENT VARIABLE ANNUITY
Thrivent Variable Annuity Account I

(Name)		(Date)

(Street Address)

(City)	(State)	(Zip Code)
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Appendix A—Condensed Financial Information
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The Contracts have not been previously offered so there is no condensed financial information relating to Accumulation Unit Values under the Contracts. The value of an Accumulation Unit is determined on the basis of the per share value of an underlying Portfolio less applicable Separate Account charges and are deducted daily as part of the calculation of Accumulation Units. Information about the Separate Account charges and charges for the optional riders can be found in the “Fee and Expense” tables. The financial statements of the Separate Account and Thrivent Financial can be found in the Statement of Additional Information.
The financial statements of the Separate Account include information about all the Contracts offered through the Separate Account. The financial statements of Thrivent Financial that are included should be considered only as bearing upon the company’s ability to meet its contractual obligations under the Contracts. Thrivent Financial’s financial statements do not bear on the future investment experience of the assets held in the Separate Account. For your copy of the Statement of Additional Information, please contact us at the Annuity Service Center. Our contact information is on the cover page of this prospectus.
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Thrivent Variable Annuity Account I
Prospectus For
THRIVENT RETIREMENT CHOICE VARIABLE ANNUITY
Issued By Thrivent Financial for Lutherans
Service Center:	Corporate Office:
4321 North Ballard Road Appleton, WI 54919-0001 Telephone: (800) 847-4836 E-mail: mail@thrivent.com	625 Fourth Avenue South Minneapolis, MN 55415-1665 Telephone: (800) 847-4836 E-mail: mail@thrivent.com
This Prospectus describes an individual flexible premium deferred variable annuity contract (the “Contract”) (form # ICC20 W-BZ-FPVA) offered by Thrivent Financial for Lutherans (“Thrivent,” “we,” “us” or “our”), a fraternal benefit society organized under Wisconsin law.
This prospectus also describes certain optional features, not all of which may be available at the time you are interested in purchasing your Contract. We reserve the right to restrict availability of certain optional features, as well as make changes to optional features as specified in this prospectus. We reserve the right to reject any applications, subject to any applicable nondiscrimination laws and to our own standards and guidelines.
We allocate premiums based on your designation to one or more Subaccounts of Thrivent Variable Annuity Account I (the “Variable Account”) and/or the Fixed Account. The assets of each Subaccount will be invested solely in a corresponding Portfolio, which is an open-end management investment company (commonly known as a “mutual fund”). The Subaccounts available under this Contract invest in the following Portfolios:

American Funds IS® Global Growth Portfolio
American Funds IS® Growth-Income Portfolio
American Funds IS® International Growth and Income Portfolio
American Funds IS® International Portfolio
BlackRock Total Return V.I. Portfolio
Eaton Vance VT Floating-Rate Income Portfolio
Fidelity® VIP Emerging Markets Portfolio
Fidelity® VIP Energy Portfolio
Fidelity® VIP International Capital Appreciation Portfolio
Fidelity® VIP Value Portfolio
Goldman Sachs VIT Core Fixed Income Portfolio
Goldman Sachs VIT Small Cap Equity Insights Portfolio
Janus Henderson VIT Enterprise Portfolio
Janus Henderson VIT Forty Portfolio
John Hancock VIT Core Bond Trust Portfolio
John Hancock VIT International Small Company Trust Portfolio
John Hancock VIT Strategic Income Opportunities Trust Portfolio
MFS® Variable Insurance Trust II – MFS® Core Equity Portfolio
MFS® Variable Insurance Trust III – MFS® Global Real Estate Portfolio
MFS® Variable Insurance Trust III – MFS® Mid Cap Value Portfolio
MFS® Variable Insurance Trust – MFS® New Discovery Portfolio
MFS® Variable Insurance Trust II – MFS® Technology Portfolio
MFS® Variable Insurance Trust – MFS® Value Series Portfolio
PIMCO VIT Emerging Markets Bond Portfolio
PIMCO VIT Global Bond Opportunities Portfolio (Unhedged)
PIMCO VIT Long-Term U.S. Government Portfolio
PIMCO VIT Real Return Portfolio
Principal Capital Appreciation Portfolio
Principal VC Equity Income Portfolio
Putnam International Value Portfolio
Putnam VT Research Portfolio
Templeton Global Bond VIP Portfolio
Templeton Small Cap Value VIP Portfolio
Thrivent Aggressive Allocation Portfolio
Thrivent All Cap Portfolio
Thrivent Balanced Income Plus Portfolio
Thrivent Diversified Income Plus Portfolio
Thrivent ESG Index Portfolio
Thrivent Global Stock Portfolio
Thrivent Government Bond Portfolio
Thrivent High Yield Portfolio
Thrivent Income Portfolio
Thrivent International Allocation Portfolio
Thrivent International Index Portfolio
Thrivent Large Cap Growth Portfolio
Thrivent Large Cap Index Portfolio
Thrivent Large Cap Value Portfolio
Thrivent Limited Maturity Bond Portfolio
Thrivent Low Volatility Equity Portfolio
Thrivent Mid Cap Growth Portfolio
Thrivent Mid Cap Index Portfolio
Thrivent Mid Cap Stock Portfolio
Thrivent Mid Cap Value Portfolio
Thrivent Moderately Aggressive Allocation Portfolio
Thrivent Moderate Allocation Portfolio
Thrivent Moderately Conservative Allocation Portfolio
Thrivent Money Market Portfolio
Thrivent Multidimensional Income Portfolio
Thrivent Opportunity Income Plus Portfolio
Thrivent Partner Emerging Markets Equity Portfolio
Thrivent Partner Growth Stock Portfolio
Thrivent Partner Healthcare Portfolio
Thrivent Real Estate Securities Portfolio
Thrivent Small Cap Growth Portfolio
Thrivent Small Cap Index Portfolio
Thrivent Small Cap Stock Portfolio

Additional information about us, the Contract and the Variable Account is contained in a Statement of Additional Information (“SAI”) dated June 30, 2020. That SAI was filed with the Securities and Exchange Commission and is incorporated by reference in this Prospectus. You may obtain a copy of the SAI and all other documents required to be filed with the SEC without charge by calling us at 1-800-847-4836, going online at thrivent.com, or by writing us at Thrivent, 4321 North Ballard Road, Appleton, Wisconsin, 54919-0001. In addition, the Securities and Exchange Commission maintains a website (http://www.sec.gov) that contains the SAI and all other documents required to be filed with the SEC. The Table of Contents for the SAI may be found on Page 67 of this Prospectus.

An investment in the Contract is not a deposit of a bank or financial institution and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. An investment in the Contract involves investment risk including the possible loss of principal.
The Securities and Exchange Commission has not approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This Prospectus sets forth concisely the information about the Contract that a prospective investor ought to know before investing, and should be read and kept for future reference. We have not authorized anyone to provide you with information that is different.
Beginning on Jan. 1, 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of the shareholder reports for portfolios available under your contract will no longer be sent by mail, unless you specifically request paper copies of the reports from Thrivent or from your financial professional. Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.
If you already elected to receive reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive reports and other communications from Thrivent electronically by calling our Service Center at (800) 847-4836 or by signing up for electronic delivery on our website at www.thrivent.com/gopaperless.
You may elect to receive all future reports in paper free of charge. You can inform Thrivent that you wish to continue receiving paper copies of your reports by calling our Service Center or by signing up at our website. Your election to receive reports in paper will apply to all portfolios available under your Contract.
The date of this Prospectus is June 30, 2020.

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Definitions
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Accumulated Value. The sum of the accumulated values for your Contract in Subaccounts and the Fixed Account on or before the Maximum Annuity Date.
Annuitant(s). The person(s) upon whose life Annuity Income will be determined.
Annuity Date. A date when Annuity Income payments begin.
Cash Surrender Value. The Cash Surrender Value on any day is the greater of the Accumulated Value minus any Surrender Charge or the minimum amount required by law.
Contract. The flexible premium deferred variable annuity contract offered by Thrivent and described in this Prospectus.
Contract Age. A person’s Issue Age increased by one on each Contract Anniversary.
Contract Anniversary. The same month and day of each year after issue as in the Date of Issue.
Contract Year. The first Contract Year begins on the Date of Issue and continues through the day before the first Contract Anniversary. Thereafter, a Contract Year begins on one Contract Anniversary and continues through the day before the next Contract Anniversary.
Date of Issue. The date we received Initial Premium equal to or exceeding the minimum premium amount required to issue this contract, and the date when the Initial Premium is allocated to the subaccounts of the Variable Account and to the Fixed Account.
General Account. The General Account is the general account of Thrivent, which consists of all assets of Thrivent other than those allocated to a Separate Account. Allocations to the Fixed Account are maintained in the General Account. Insurance benefits are paid from the General Account and are subject to Thrivent’s claims-paying ability.
Issue Age. A person’s age on his or her birthday nearest the Date of Issue.
Maximum Annuity Date. The latest date when Annuity Income payments must begin.
Medallion Signature Guarantee. A stamp provided by a financial institution that verifies your signature. An eligible guarantor institution, such as a national bank, brokerage firm, commercial bank, trust company, credit union, or a savings association participating in the Medallion Signature Guarantee Program provides that service.
Notice. A request signed by you or provided in another manner acceptable to us and received in good order by us at our Service Center.
Owner, you, your, yours. The owner(s) of this contract.
Portfolio. A mutual fund in which a Subaccount invests. Each Subaccount invests exclusively in the shares of a corresponding Portfolio.
Qualified Plan. A contract governed by the requirements of Section 401, 403, 408, or 408A of the Internal Revenue Code, as amended.
Service Center. Thrivent Financial for Lutherans, 4321 North Ballard Road, Appleton, Wisconsin 54919-0001, telephone, 1-800-847-4836, or such other office as we may specify in a notice to the Contract Owner.
Spouse. An individual lawfully married to another individual as defined by federal tax law. The marriage must be recognized by the state, possession, or territory of the United States in which the marriage is entered into, regardless of domicile. Individuals who enter into a marriage under the laws of a foreign jurisdiction are recognized as married for federal tax law purposes if the relationship would be recognized as marriage under the laws of at least one state, possession, or territory of the United States, regardless of domicile.
Subaccount. A subdivision of the Variable Account. Each Subaccount invests exclusively in the shares of a corresponding Portfolio.

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Definitions
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Valuation Day. Each day the New York Stock Exchange is open for trading. The Valuation Day ends at the close of trading on the New York Stock Exchange, usually 4:00 p.m. Eastern Time.
Valuation Period. The period of time from the determination of Accumulation Values on a Valuation Day to the determination of those values on the next Valuation Day.
Variable Account. Thrivent Variable Annuity Account I, which is a Separate Account of Thrivent.

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Fee and Expense Tables
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The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Contract. For a complete discussion of Contract fees and expenses, see Charges and Deductions.
The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender the Contract, or transfer cash value between investment options. You pay no sales load when you make additional investments in the Contract. No state premium taxes are deducted.
Contract Owner Transaction Expense
Sales Load Imposed on Purchase (as a percentage of purchase payments)	0%
Maximum Deferred Sales Load (as a percentage of excess amount surrendered)	7%[1]
Transfer Charge (after 24 free transfers per Contract Year)	$25[2]
Annual Contract Maintenance Charge	$50[3]
The next table describes the fees and expenses that you will pay periodically during the time that you own the Contract, not including Portfolio fees and expenses.
Periodic Fees and Expenses other than Fund Expenses
	Maximum	Current
Annual Mortality and Expense Risk Charge (Annual Separate Account Expenses as a percentage of average Contract value)[4]
Standard Death Benefit	1.25%	1.25%
Charges for Optional Riders (based on benefits chosen)
Maximum Anniversary Death Benefit (MADB)[5]	0.50%	0.25%
Thrivent Income Builder (GLWB) Charge[6]	2.50%	1.30%
Different fees and charges may apply after the Contract has been annuitized. See Charges and Deductions in this prospectus for a complete discussion.
Charges after the Annuity Date
Commuted Value Charge (for surrender of settlement option)	0.25%[7]
The next table shows the maximum and minimum Total Annual Portfolio Operating Expenses for the year ended December 31, 2019, (expenses that are deducted from Portfolio assets, including management fees, distribution and/or service fees and/or other expenses). Expenses may be higher or lower in future years. More detail concerning the fees and expenses is contained in the prospectuses for each Portfolio.
Total Annual Portfolio Operating Expenses8
	Maximum	Minimum
(expenses that are deducted from Fund Assets, including management fees and other expenses)	TBD%	TBD%
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Each Subaccount of the Variable Account purchases shares of the corresponding Fund Portfolio at net asset value. The net asset value reflects the fees and expenses that are deducted from the assets of the Portfolio. The fees and other expenses are not fixed or specified under the terms of the Contract, and they may vary from year to year. More detail concerning the fees and expenses is contained in the prospectuses for the Portfolios.
Examples
The following three examples are intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include Contract Owner transaction expenses, Contract fees, separate account annual expenses, and Portfolio fees and expenses. The following three examples assume that you invest $10,000 in the Contract for the time periods indicated and that your investment has a 5% return each year and assumes both the maximum and the minimum fees and expenses of the Portfolios.
Example 1 shows a Contract with the Standard Death Benefit and portfolio ranges that yield the maximum and minimum expenses. Example 2 shows the cost of a Contract with a MADB Rider and portfolio ranges that yield the maximum and minimum expenses.  Example 3 shows the cost of a Contract with a GLWB Rider and the portfolio ranges that yield the maximum and minimum expenses. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:
Example 1: Contract with Standard Death Benefit9

Years
	1	3	5	10
If you surrender your Contract at the end of the applicable time period with
Maximum Portfolio Expenses:	TBD	TBD	TBD	TBD
Minimum Portfolio Expenses:	TBD	TBD	TBD	TBD
If you annuitize your Contract at the end of the applicable time period with
Maximum Portfolio Expenses:	TBD	TBD	TBD	TBD
Minimum Portfolio Expenses:	TBD	TBD	TBD	TBD
If you do not surrender your Contract at end of the applicable time period with
Maximum Portfolio Expenses:	TBD	TBD	TBD	TBD
Minimum Portfolio Expenses:	TBD	TBD	TBD	TBD

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Example 2: Contract with the MADB Rider10

Years
	1	3	5	10
If you surrender your Contract at the end of the applicable time period with
Maximum Portfolio Expenses:	TBD	TBD	TBD	TBD
Minimum Portfolio Expenses:	TBD	TBD	TBD	TBD
If you annuitize your Contract at the end of the applicable time period with
Maximum Portfolio Expenses:	TBD	TBD	TBD	TBD
Minimum Portfolio Expenses:	TBD	TBD	TBD	TBD
If you do not surrender your Contract at end of the applicable time period with
Maximum Portfolio Expenses:	TBD	TBD	TBD	TBD
Minimum Portfolio Expenses:	TBD	TBD	TBD	TBD

Example 3: Contract with the GLWB Rider11

Years
	1	3	5	10
If you surrender your Contract at the end of the applicable time period with
Maximum Portfolio Expenses:	TBD	TBD	TBD	TBD
Minimum Portfolio Expenses:	TBD	TBD	TBD	TBD
If you annuitize your Contract at the end of the applicable time period with
Maximum Portfolio Expenses:	TBD	TBD	TBD	TBD
Minimum Portfolio Expenses:	TBD	TBD	TBD	TBD
If you do not surrender your Contract at end of the applicable time period with
Maximum Portfolio Expenses:	TBD	TBD	TBD	TBD
Minimum Portfolio Expenses:	TBD	TBD	TBD	TBD

Notes to Fee and Expense Tables:
1 We may assess a surrender charge for partial surrenders or surrenders that exceed the free surrender amount. Each Premium Payment will have its own 7-year surrender charge schedule. Earnings in the contract are removed first and always without a surrender charge. Then, premiums are removed from the contract on a first-in, first-out basis and are assessed surrender charges based on full years since allocation. The surrender charge is 7% during the first two years and decreases by 1% for the next five years. The surrender charge also will be deducted if the annuity payments begin during the first three Contract Years, except under certain circumstances as described in Surrender Charge.
2 We reserve the right to limit the number of transfers in each Contract Year. You are allowed 24 free transfers per Contract Year. Subsequent transfers (other than the Dollar Cost Averaging and Asset Rebalancing Programs) will incur a $25 transfer charge.
3 We will charge an Annual Contract Maintenance Charge on each Contract Anniversary. The Maximum Annual Contract Maintenance Charge is $50. However, we will waive the charge on any anniversary when the Accumulated Value is $50,000 or more. The charge will be taken from each subaccount of the Variable Account and from the Fixed Account according to the ratio for this contract of the Accumulated Value in each subaccount and the Fixed Account to the Accumulated Value of the Contract.
4 The table above shows the guaranteed Maximum Annual Mortality and Risk Charge for the Contract. See Charges and Deductions—Maximum Annual Mortality and Risk Charge. The risk charge for a Contract pending payout due to a death claim is based on the average daily net assets of the Variable Account and is equal to an annual rate of 0.95%.
5 The MADB Charge will be deducted from the Accumulated Value. It will be deducted from the Fixed Account and the
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subaccounts of the Variable Account on a pro rata basis according to the ratio of the Accumulated Value in the Fixed Account and each subaccount of the Variable Account to the Accumulated Value of the contract as of the Rider Quarterly Anniversary. On the day of the MADB charge, the amount of the charge is determined by multiplying the MADB by the MADB Charge Rate and dividing by 4. The first MADB Charge will be deducted on the first Rider Quarterly Anniversary for the three-month period that started on the Rider Date of Issue. Thereafter, the MADB Charge for each three-month period will be deducted on the Rider Quarterly Anniversary immediately after that three-month period. If the market is closed on the date the MADB Rider Charge should be processed, the charge will be processed on the next Valuation Date.
6 The Thrivent Income Builder (GLWB) Rider Charge will be deducted from the subaccounts of the Variable Account on a pro rata basis according to the ratio of the accumulated value in each subaccount of the Variable Account to the Accumulated Value of the Variable Account as of the Rider Quarterly Anniversary. The Thrivent Income Builder (GLWB) Rider Charge is deducted from the Fixed Account only if the Variable Account is depleted. This charge is deducted quarterly, beginning three months after the Date of Issue, on the same day of the month as the Date of Issue (or if that day does not occur in that month, on the last day of that month). On the day of the GLWB charge, the amount of the charge is determined by multiplying the GLWB Benefit Base by the Thrivent Income Builder (GLWB) Rider Charge Rate and dividing by 4. The first Thrivent Income Builder (GLWB) Rider Charge will be deducted on the first Rider Quarterly Anniversary for the three-month period that started on the Rider Date of Issue. Thereafter, the Thrivent Income Builder (GLWB) Rider Charge for each three-month period will be deducted on the Rider Quarterly Anniversary immediately after that three-month period. If the market is closed on the date the Thrivent Income Builder (GLWB) Rider Charge should be processed, the charge will be processed on the next Valuation Date.
7 If we are paying Annuity Income under Options 2 or 3, the owner of the settlement agreement may elect to receive a full or partial surrender of the present value of the remaining payments, unless the income elected was irrevocable. If the owner elects to receive a partial surrender, the income will be reduced as follows. Under Option 2 the number of future payments will be reduced so that the present value of the remaining payments after the reduction is equal to the present value of the remaining payments immediately before the surrender less the partial surrender amount. Under Option 3 the amount of future payments will be reduced in the same proportion as the ratio of the partial surrender amount to the present value of the remaining payments immediately before the surrender. The present value of the remaining payments on any day is based on the interest rate used to determine the income payable plus 0.25%. If we are paying Annuity Income under Options 4, 5, or any other life income option with a guaranteed period, then during the guaranteed period the owner of the settlement agreement may elect to receive a lump sum in lieu of continuing payments, unless the life income elected was irrevocable. The lump sum payable on any day is the present value of payments remaining in the guaranteed period. The value will be based on the interest rate used to determine the income payable plus 0.25%.
8 Thrivent has agreed to reimburse certain expenses other than the advisory fees for certain Thrivent Portfolios. After taking these contractual and voluntary arrangements into account, the actual range (maximum and minimum) of total operating expenses charged by the Portfolios was between 1.25% to 0.24%. The reimbursements may be discontinued at any time. The amounts are based on the arithmetic average of expenses paid in the year ended December 31, 2019, for all of the available Thrivent Portfolios, adjusted to reflect anticipated changes in fees and expenses. With respect to new Portfolios, amounts are based on estimates for the current fiscal year. For external Portfolios, please see their prospectuses for information for any expense reimbursements they provide.
9 For this example, the following assumptions are used: 1.25% mortality and expense risk charge and portfolio operating expenses ranging from TBD% to TBD%.
10 For this example, the following assumptions are used: 0.50% optional benefit charge, 1.25% mortality and expense risk charge and portfolio operating expenses ranging from TBD% to TBD%.
11 For this example, the following assumptions are used: 2.50% optional benefit charge, 1.25% mortality and expense risk charge and portfolio operating expenses ranging from TBD% to TBD%.
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Summary
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Please see Definitions at the beginning of this Prospectus for definitions of several technical terms, which can help you understand details about your Contract. The Summary is an introduction to various topics related to the Contract. For more detailed information on each subject, refer to the appropriate section of this Prospectus.
The Contract
The Contract along with any riders, endorsements, amendments, application, and our Articles of Incorporation and Bylaws constitutes your entire agreement. See The Contract.
This prospectus contains all material provisions of the Contract. Any variations are pursuant to state law. Provisions that vary by state law are specifically disclosed under applicable sections of The Contract.
We issue individual flexible premium deferred variable annuity contracts. In order to purchase a Contract, you must submit an application to us through one of our financial professionals who is also a registered representative/investment advisor of Thrivent Investment Management Inc. We only offer the Contract to a member or to a person eligible for membership who is also applying for membership. The Contract may be sold to or in connection with retirement plans that may or may not qualify for special Federal tax treatment under the Internal Revenue Code. Annuity payments under the Contract are deferred until the Maximum Annuity Date.
The minimum acceptable initial premium is $5,000 unless your Contract is issued in connection with a Qualified Plan. If your Contract is issued in connection with a Qualified Plan, the minimum acceptable premium is $2,000. We may, at our discretion, waive this initial premium requirement. You may pay additional premiums under the Contract, but we may choose not to accept any additional premium less than $50. We also reserve the right to limit all premiums paid on the Contract to a total of $1 million.
No premiums are allowed once any Owner reaches Contract Age 88.
Allocation of Premiums. You may allocate premiums under the Contract to one or more of the Subaccounts of the Variable Account or the Fixed Account. We reserve the right to limit allocations or transfers to the Fixed Account. Certain investment options may be unavailable in some states.
The Accumulated Value of the Contract in the Subaccounts will vary primarily based on the investment experience of the Portfolios whose shares are held in the Subaccounts designated. The interest rate that applies to the Fixed Account depends upon the rate in effect on the date of the allocation and subsequent rates guaranteed to never fall below the Fixed Account Guaranteed Minimum Interest Rate.
If your contract is set up on monthly systematic purchases or surrenders, we will only send quarterly confirmation statements for these transactions.
Automatic Transfers. We offer optional Dollar Cost Averaging and Asset Rebalancing Programs. See The Contract—Dollar Cost Averaging and The Contract—Asset Rebalancing.
Free Look Period. You have the right to return the Contract within 10 days after you receive it. Some states require a longer free look period.
Thrivent Income Builder Guaranteed Lifetime Withdrawal Benefit (GLWB) Rider. For an additional charge, a Rider is available that guarantees a minimum lifetime withdrawal amount even if the account is depleted. This Rider can be added at issue and if you’re Contract Age 50 or older with a minimum premium of $25,000.
Surrenders. If you request a surrender on or before the Maximum Annuity Date, we will pay to you all or part of the Accumulated Value of a Contract after deducting any applicable surrender charge or tax withholdings. Partial surrenders must be for at least $200 and must not reduce the remaining Accumulated Value in the Contract to less than $2,000. Under certain circumstances an Owner may make partial or full surrenders of Annuity Income.

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Summary
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Transfers. On or before the Maximum Annuity Date, you may request the transfer of all or a part of your Contract’s Accumulated Value to or from the Subaccounts or the Fixed Account. We reserve the right to limit allocations or transfers to the Fixed Account. You may request 24 free transfers per Contract Year. Subsequent transfers (other than the Dollar Cost Averaging and Asset Rebalancing Programs) will incur a $25 transfer charge. We reserve the right to limit the number of transfers you make in any Contract Year. See The Contract—Transfers of Accumulated Value for more details, including the restrictions on transfers.
Death Benefits. The Contract offers a Standard Death Benefit if an Owner dies before the Maximum Annuity Date. For an additional charge, you may purchase an optional death benefit rider which may increase the death benefit if the Owner dies before the Maximum Annuity Date. The optional death benefit is called the Maximum Anniversary Death Benefit (MADB) Rider. See The Contract—Maximum Anniversary Death Benefit (MADB) Rider.
After any Annuity Date, amounts payable from that annuitized portion, if any, depend upon the terms of the settlement option.
Annuity Provisions
You may select an annuity settlement option or options. See Annuity Provisions for more details.
Federal Tax Status
For a description of the federal income tax status of annuities, see Federal Tax Status—Taxation of Annuities in General. Generally, a distribution from a Contract before the taxpayer attains age 59 1⁄2 will result in a penalty tax of 10% of the amount of the distribution which is included in gross income. Death proceeds paid to beneficiaries are also subject to income tax.
Exchange Program
From time to time, we may offer programs for certain variable annuities issued by Thrivent to be exchanged for the Contract described in this prospectus. Such exchange offers will be made available only for contracts that have not yet started making annuity payments. You should carefully consider whether an exchange is appropriate for you by comparing the death benefits, living benefits, and other guarantees that are provided by the contract you currently own to the benefits and guarantees provided by the new contract being offered. You should also compare the fees and charges of your current contract to the new contract being offered as they may be higher than your current contract. The programs we offer will be made available on terms and conditions determined by us and any such program will comply with applicable law.

Thrivent and the Variable Account
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Thrivent
Thrivent is a not-for-profit financial services membership organization of Christians helping our members achieve financial security and give back to their communities. We were organized in 1902 as a fraternal benefit society under Wisconsin law, and comply with Internal Revenue Code Section 501(c)(8). We are licensed to sell insurance in all states and the District of Columbia.
For more information, visit Thrivent.com.
The Variable Account
The Variable Account is a separate account of ours, which became available on October 31, 2002. The Variable Account meets the definition of a “separate account” under the federal securities laws. The Variable Account is registered with the Securities and Exchange Commission (the “SEC”) as a unit investment trust under the Investment Company Act of 1940 (the “1940 Act”). This registration does not involve supervision by the SEC of the management or investment policies or practices of the Variable Account.

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Thrivent and the Variable Account
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We are not a trustee with respect to such assets. However, the Wisconsin laws under which the Variable Account is operated provide that the Variable Account shall not be chargeable with liabilities arising out of any other business we may conduct. The Variable Account will be fully funded at all times for the purposes of federal securities laws. We may transfer to our General Account assets of the Variable Account which exceed the reserves and other liabilities of the Variable Account.
Income and realized and unrealized gains and losses from each Subaccount of the Variable Account are credited to or charged against that Subaccount without regard to any of our other income, gains or losses. We may accumulate in the Variable Account the charge for expense and mortality risk, mortality gains and losses and investment results applicable to those assets that are in excess of net assets supporting the Contracts.

Investment Options
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Variable Investment Options and the Subaccounts
You may allocate the premiums paid under the Contract and transfer from the Contract’s Accumulated Value to the Subaccounts of the Variable Account. We invest the assets of each Subaccount in a corresponding Portfolio of the Fund. Note that the italicized Portfolios below are “fund of funds” which are comprised of investments in other Portfolios within the Fund. The Subaccounts and the corresponding Portfolios are listed below.
Investment options if you do not have the GLWB Rider
Subaccount	Corresponding Portfolio
American Funds IS® Global Growth Subaccount	American Funds IS® Global Growth Portfolio Class 4
American Funds IS® Growth-Income Subaccount	American Funds IS® Growth-Income Portfolio Class 4
American Funds IS® International Growth and Income Subaccount	American Funds IS® International Growth and Income Portfolio Class 4
American Funds IS® International Subaccount	American Funds IS® International Portfolio Class 4
Blackrock Total Return V.I. Subaccount	Blackrock Total Return V.I. Portfolio Class III
Eaton Vance VT Floating-Rate Income Subaccount	Eaton Vance VT Floating-Rate Income Portfolio Initial Share Class
Fidelity® VIP Emerging Markets Subaccount	Fidelity® VIP Emerging Markets Portfolio Service Class
Fidelity® VIP Energy Subaccount	Fidelity® VIP Energy Portfolio Service Class II
Fidelity® VIP International Capital Appreciation Subaccount	Fidelity® VIP International Capital Appreciation Portfolio Service Class
Fidelity® VIP Value Subaccount	Fidelity® VIP Value Portfolio Service Class
Goldman Sachs VIT Core Fixed Income Subaccount	Goldman Sachs VIT Core Fixed Income Portfolio Service Class
Goldman Sachs VIT Small Cap Equity Insights Subaccount	Goldman Sachs VIT Small Cap Equity Insights Portfolio Service Class
Janus Henderson VIT Enterprise Subaccount	Janus Henderson Enterprise Portfolio Service Class
Janus Henderson Forty Subaccount	Janus Henderson Forty Portfolio Service Class
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Investment Options
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Subaccount	Corresponding Portfolio
John Hancock Core Bond Trust Subaccount	John Hancock Core Bond Portfolio Series II Share Class
John Hancock International Small Company Trust Subaccount	John Hancock International Small CompanyTrust Portfolio Series II Share Class
John Hancock Strategic Income Opportunities Trust Subaccount	John Hancock Strategic Income Opportunities Trust Portfolio Series II Share Class
MFS Variable Insurance Trust II - Core Equity Subaccount	MFS Variable Insurance Trust II - Core Equity Portfolio Service Class
MFS Variable Insurance Trust III - Global Real Estate Subaccount	MFS Variable Insurance Trust III - Global Real Estate Portfolio Service Class
MFS Variable Insurance Trust III - Mid Cap Value Subaccount	MFS Variable Insurance Trust III - Mid Cap Value Portfolio Service Class
MFS Variable Insurance Trust - New Discovery Subaccount	MFS Variable Insurance Trust - New Discovery Portfolio Service Class
MFS Variable Insurance Trust II - Technology Subaccount	MFS Variable Insurance Trust II - Technology Portfolio Service Class
MFS Variable Insurance Trust - Value Series Subaccount	MFS Variable Insurance Trust - Value Series Portfolio Service Class
PIMCO VIT Emerging Markets Bond Subaccount	PIMCO VIT Emerging Markets Bond Portfolio Advisor Class
PIMCO VIT Global Bond Opportunities Subaccount (Unhedged)	PIMCO VIT Global Bond Opportunities Portfolio (Unhedged) Advisor Class
PIMCO VIT Long-Term U.S. Government Subaccount	PIMCO VIT Long-Term U.S. Government Portfolio Advisor Class
PIMCO VIT Real Return Subaccount	PIMCO VIT Real Return Portfolio Advisor Class
Principal Capital Appreciation Subaccount	Principal Capital Appreciation Portfolio Class 2
Principal VC Equity Income Subaccount	Principal VC Equity Income Portfolio Class 2
Putnam International Value Subaccount	Putnam International Value Portfolio Class 1B
Putnam VT Research Subaccount	Putnam VT Research Portfolio Class 1B
Templeton Global Bond VIP Subaccount	Templeton Global Bond VIP Portfolio Class 2
Templeton Small Cap Value VIP Subaccount	Templeton Small Cap Value VIP Portfolio Class 2
Thrivent Aggressive Allocation Subaccount	Thrivent Aggressive Allocation Portfolio
Thrivent All Cap Subaccount	Thrivent All Cap Portfolio
Thrivent Balanced Income Plus Subaccount	Thrivent Balanced Income Plus Portfolio
Thrivent Diversified Income Plus Subaccount	Thrivent Diversified Income Plus Portfolio
Thrivent ESG Index Subaccount	Thrivent ESG Index Portfolio
Thrivent Global Stock Subaccount	Thrivent Global Stock Portfolio
Thrivent Government Bond Subaccount	Thrivent Government Bond Portfolio
Thrivent High Yield Subaccount	Thrivent High Yield Portfolio
Thrivent Income Subaccount	Thrivent Income Portfolio
Thrivent International Allocation Subaccount	Thrivent International Allocation Portfolio
Thrivent International Index Subaccount	Thrivent International Index Portfolio
Thrivent Large Cap Growth Subaccount	Thrivent Large Cap Growth Portfolio
Thrivent Large Cap Index Subaccount	Thrivent Large Cap Index Portfolio
Thrivent Large Cap Value Subaccount	Thrivent Large Cap Value Portfolio
Thrivent Limited Maturity Bond Subaccount	Thrivent Limited Maturity Bond Portfolio
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Investment Options
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Subaccount	Corresponding Portfolio
Thrivent Low Volatility Equity Subaccount	Thrivent Low Volatility Equity Portfolio
Thrivent Mid Cap Growth Subaccount	Thrivent Mid Cap Growth Portfolio
Thrivent Mid Cap Index Subaccount	Thrivent Mid Cap Index Portfolio
Thrivent Mid Cap Stock Subaccount	Thrivent Mid Cap Stock Portfolio
Thrivent Mid Cap Value Subaccount	Thrivent Mid Cap Value Portfolio
Thrivent Moderately Aggressive Allocation Subaccount	Thrivent Moderately Aggressive Allocation Portfolio
Thrivent Moderate Allocation Subaccount	Thrivent Moderate Allocation Portfolio
Thrivent Moderately Conservative Allocation Subaccount	Thrivent Moderately Conservative Allocation Portfolio
Thrivent Money Market Subaccount	Thrivent Money Market Portfolio
Thrivent Multidimensional Income Subaccount	Thrivent Multidimensional Income Portfolio
Thrivent Opportunity Income Plus Subaccount	Thrivent Opportunity Income Plus Portfolio
Thrivent Partner Emerging Markets Equity Subaccount	Thrivent Partner Emerging Markets Equity Portfolio
Thrivent Partner Growth Stock Subaccount	Thrivent Partner Growth Stock Portfolio
Thrivent Partner Healthcare Subaccount	Thrivent Partner Healthcare Portfolio
Thrivent Real Estate Securities Subaccount	Thrivent Real Estate Securities Portfolio
Thrivent Small Cap Growth Subaccount	Thrivent Small Cap Growth Portfolio
Thrivent Small Cap Index Subaccount	Thrivent Small Cap Index Portfolio
Thrivent Small Cap Stock Subaccount	Thrivent Small Cap Stock Portfolio

Investment options if you have the GLWB Rider
If you have the GLWB Rider, your allocations to the subaccounts will be restricted by Subaccount Classifications, Required Allocation Percentages, and Allocation Options. These may change in the future pursuant to any Rate Sheet Prospectus Supplements.
GLWB Groups and Allocation Percentages
Subaccount Classifications	Required Allocation Percentages	Allocation Options
Group 1	0-10%	Thrivent Fixed Account
Group 2	20%-90%	BlackRock Total Return Subaccount
Eaton Vance VT Floating-Rate Income Subaccount
Goldman Sachs VIT Core Fixed Income Subaccount
John Hancock JHVIT Core Bond Subaccount
John Hancock JHVIT Strategic Income Opportunities Subaccount
PIMCO VIT Global Bond Opportunities (Unhedged) Subaccount
PIMCO VIT Long-Term US Government Subaccount
PIMCO VIT Real Return Subaccount
Templeton Global Bond VIP Subaccount
Thrivent Government Bond Subaccount
Thrivent High Yield Subaccount
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Investment Options
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GLWB Groups and Allocation Percentages
Subaccount Classifications	Required Allocation Percentages	Allocation Options
Thrivent Income Subaccount
Thrivent Limited Maturity Bond Subaccount
Thrivent Money Market Subaccount
Group 3	0%-70%	American Funds Global Growth Subaccount
American Funds Growth-Income Subaccount
American Funds International Subaccount
American Funds International Growth and Income Subaccount
Fidelity Value Subaccount
Fidelity VIP International Capital Appreciation Subaccount
Janus Henderson VIT Enterprise Subaccount
Janus Henderson VIT Forty Subaccount
MFS VIT II Core Equity Subaccount
MFS VIT III Mid Cap Value Subaccount
MFS VIT Value Subaccount
Principal Capital Appreciation Subaccount
Principal VC Equity Income Subaccount
Putnam International Value Subaccount
Putnam VT Research Subaccount
Thrivent Aggressive Allocation Subaccount
Thrivent All Cap Subaccount
Thrivent Balanced Income Plus Subaccount
Thrivent Diversified Income Plus Subaccount
Thrivent ESG Index Subaccount
Thrivent Global Stock Subaccount
Thrivent International Allocation Subaccount
Thrivent International Index Subaccount
Thrivent Large Cap Growth Subaccount
Thrivent Large Cap Index Subaccount
Thrivent Large Cap Value Subaccount
Thrivent Low Volatility Equity Subaccount
Thrivent Mid Cap Growth Subaccount
Thrivent Mid Cap Index Subaccount
Thrivent Mid Cap Stock Subaccount
Thrivent Mid Cap Value Subaccount
Thrivent Moderate Allocation Subaccount
Thrivent Moderately Aggressive Allocation Subaccount
Thrivent Moderately Conservative Allocation Subaccount
Thrivent Multidimensional Income Subaccount
Thrivent Opportunity Income Plus Subaccount
Thrivent Partner Growth Stock Subaccount
Group 4	0%-40%	Franklin Templeton Small Cap Value VIP Subaccount
Goldman Sachs VIT Small Cap Equity Insights Subaccount
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Investment Options
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GLWB Groups and Allocation Percentages
Subaccount Classifications	Required Allocation Percentages	Allocation Options
John Hancock VIT International Small Company Subaccount
MFS VIT New Discovery Subaccount
Thrivent Small Cap Growth Subaccount
Thrivent Small Cap Index Subaccount
Thrivent Small Cap Stock Subaccount
Group 5	0%-10%	Fidelity VIP Emerging Markets Subaccount
Fidelity VIP Energy Subaccount
MFS VIT II Technology Subaccount
MVS VIT III Global Real Estate Subaccount
PIMCO VIT Emerging Markets Bond Subaccount
Thrivent Partner Emerging Markets Equity Subaccount
Thrivent Partner Healthcare Subaccount
Thrivent Real Estate Securities Subaccount
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Investment Options
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The following table summarizes each Portfolio’s investment objective and investment adviser/subadviser:
Portfolio	Investment Objective	Investment Adviser/Subadviser
American Funds IS® Global Growth Portfolio Class 4	To provide long-term growth of capital.	Capital Research and Management CompanySM
American Funds IS® Growth-Income Portfolio Class 4	To achieve long-term growth of capital and income.	Capital Research and Management CompanySM
American Funds IS® International Growth and Income Subaccount Class 4	To provide long-term growth of capital while providing current income.	Capital Research and Management CompanySM
American Funds IS® International Portfolio Class 4	To provide long-term growth of capital.	Capital Research and Management CompanySM
Blackrock Total Return V.I. Portfolio Class III	To seek to maximize total return, consistent with income generation and prudent investment management.	BlackRock Advisors, LLC/BlackRock International Limited, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited
Eaton Vance VT Floating-Rate Income Subaccount Initial Share Class	Provide a high level of current income.	Eaton Vance Management
Fidelity® VIP Emerging Markets Portfolio Service Class	To seek capital appreciation.	Fidelity Management & Research Company (FMR)
Fidelity® VIP Energy Portfolio Service Class	To seek capital appreciation.	Fidelity Management & Research Company (FMR)
Fidelity® VIP International Capital Appreciation Portfolio Service Class	To seek capital appreciation.	Fidelity Management & Research Company (FMR)
Fidelity® VIP Value Portfolio Service Class	To seek capital appreciation.	Fidelity Management & Research Company (FMR)
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Investment Options
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Portfolio	Investment Objective	Investment Adviser/Subadviser
Goldman Sachs VIT Core Fixed Income Portfolio Service Class	Seeks a total return consisting of capital appreciation and income that exceeds the total return of the Bloomberg Barclays U.S. Aggregate Bond Index.	Goldman Sachs Asset Management, L.P.
Goldman Sachs VIT Small Cap Equity Insights Portfolio Service Class	To seek long-term growth of capital.	Goldman Sachs Asset Management, L.P.
Janus Henderson VIT Enterprise Portfolio Service Class	To seek long-term growth of capital.	Janus Capital Management, LLC.
Janus Henderson VIT Forty Portfolio Service Class	To seek long-term growth of capital.	Janus Capital Management, LLC.
John Hancock VIT Core Bond Trust Portfolio Series II	To seek total return consisting of income and capital appreciation.	John Hancock Investment Management Services, LLC/Wells Capital Management, Inc.
John Hancock VIT International Small Company Portfolio Series II	To seek to track the performance of a broad-based equity index of foreign companies, primarily in developed countries and, to a lesser extent, in emerging markets.	John Hancock Investment Management Services, LLC/SSGA Funds Management, Inc.
John Hancock VIT Strategic Income Opportunities Trust Portfolio Series II	To seek a high level of current income.	John Hancock Investment Management Services, LLC/John Hancock Asset Management, a division of Manulife Asset Management (US) LLC.
MFS Variable Insurance Trust II - Blended Research Core Equity Portfolio Service Class	To seek capital appreciation.	MFS
MFS Variable Insurance Trust III - Global Real Estate Portfolio Service Class	To seek total return.	MFS
MFS Variable Insurance Trust III - Mid Cap Value Portfolio Service Class	To seek capital appreciation.	MFS
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Investment Options
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Portfolio	Investment Objective	Investment Adviser/Subadviser
MFS Variable Insurance Trust – New Discovery Portfolio Service Class	To seek capital appreciation.	MFS
MFS Variable Insurance Trust II - Technology Portfolio Service Class	To seek capital appreciation.	MFS
MFS Value Series Portfolio Service Class	To seek capital appreciation.	MFS
PIMCO VIT Emerging Markets Bond Portfolio Advisor Class	To seek maximum total return, consistent with preservation of capital and prudent investment management.	PIMCO
PIMCO VIT Global Bond Opportunities Portfolio (Unhedged) Advisor Class	To seek maximum total return, consistent with preservation of capital and prudent investment management.	PIMCO
PIMCO VIT Long-Term U.S. Government Portfolio Advisor Class	To seek maximum total return, consistent with preservation of capital and prudent investment management.	PIMCO
PIMCO VIT Real Return Portfolio Advisor Class	To seek maximum real return, consistent with preservation of real capital and prudent investment management.	PIMCO
Principal Capital Appreciation Portfolio Class 2	Long-term growth of capital.	Principal Global Investors, LLC
Principal VC Equity Income Portfolio Class 2	Seeks to provide current income and long-term growth of income and capital.	Principal Global Investors, LLC
Putnam International Value Portfolio Class 1B	Seeks capital growth. Current income is a secondary objective	Putnam Investment Management, LLC
Putnam VT Research Portfolio Class 1B	Seeks capital appreciation.	Putnam Investment Management, LLC
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Investment Options
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Portfolio	Investment Objective	Investment Adviser/Subadviser
Templeton Global Bond VIP Portfolio Class 2	To seek high current income, consistent with preservation of capital. Capital appreciation is a secondary consideration.	Franklin Advisers, Inc.
Templeton Small Cap Value VIP Portfolio Class 2	Long-term total return.	Franklin Mutual Advisers, LLC (Franklin Mutual)
Thrivent Aggressive Allocation Portfolio	To seek long-term capital growth.	Thrivent
Thrivent All Cap Portfolio	To seek long-term growth of capital.	Thrivent
Thrivent Balanced Income Plus Portfolio	To seek long-term total return through a balance between income and the potential for long-term capital growth.	Thrivent
Thrivent Diversified Income Plus Portfolio	To seek to maximize income while maintaining prospects for capital appreciation.	Thrivent
Thrivent ESG Index Portfolio	To seek to track the investment results of an index composed of companies selected by the index provider based on environmental, social and governance characteristics. The Portfolio’s investment objective may be changed without shareholder approval.	Thrivent
Thrivent Global Stock Portfolio	To seek long-term capital growth.	Thrivent
Thrivent Government Bond Portfolio	To seek total return, consistent with preservation of capital. The Portfolio’s investment objective may be changed without shareholder approval.	Thrivent
Thrivent High Yield Portfolio	To achieve a higher level of income, while also considering growth of capital as a secondary objective.	Thrivent
Thrivent Income Portfolio	To achieve a high level of income over the longer term while providing reasonable safety of capital.	Thrivent
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Investment Options
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Portfolio	Investment Objective	Investment Adviser/Subadviser
Thrivent International Allocation Portfolio	To seek long-term capital growth.	Thrivent/Goldman Sachs Asset Management, L.P.
Thrivent International Index Portfolio	To seek total returns that track the performance of the MSCI EAFE Index.** The Portfolio’s investment objective may be changed without shareholder approval.	Thrivent
Thrivent Large Cap Growth Portfolio	To achieve long-term growth of capital.	Thrivent
Thrivent Large Cap Index Portfolio	To seek total returns that track the performance of the S&P 500 Index*.	Thrivent
Thrivent Large Cap Value Portfolio	To achieve long-term growth of capital.	Thrivent
Thrivent Limited Maturity Bond Portfolio	To seek a high level of current income consistent with stability of principal.	Thrivent
Thrivent Low Volatility Equity Portfolio	To seek long-term capital appreciation with lower volatility relative to global equity markets. The Portfolio’s investment objective may be changed without shareholder approval.	Thrivent
Thrivent Mid Cap Growth Portfolio	To seek long-term capital growth. The Portfolio’s investment objective may be changed without shareholder approval.	Thrivent
Thrivent Mid Cap Index Portfolio	To seek total returns that track the performance of the S&P MidCap 400 Index*.	Thrivent
Thrivent Mid Cap Stock Portfolio	To seek long-term capital growth.	Thrivent
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Investment Options
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Portfolio	Investment Objective	Investment Adviser/Subadviser
Thrivent Mid Cap Value Portfolio	To seek long-term capital growth. The Portfolio’s investment objective may be changed without shareholder approval.	Thrivent
Thrivent Moderate Allocation Portfolio	To seek long-term capital growth while providing reasonable stability of principal.	Thrivent
Thrivent Moderately Aggressive Allocation Portfolio	To seek long-term capital growth.	Thrivent
Thrivent Moderately Conservative Allocation Portfolio	To seek long-term capital growth while providing reasonable stability of principal.	Thrivent
Thrivent Money Market Portfolio	To achieve the maximum current income that is consistent with stability of capital and maintenance of liquidity.	Thrivent
Thrivent Multidimensional Income Portfolio	To seek a high level of current income and, secondarily, growth of capital. The Portfolio’s investment objective may be changed without shareholder approval.	Thrivent
Thrivent Opportunity Income Plus Portfolio	To seek a combination of current income and long-term capital appreciation.	Thrivent
Thrivent Partner Emerging Markets Equity Portfolio	To seek long-term capital growth.	Thrivent/Aberdeen Asset Managers Limited.
Thrivent Partner Growth Stock Portfolio	To achieve long-term growth of capital and, secondarily, increase dividend income.	Thrivent/T. Rowe Price Associates, Inc.
Thrivent Partner Healthcare Portfolio	To seek long-term capital growth.	Thrivent/BlackRock Investment Management, LLC
Thrivent Real Estate Securities Portfolio	To seek to provide long-term capital appreciation and high current income.	Thrivent
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Investment Options
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Portfolio	Investment Objective	Investment Adviser/Subadviser
Thrivent Small Cap Growth Portfolio	To seek long-term capital growth.The Portfolio’s investment objective may be changed without shareholder approval.	Thrivent
Thrivent Small Cap Index Portfolio	To seek capital growth that tracks the performance of the S&P SmallCap 600 Index*.	Thrivent
Thrivent Small Cap Stock Portfolio	To seek long-term capital growth.	Thrivent
* The S&P 500, S& P MidCap 400, and S&P SmallCap 600 Indexes are products of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”), and has been licensed for use by Thrivent Financial for Lutherans (“Thrivent”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). The trademarks have been licensed to SPDJI and have been sublicensed for use for certain purposes by Thrivent. Thrivent variable insurance products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, and of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of the Thrivent variable insurance products or any member of the public regarding the advisability of purchasing variable insurance contracts generally or in the Thrivent variable insurance contracts particularly or the ability of the S&P 500, S&P MidCap 400, and S&P SmallCap 600 Indexes to track general market performance. S&P Dow Jones Indices only relationship to Thrivent with respect to the S&P 500, S&P MidCap 400, and S&P SmallCap 600 Indexes is the licensing of the Indexes and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500, S&P MidCap 400, and S&P SmallCap 600 Indexes are determined, composed and calculated by S&P Dow Jones Indices without regard to Thrivent or the Thrivent variable insurance products. S&P Dow Jones Indices have no obligation to take the needs of Thrivent or the owners of the Thrivent variable insurance products into consideration in determining, composing or calculating the S&P 500, S&P MidCap 400, and S&P SmallCap 600 Indexes. S& P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Thrivent variable insurance products or the timing of the issuance or sale of the Thrivent variable insurance contract or in the determination or calculation of the equation by which a Thrivent variable insurance product is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Thrivent variable insurance product. There is no assurance that investment products based on the S&P 500, S&P MidCap 400, and S&P SmallCap 600 Indexes will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.
S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500, S&P MIDCAP 400, AND S&P SMALLCAP 600 INDEXES OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY THRIVENT , OWNERS OF THE THRIVENT VARIABLE INSURANCE PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500, S&P MIDCAP 400, AND S&P SMALLCAP 600 INDEXES OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND THRIVENT, OTHER THAN THE LICENSORS OR S&P DOW JONES INDICES.
**MSCI, Inc. ("MSCI") makes no express or implied warranties or representations and shall have no liability whatsoever with respect to any MSCI data contained herein. The MSCI data may not be further redistributed or used as a basis for other indexes or any securities or financial products. This prospectus is not approved, endorsed, reviewed or produced by MSCI. None of the MSCI data is intended to constitute investment advice or a recommendation to make (or refrain from making) any kind of investment decision and may not be relied on as such.
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Investment Options
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Each Portfolio has its own investment objective, investment program, policies and restrictions. Although the investment objectives and policies of certain Portfolios may be similar to the investment objectives and policies of other Portfolios that we manage or sponsor or that an affiliate of ours may manage or sponsor, we do not represent or assure you that the investment results will be comparable to any other Portfolio, even where the investment adviser or manager is the same. Differences in portfolio size, actual investments held, fund expenses, and other factors all contribute to differences in Portfolio performance. For all of these reasons, you should expect investment results to differ. In particular, certain Portfolios available only through the Contract may have names similar to portfolios not available through the Contract. The performance of a Portfolio not available through the Contract does not indicate performance of the similarly named Portfolio available through the Contract.
Before selecting any Subaccount, you should carefully read the accompanying prospectus for the Fund attached to this prospectus and found in the back of this book. You should periodically consider your allocation among Subaccounts in light of current market conditions and your investment goals, risk tolerance and financial circumstances. The Fund prospectus provides more complete information about the Portfolios of the Fund in which the Subaccounts invest, including investment objectives and policies, risks, charges, and expenses.
Shares of the Fund are sold to other Portfolios of the Fund, to other insurance company separate accounts of ours, and to other insurance company separate accounts not affiliated with us. The Fund may, in the future, create new Portfolios. It is conceivable that in the future it may be disadvantageous for both variable annuity separate accounts and variable life insurance separate accounts to invest simultaneously in the Fund, although we do not foresee any such disadvantages to either variable annuity or variable life insurance contract owners. The Fund’s management intends to monitor events in order to identify any material conflicts between such Contract Owners and to determine what action, if any, should be taken in response. Material conflicts could result from, for example:
♦	Changes in state insurance laws;
♦	Changes in Federal income tax law;
♦	Changes in the investment management of the Fund; or
♦	Differences in voting instructions between those given by the Contract Owners from the different separate accounts.
If we believe the responses of the Fund to any of those events or conflicts insufficiently protects Contract Owners, we may take appropriate action on our own. Such action could include the sale of Fund by one or more of the separate accounts, which could have adverse consequences.
The Fund is a Minnesota corporation registered with the SEC under the 1940 Act as an open-end management investment company (commonly called a “mutual fund”). That registration does not involve supervision by the SEC of the management or investment practices or policies of the Fund.
The Variable Account will purchase and redeem from the Fund at net asset value to the extent necessary for us to collect charges under the Contracts, to make payments upon surrenders, to provide benefits under the Contracts, or to transfer assets from one Subaccount to another Subaccount, or the Fixed Account, as requested by Contract Owners. Any dividend or capital gain distribution received from a Portfolio of the Funds will be reinvested immediately at net asset value in of that Portfolio and retained as assets of the corresponding Subaccount.
Addition, Deletion, Combination, or Substitution of Investments
At our sole discretion and to the fullest extent permitted by law, we reserve the right to make certain changes to the structure and operation of the Variable Account, including, among others, the right to:
♦	Remove, combine, or add Subaccounts and make the new Subaccounts available to you at our discretion;
♦	Substitute shares of another Portfolio, which may have differences such as (among other things) different fees and expenses, objectives, and risks, for shares of an existing Portfolio in which your Subaccount invests at our discretion;

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Investment Options
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♦	Substitute or close Subaccounts to allocations of premiums or Accumulated Value, or both, and to existing investments or the investment of future premiums, or both, at any time in our discretion;
♦	Transfer assets supporting the Contract from one Subaccount to another or from the Variable Account to another Variable Account;
♦	Combine the Variable Account with other variable accounts, and/or create new variable accounts;
♦	Deregister the Variable Account under the 1940 Act, or operate the Variable Account as a management investment company under the 1940 Act, or as any other form permitted by law; and
♦	Modify the provisions to reflect changes to the Subaccounts and the Variable Account and to comply with applicable law.
The Portfolios, which sell their shares to the Subaccounts, also may terminate these arrangements and discontinue offering their shares to the Subaccounts. We will not make any changes without receiving any necessary approval of the SEC and applicable state insurance departments. We will notify you of any changes.
Income, gains and losses, whether or not realized, from the assets in each Subaccount are credited to or charged against that Subaccount without regard to any of our other income, gains or losses. The value of the assets in the Variable Account is determined at the end of each Valuation Date.
If investment in any particular Portfolio is no longer possible, in our judgment becomes inappropriate for the purposes of the Contract, or for any other reason in our sole discretion, we may close or combine any of the current Portfolios. We may close a Portfolio to new investment, but continue to allow current investors to add additional premium payments, or we may combine the Portfolio with another Portfolio. The substituted investment option may have different fees and expenses. We will not make any substitutions without receiving any necessary approval of the SEC and state insurance departments, if applicable. You will be notified of any substitutions. This notification will include the name of the Portfolio being modified, the approximate date of the shareholder vote, the date the combination will be completed (if approved and if applicable), the date that the Portfolio will be closed to new investment selections, the date that funds can no longer be applied to the Portfolio and the description of where the current value will move to (if applicable) and where future premium payments (if any) will be applied. Subaccounts may be opened, closed or substituted with regard to any of the following as of any specified date: 1) existing Accumulated Value; 2) future payments; and 3) existing and/or future Contract Owners. Each Portfolio sells its shares to the Subaccounts pursuant to a participation agreement and may terminate the agreement and discontinue offering its shares to the Subaccounts.
In addition, we reserve the right to make other structural and operational changes affecting the Variable Account.
We do not guarantee any money you place in the Subaccounts. The value of each Subaccount will increase or decrease, depending on the investment performance of the corresponding Portfolio and fees and charges. You could lose some or all of your money.
Voting Privileges
To the extent required by law, we will vote the Portfolio’s shares held in the Subaccount at regular and special shareholder meetings of the Portfolio in accordance with instructions received from persons having voting interests in the corresponding Subaccounts. If, however, the 1940 Act or any regulation thereunder should be amended or if the present interpretation thereof should change, and as a result we determine that we are permitted to vote the Portfolio’s shares in our own right, we may elect to do so.
Before the Maximum Annuity Date, an Owner shall have the voting interest with respect to Portfolio’s shares attributable to the Contract.
The number of votes which an Owner or person entitled to receive annuity payments has the right to instruct will be calculated separately for each Subaccount. The number of votes which each Owner has the right to

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Investment Options
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instruct will be determined by dividing a Contract’s Accumulated Value in a Subaccount by the net asset value per share of the corresponding Portfolio in which the Subaccount invests. The number of votes that each person entitled to receive annuity payments has the right to instruct will be determined by dividing the Contract’s reserves in a Subaccount by the net asset value per share of the corresponding Portfolio in which the Subaccount invests. Fractional shares will be counted. The number of votes of the Portfolio which an Owner or person entitled to receive annuity payments has the right to instruct will be determined as of the date coincident with the date established by the Portfolio for determining shareholders eligible to vote at the meeting of the Portfolio. Voting instructions will be solicited by written communications prior to such meeting in accordance with procedures established by the Portfolio.
Any Portfolio shares held in the Subccount for which we do not receive timely voting instructions, or which are not attributable to Owners, will be voted by us in proportion to the instructions received from all Owners. Any Portfolio shares held by us or our affiliates in General Accounts will, for voting purposes, be allocated to all separate accounts of ours and our affiliates having a voting interest in that Portfolio in proportion to each such separate account’s votes. Voting instructions to abstain on any item to be voted upon will be applied on a pro rata basis to reduce the votes eligible to be cast.
Each person having a voting interest in a Subaccount will receive proxy materials, reports and other materials relating to the appropriate Portfolio.
Voting privileges are not applicable to the Fixed Account.
Fixed Account
Premiums and Accumulated Value may be allocated to or transferred to the Fixed Account. We reserve the right to limit allocations or transfers to the Fixed Account.
Amounts held in the Fixed Account are invested with our General Account. The interest rates for amounts in the Fixed Account depend on the date of allocation or transfer to the Fixed Account. We guarantee that the initial interest rate for each amount allocated or transferred to the Fixed Account will be effective for at least twelve months, and subsequent interest rates will not be changed more often than once every twelve months. The effective annual interest rate will never be less than the Fixed Account Guaranteed Minimum Interest Rate shown in your Contract. At our discretion, we may credit interest in excess of the guaranteed interest rate.
The date of allocation or transfer is the date that interest begins to accrue. Interest is compounded daily.
The Fixed Account includes any amounts in the DCA Fixed Account.
Interest guarantees are subject to Thrivent’s claims-paying ability. Please see The Contract-Transfers of Accumulated Value for more information on transferring from the Fixed Account.
The amount transferred from the Fixed Account in any Contract Year may not exceed the greater of $500 or 25% of the Accumulated Value in the Fixed Account, excluding any Accumulated Value in the DCA Fixed Account, at the time the first transfer is made in that Contract Year.
A Maintenance of Solvency provision is a legal requirement of a fraternal benefit society. Please see Maintenance of Solvency for more information.

The Maintenance of Solvency provision applies to the Fixed Account in this Contract. The provision is only invoked in the event the reserves of our fraternal benefit society become impaired. If our reserves become impaired, you may be required to make an extra payment. Our Board of Directors will determine the amount of any extra payment based on each member’s fair share of the deficiency. If the payment is not made, it will be charged as a debt against the Contract with an interest rate of 5% per year. You may choose an equivalent reduction in benefits instead of or in combination with the debt. Any indebtedness and interest charged against the Contract, or any agreement for a reduction in benefits, shall have priority over the interest of any owner, beneficiary, or collateral assignee under the Contract.

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Investment Options
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Additional Information about the Fixed Account
Because of exemptive and exclusionary provisions, interests in the Fixed Account have not been registered under the Securities Act of 1933 (“1933 Act”), and the Fixed Account is not registered as an investment company under the Investment Company Act of 1940
(“1940 Act”). Accordingly, the Fixed Account is generally not subject to the provisions of the 1933 or 1940 Acts. Disclosures regarding the Fixed Account, however, may be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements in prospectuses.

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Risks
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This annuity has some risks which may include the following:
♦	The investment options you choose may lose value, and the Accumulated Value of your contract can go down;
♦	Depending on the contract features you select, your investment options may be limited;
♦	This annuity has liquidity risk because a surrender charge may apply to full or partial surrenders made during the surrender charge period;
♦	In addition to taxes on gain, there may be a tax penalty if you withdraw money from the annuity prior to age 59 1⁄2;
♦	If you elect a Settlement Option, you will only receive periodic annuity payments as frequently as you selected. There is a risk that your annuity payments will not keep pace with your personal expenses. If you choose a life income with no guaranteed period, there is a risk that you will die prematurely and no death proceeds will be paid to your beneficiaries.
♦	Health Crisis Risk. The global pandemic outbreak of the novel coronavirus known as COVID-19 has resulted in substantial market volatility and global business disruption. The duration and full effects of the outbreak are uncertain and may result in trading suspensions and market closures, limit liquidity and the ability of the Fund to process Contract Owner redemptions, and negatively impact Fund performance. The COVID-19 outbreak and future pandemics could affect the global economy in ways that cannot be foreseen and may exacerbate other types of risks, negatively impacting the value of the Fund.

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The Contract
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Purchasing a Contract
You purchase a Contract by submitting an application to us through one of our financial professionals who is also a registered representative of Thrivent Investment Management Inc. Contracts are offered to members and people eligible for membership. This prospectus contains all material provisions of the Contract and any variations are pursuant to state law. In your application you select the features of your Contract, including:
♦	The amount of your initial premium. This premium must be at least $5,000 unless your Contract is issued in connection with a Qualified Plan. If your Contract is issued in connection with a Qualified Plan, the minimum acceptable premium is $2,000.
♦	How you want your premiums allocated among the Subaccount(s), and/or the Fixed Account. We reserve the right to limit the number of allocations to subaccounts.
♦	Whether or not you want the Maximum Anniversary Death Benefit Rider or the Guaranteed Lifetime Withdrawal Benefit Rider.
♦	The beneficiary or beneficiaries you want to receive the benefit payable upon the death of the Owner.
♦	The maximum Issue Age is Contract Age 85 and no premiums are accepted once any Owner reaches Contract Age 88 (or any annuitant if owned by a non-natural person).
♦	Premium amounts of $1 million or greater will require prior approval, and we reserve the right to limit the total amount of all premiums paid on the Contract to $1 million. We reserve the right to decline future applications if the premium on an Owner’s Contract is $1 million or greater. We reserve the right to decline applications that do not meet issue and suitability guidelines.
Processing Your Application
We will process your application when we receive it. Your Contract’s Date of Issue is the date the first premium is applied. If we determine that the application is not in good order, we will attempt to complete it within five business days. If the application is not complete at the end of this period, we will tell you the reason for the delay and we will return the initial premium unless you specifically consent to our keeping it until the application is complete.
Allocation of Premiums
We will allocate your initial premium among the Subaccount(s) and/or the Fixed Account according to your application. Any amount of your initial premium which you allocate to a Subaccount will be credited to your Contract with a number of Accumulation Units of that Subaccount based on the Subaccount’s Accumulation Unit Value at the end of that Valuation Period. Subsequent allocations to a Subaccount will be credited with a number of Accumulation Units of that Subaccount based on the Subaccount’s Accumulation Unit Value at the end of the Valuation Period when the allocation is made. See Subaccount Valuation.
The allocation percentages that you select must be in whole numbers and their sum must be 100%. We reserve the right to adjust allocation percentages to eliminate fractional percentages. Premiums that you pay after the initial premium are allocated at the end of the Valuation Period in which we receive them using the allocation percentages specified in your application. You may change the allocation percentages for future premiums without charge and at any time by giving us Notice. Unless specifically designated otherwise, any change will apply to all future premiums unless you request another change.
If you add the GLWB Rider, your allocations to the subaccounts will be restricted by the Required Allocation Percentages per Allocation Group. See The Contract--GLWB Investment Requirements.
The values in the Subaccounts of the Variable Account will vary with the investment experience of the corresponding Portfolios. You bear the entire investment risk of the amounts allocated to Subaccounts of the Variable Account. You should periodically review your allocations of premiums in light of market conditions and your overall financial objectives.

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The Contract
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Free Look Period
After you receive your Contract, you have a “free look” period of 10 calendar days (some states require a longer free look period, which will be indicated in your Contract) to decide if you want to keep it. If you decide to cancel the Contract within the free look period, you may do so by returning the Contract and providing Notice of cancellation to our Service Center or a financial professional. Once we receive the Contract and notice of cancellation, we will cancel the Contract and refund to you an amount equal to the Accumulated Value plus any expenses we’ve taken. The value may be more or less than your premium payment depending upon the investment performance. This means you bear the risk of any decline in your value until we receive your Contract and notice of cancellation. However, in certain states we must return your premium payment, if greater.
In addition to the “free look” period described, if your Contract is an IRA and you revoke it within 7 days after initially receiving the IRA disclosure, we will refund all premiums that you have paid regardless of the state in which the Contract was issued. If the value is higher, you have the right to receive the value in lieu of the initial premium payment. If you receive the higher value we will issue you a tax form for the earnings.
Accumulated Value of Your Contract
On or before the Maximum Annuity Date, your Contract’s value is expressed as its Accumulated Value. Your Contract’s Accumulated Value is the sum of the accumulated values in Subaccounts and the Fixed Account.
Your Contract’s Accumulated Value will reflect the investment experience of the chosen Subaccounts, any amount of value in the Fixed Account, any premiums that you pay, any surrenders you make, and any charges we assess in connection with the Contract. There is no guaranteed minimum Accumulated Value, and, because a Contract’s Accumulated Value on any future date depends upon a number of variables, it cannot be predetermined.
Subaccount Valuation
On any Valuation Day, the Accumulated Value of your investment in a Subaccount is equal to the number of Accumulation Units attributable to that Subaccount multiplied by the Accumulation Unit Value for that Subaccount. On any day that is not a Valuation Day, the Accumulated Value for a Subaccount will be determined on the next Valuation Day.
Accumulation Units. Transactions in and out of a Subaccount are made by crediting or reducing the number of Accumulation Units of the Subaccount in your Contract.
We credit your Contract with Accumulation Units of a Subaccount when:
♦	You allocate premiums to that Subaccount;
♦	You transfer Accumulated Value into that Subaccount from another Subaccount or the Fixed Account;
♦	If an excess of the Death Benefit over the Accumulated Value is allocated to the Subaccount.
We reduce the Accumulation Units in a Subaccount when:
♦	You transfer Accumulated Value out of that Subaccount into another Subaccount or the Fixed Account;
♦	You make a surrender from that Subaccount;
♦	Transfer Charges are applied against the Subaccount;
♦	Expenses for optional riders (if applicable) are applied against the Subaccounts.
Accumulation Unit Value
A Subaccount’s Accumulation Unit Value for your Contract is the unit price that is used whenever we credit or reduce Accumulation Units of the Subaccount. Accumulation Unit Values may increase or decrease at the end of each Valuation Period. We re-determine the Accumulation Unit Value for each Subaccount at the end of each Valuation Period. At the end of each Valuation Period, the Accumulation Unit Value for a Subaccount is equal to (1) multiplied by (2) where:

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The Contract
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(1)Is the Accumulation Unit Value for that Subaccount at the end of the prior Valuation Period.
(2)The Net Investment Factor for accumulation unit values for the subaccount for that period.
Accumulation unit values are determined at the end of each Valuation Period before the transfer or allocation of any amounts to or from the subaccounts. The accumulation unit values may increase or decrease on each Valuation Day.
Net Investment Factor
The Net Investment Factor for a Subaccount measures investment performance of that Subaccount. The Net Investment Factor for a Subaccount for a Valuation Period is determined by dividing (1) by (2) and then subtracting (3) and (4) where:
(1)Is the sum of:
(a)The net asset value per share of the corresponding Portfolio at the end of the Valuation Period; plus
(b)The per share amount of any dividend or capital gain distribution made by the Portfolio if the “ex-dividend” date occurs during the Valuation Period; plus or minus
(c)A per share charge or credit for any taxes reserved for that we determine to be a result of the investment operation of the Portfolio.
(2)Is the net asset value per share of the corresponding Portfolio of the Subaccount at the end of the prior Valuation Period.
(3)Is the charge for mortality and expense risks that we deduct for each day in the Valuation Period and is based upon the daily Accumulated Value in each subaccount. This charge may also be based upon the total Accumulated Value in the Subaccounts and is guaranteed not to exceed, on an annual basis, the Maximum Annual Mortality and Expense Risk Charge.
Minimum Accumulated Value
We will terminate your Contract on any Contract Anniversary if the Accumulated Value before the deduction of any Contract Maintenance Charge is less than $2,000. Upon termination, we will pay you the Accumulated Value.
Death Benefit Before the Maximum Annuity Date
We will pay Death Proceeds upon the death of an Owner. If the Owner is a Non-Natural Person, we will pay Death Proceeds upon the death of an Annuitant. Death Proceeds will be paid only if the date of death is before the Maximum Annuity Date and the Accumulated Value is greater than zero on the date of death. Death Proceeds will be paid to the beneficiaries.
Death Proceeds are calculated at the end of the Valuation Period during which we receive at our Service Center a certified copy of the death certificate of the decedent, or other lawful evidence providing equivalent information.
The amount of Death Proceeds is the greatest of the following:
1)The Accumulated Value.
2)The Standard Death Benefit.
3)The Maximum Anniversary Death Benefit, if any.
Any amount of the Death Benefit in excess of the Accumulated Value will be allocated to the Subaccounts and/or the Fixed Account according to the ratio of the Accumulated Value in each to the Accumulated Value of the Contract. Once calculated, Death Proceeds may continue to be subject to the investment experience of the Subaccounts. When based on the investment experience of the Subaccounts, Death Proceeds may increase or decrease daily and are not guaranteed for a minimum dollar amount. Only when the beneficiary provides the claim form and all claim requirements in good order will that beneficiary’s share of the Death Proceeds be removed from the market so that claim payment can be made. In the case of multiple

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The Contract
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beneficiaries, we must receive a completed form from each beneficiary. We process each claim independently. Surrender charges do not apply to Death Proceeds.
Example of calculation of death proceeds:
Carlos died on June 20. Since the Contract’s issue date, Carlos contributed a total of $300,000 of premium payments to his Contract and made no withdrawals. On June 25, we received proof of death. The current Accumulated Value of Carlos’s Contract on that day was $275,000. The standard death benefit provides for an infusion to the Contract if the total premiums payments adjusted for surrenders ever exceed the Accumulated Value when we receive proof of death. We determined Carlos’s standard death benefit by comparing the following:
Comparison Values
Total premiums paid	$300,000
Accumulated Value	$275,000
Standard Death Benefit	$300,000
Since the highest value is $300,000, an amount is infused into the Contract to bring the value of the contract up to $300,000 ($25,000 + $275,000 = $300,000). This amount equals the death proceeds.
Death Proceeds fluctuate daily and are not guaranteed as to minimum dollar amount. No proceeds are distributed until we receive all claim requirements in good order.
Example of Paying Death Proceeds to Beneficiaries:
On June 25, we received proof of death; we determined that the death proceeds were $300,000 as of that day (30,000 accumulation units x $10 each). Carlos’s two children are the beneficiaries and are entitled to  1⁄2 each (as a result, each one is entitled to 15,000 accumulation units). Beneficiaries submit their claim forms on different dates. As a result they receive the following:
Date	Beneficiary	Accumulation Unit Value	Death Proceeds Received
July 10	Ramona	$11	15,000 x $11= $165,000
July 20	Sofia	$9	15,000 x $9= $135,000
Beneficiaries who are natural persons may elect to receive the death benefit in a lump sum or according to one of the settlement plans described in the Contract. See Annuity Provisions—Settlement Options.
Standard Death Benefit
A Standard Death Benefit is payable if an Owner dies before the Maximum Annuity Date. The Standard Death Benefit is equal to the adjusted sum of premiums as follows:
(1) As of the day a premium is received by us, the sum is increased by the amount of that premium.
(2) As of the day a Partial Surrender is taken, the sum is decreased by the same proportion as the Accumulated Value was decreased by the amount taken.
If this contract is continued under Spousal Continuation, then on any date on or after the Continuation Date, the adjusted sum of premiums will be determined using only premiums paid and Partial Surrenders taken on or after the Continuation Date. The Accumulated Value on the Continuation Date will be deemed a premium paid on that date for purposes of this provision.
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The Contract
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Maximum Anniversary Death Benefit (MADB) Rider
The Maximum Anniversary Death Benefit (MADB) Rider is only available at issue if no more than age 75 (age nearest). The MADB Rider is not available if you elect the GLWB Rider.
For purposes of this MADB Rider, the individual referenced must be an Owner. If the Owner is a Non-Natural Person, the individual referenced must be an Annuitant.
The amount of Death Proceeds is the greatest of the following:
1) The Accumulated Value.
2) The Standard Death Benefit.
3) The Maximum Anniversary Death Benefit.
On any day through the Contract Anniversary on which the oldest individual attains Contract Age 80, the MADB is the greatest of the Anniversary Death Benefits determined as follows during the first Contract Year and for each Contract Anniversary.
1) The Anniversary Death Benefit on any day during the first contract year equals the adjusted sum of premiums determined as follows in chronological order:
a) As of the day a premium is allocated to this contract, the sum is increased by the amount of that premium.
b) As of the day that a Partial Surrender is made, the sum is decreased by the same proportion as the Accumulated Value was decreased by the amount taken.
2) The Anniversary Death Benefit for a Contract Anniversary is the Accumulated Value on that anniversary adjusted as follows in chronological order:
a) As of the day a premium is received by us, the benefit is increased by the amount of that premium.
b) As of the day that a Partial Surrender is made, the benefit is decreased by the same proportion as the Accumulated Value was decreased by the amount taken.
On any day after the Contract Anniversary on which the oldest individual attains Contract Age 80, the MADB is equal to the amount calculated in Section 1 above, at that individual’s Contract Age 80, adjusted in chronological order as in Section 2 above.
This rider will terminate on the earliest of the following dates:
1) The date this contract terminates.
2) The end of the Valuation Period during which we receive at our Service Center a certified copy of the death certificate of the decedent, or other lawful evidence providing equivalent information.
3) The date the Accumulated Value is reduced to zero.
4) The date at least two years after the Rider Date of Issue that we receive your Notice to cancel this rider.
5) The date you elect to receive proceeds from a Full Surrender under a settlement option.
6) The Maximum Annuity Date.

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The Contract
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Example of MADB Rider Where a Death Benefit Increase Occurs:
Rumi elects the Maximum Anniversary Death Benefit (MADB) Rider at issue and her initial premium is $100,000. Rumi contributes no additional premium during the first contract year, and she takes no surrender during the first contract year. In the first contract year, Rumi’s MADB amount is $100,000, or the Standard Death Benefit. On Rumi’s first contract anniversary, the Accumulated Value is $108,000. Rumi’s MADB amount is calculated as of that date as $108,000.
Example of MADB Rider Where a Death Benefit Increase Does Not Occur:
Rumi elects the MADB Rider at issue and her initial premium is $100,000. Rumi contributes no additional premium during the first contract year, and she takes no surrender during the first contract year. In the first contract year, Rumi’s MADB amount is $100,000, or the Standard Death Benefit. On Rumi’s first contract anniversary, the Accumulated Value is $98,000. Rumi’s MADB amount is calculated as of that date as $100,000.
Spousal Continuation
If an Owner dies, and that Owner’s spouse is the sole primary beneficiary, that spouse may elect to continue this Contract in force under Spousal Continuation, to the extent permitted by law. Spousal Continuation, if elected, is subject to the following:
1)Spousal Continuation is effective on the date that the election is made (the Continuation Date).
2)The spouse will be the Owner and Annuitant on the Continuation Date.
3)All Contract benefits will continue, and the amount of those benefits will be determined using the Accumulated Value on the Continuation Date. The Surrender Charge schedule will continue as if the death had not occurred.
4)Spousal Continuation is elected in lieu of receiving Death Proceeds.
5)Death Proceeds are calculated on the date we receive Proof of Death of an Owner. Any excess of Death Proceeds over Accumulated Value on that date will be added to the Accumulated Value. This amount will be allocated to subaccounts of the Variable Account and to the Fixed Account according to the ratio of the accumulated value in each to the total Accumulated Value.
6)Spousal Continuation may be elected only once in this Contract.
The spouse will have 60 days from the date we receive proof of death in which to elect to receive Death Proceeds or continue the contract under Spousal Continuation. If an election is not made within 60 days, we will deem that Spousal Continuation has been elected on the 61st day, and that day will be the Continuation Date.
Death of Annuitant After an Annuity Date
If an Annuitant dies while we are paying Annuity Income under a settlement option, any amounts payable will depend on the terms of that settlement option. See Annuity Provisions—Settlement Options.
Thrivent Income Builder Guaranteed Lifetime Withdrawal Benefit (GLWB) Rider
The Thrivent Income Builder is a Guaranteed Lifetime Withdrawal Benefit (GLWB) Rider that is an optional benefit that allows you to withdraw up to a Guaranteed Annual Withdrawal Amount (GAWA) each Contract Year for as long as the Thrivent Income Builder is in force. The Thrivent Income Builder is only available at issue or if Spousal Continuation is elected (and the Thrivent Income Builder is still available). If you elect the Thrivent Income Builder, you may not elect the Maximum Anniversary Death Benefit Rider. GAWA withdrawals are not subject to a surrender charge and may be withdrawn each Contract Year after the GLWB Calculation Date, described below.
GLWB Calculation Date. The GLWB Calculation Date, is the date on which we determine the initial Guaranteed Annual Withdrawal Amount (GAWA). It is the earliest of the following dates:
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1) The date that you take the first Partial Surrender from this contract. That Partial Surrender is included in the Guaranteed Annual Withdrawal Amount for the Contract Year in which the surrender is taken.
2) The date that the Accumulated Value is reduced to zero, when that reduction in Accumulated Value is not the result of a surrender.
3) The Maximum Annuity Date.
The GLWB Calculation Date cannot be deferred to a date later than as described above.
Starting on the GLWB Calculation Date, the following provisions in the base contract do not apply:
1) Minimum Accumulated Value
2) Minimum Remaining Accumulated Value After a Partial Surrender
The Benefit. While this rider is in force, no Surrender Charge will apply to Partial Surrenders as long as the total amount surrendered in a Contract Year is less than or equal to the Guaranteed Annual Withdrawal Amount (GAWA) for that Contract Year. Partial Surrenders that do not exceed the Guaranteed Annual Withdrawal Amount for that Contract year will not decrease the GLWB Benefit Base. Partial Surrenders will decrease the Accumulated Value.
If the Accumulated Value is reduced to zero and the GLWB Benefit Base is not zero, we will pay you the GAWA each year while a Covered Person is living. The GAWA will be paid under a settlement agreement that we will issue.
Covered Person(s). The persons upon whose life the benefits of this rider are based. At the Rider Date of Issue, each Covered Person will be the other Covered Person’s sole primary beneficiary. That beneficiary designation cannot be changed except as described in Divorce of Covered Persons Before the Maximum Annuity Date below.
Covered Persons cannot be changed except that the surviving Covered Person will continue as the sole Covered Person as described in Death of a Covered Person Before the GLWB Calculation Date and Death of a Covered Person Before the Maximum Annuity Date below.
Divorce of Covered Persons Before the Maximum Annuity Date (for two Covered Persons only). If Covered Persons divorce, they continue as Covered Persons and this rider and its benefits continue unchanged, except that the beneficiary designation may be changed and Spousal Continuation is not an option.
Withdrawal Percentage. The Withdrawal Percentage is set on the GLWB Calculation Date using the Contract Age of the Covered Person (or the younger Covered Person, if there are two) on that date. Once that Withdrawal Percentage is set on the GLWB Calculation Date, it cannot change. The Withdrawal Percentage will be compared to the following table based on the contract age of the Covered Person if a single GLWB or the youngest Covered Person if a joint GLWB. For a Joint GLWB, if one Covered Person has died, we will use the surviving Covered Person’s Contract Age and the percentage listed in the Joint column below.
Contract Age	Single	Joint
50-59	3.25%	2.75%
60-64	3.75%	3.25%
65-69	4.75%	4.25%
70-74	5.25%	4.75%
75+	5.75%	5.25%
GLWB Benefit Base. If the Rider Date of Issue is the same as the Date of Issue of the contract, the GLWB Benefit Base on the Rider Date of Issue is equal to the Initial Premium. Otherwise, the GLWB Benefit Base on the Rider Date of Issue is equal to the Accumulated Value as of the Rider Date of Issue.
Thereafter, GLWB Benefit Base will be adjusted as described below, not to exceed the Maximum GLWB Benefit Base of 10,000,000.
1) When a premium is allocated under this contract, the GLWB Benefit Base is increased by the amount of that premium.

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2) At each Contract Anniversary, the GLWB Benefit Base will be increased as in (a) and (b) below, in the respective order shown.
a) The GLWB Benefit Base will be increased by any Credit Amount applicable for that Contract Anniversary.
b) The resulting GLWB Benefit Base is compared to the Accumulated Value.
(i) Step Up: If the GLWB Benefit Base is less than that Accumulated Value, the GLWB Benefit Base will Step Up to equal the Accumulated Value.
(ii) If the GLWB Benefit Base is not less than the Accumulated Value, no Step Up will be made.
3) On the Guarantee Date [The later of the 12th contract anniversary after the rider issue date or the Contract Anniversary after the Covered Person (or the youngest if there are two) is Contract Age 70], we will make any adjustment to the GLWB Benefit Base pursuant to GLWB Benefit Base Guaranteed Minimum.
4) As of any day that you have made a GLWB Excess Surrender, the GLWB Benefit Base is decreased as specified in GLWB Excess Surrender.
The GLWB Benefit Base is used only for calculating benefits and the GLWB Charge. It cannot be taken as a Full or Partial Surrender and is not payable as part of Death Proceeds.
GLWB Benefit Base Credit. The GLWB Benefit Base will be increased by the Credit Amount on each Contract Anniversary during a Credit Period if no surrender was made during the immediately prior Contract Year.
Credit Amount. The Credit Amount is calculated as the Credit Base multiplied by the Credit Percentage.
The initial Credit Amount is calculated at the beginning of the first Credit Period. A new Credit Amount is calculated at the beginning of any new Credit Period.
Credit Base. If the Rider Date of Issue is the same as the Date of Issue of the contract, the Credit Base equals the Initial Premium. Otherwise, the Credit Base equals the Accumulated Value on the Rider Date of Issue. Thereafter, the Credit Base is increased and decreased as follows:
1) Credit Base increase.
a)If additional premium is allocated under this contract, the Credit Base is increased by the amount of that premium. That new Credit Base is used starting on the next Contract Anniversary.
b)If the GLWB Benefit Base increases due to Step Up, the Credit Base is increased to equal the GLWB Benefit Base. That new Credit Base is used starting on the Contract Anniversary one year following the Step Up.
2) Credit Base decrease.
a)If the GLWB Benefit Base decreases as a result of a GLWB Excess Surrender, the Credit Base is decreased by the ratio of:
i) The amount of the GLWB Excess Surrender:
Divided by
ii) The Accumulated Value prior to the surrender less the amount of the Partial Surrender that is not a GLWB Excess Surrender.
That new Credit Base is used starting on the next Contract Anniversary.
Credit Period. The first Credit Period begins on the Rider Date of Issue. Thereafter, a new Credit Period begins on any Contract Anniversary on which a GLWB Benefit Base Step Up causes the Credit Base to increase.
The last Credit Period ends on the earliest of the following dates:
1)The date that a surrender or charge reduces the Accumulated Value to zero.
2)The later of the 10th Contract Anniversary after the Rider Date of Issue and the Contract Anniversary 10 years after the latest Contract

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Anniversary on which a GLWB Benefit Base increase due to Step Up caused the Credit Base to increase.
3)The Contract Anniversary when the older Covered Person reaches Contract Age 80.
If the last Credit Period ends as in (2) and (3) immediately above, a Credit Amount will be added to the GLWB Benefit Base on the Contract Anniversary on which the Credit Period ended.
The Accumulated Value of this contract is not increased by any GLWB Benefit Base Credit or any increase to the Credit Base.
Example of Thrivent Income Builder getting a Benefit Base Credit, but not a Step Up:
Kevin has the Thrivent Income Builder and his initial premium is $100,000. On the rider date of issue, the GLWB Benefit Base is $100,000 and the Credit Base is $100,000. Kevin contributes no additional premium during the first contract year, and he takes no surrender during the first contract year. At the first contract anniversary, the Accumulated Value is $104,000. This example assumes a GLWB Benefit Base Credit of 6%. Kevin receives a GLWB Benefit Base Credit of $100,000 X 6% = $6,000, increasing the GLWB Benefit Base to $106,000. As the resulting GLWB Benefit Base is not less than the Accumulated Value, Kevin does not receive a Step Up.
Example of Thrivent Income Builder getting a Benefit Base Credit and a Step Up:
Denise has the Thrivent Income Builder and her initial premium is $100,000. On the rider date of issue, the GLWB Benefit Base is $100,000 and the Credit Base is $100,000. Denise contributes no additional premium during the first contract year, and she takes no surrender during the first contract year. At the first contract anniversary, the Accumulated Value is $108,000. This example assumes a GLWB Benefit Base Credit of 6%. Denise receives a GLWB Benefit Base Credit of $100,000 X 6% = $6,000, increasing the GLWB Benefit Base to $106,000. As the resulting GLWB Benefit Base is less than the Accumulated Value, Denise receives a Step Up and the GLWB Benefit Base is set equal to the Accumulated Value, making the GLWB Benefit Base $108,000.
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The Contract
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GLWB Benefit Base Guaranteed Minimum. The GLWB Benefit Base on the Guarantee Date will not be less than the GLWB Benefit Base Guaranteed Minimum if none of the following has occurred prior to that date:
1) A partial surrender has been made.
2) The Accumulated Value has been reduced to zero.
The GLWB Benefit Base Guaranteed Minimum is calculated using the premium amounts allocated under this contract. It is calculated as the sum of the following:
1) Premium allocated in the first Contract Year, multiplied by 200%.
2) Premium allocated in subsequent Contract Years and no later than one day before the Guarantee Date, multiplied by 100%.
On the Guarantee Date, after all other adjustments to the GLWB Benefit Base on that Contract Anniversary, we will compare the GLWB Benefit Base to the GLWB Benefit Base Guaranteed Minimum.
1) If the GLWB Benefit Base is less than the GLWB Benefit Base Guaranteed Minimum, the GLWB Benefit Base will be adjusted to equal the GLWB Benefit Base Guaranteed Minimum.
2) If the GLWB Benefit Base is not less than the GLWB Benefit Base Guaranteed Minimum, no further adjustments will be made.
The GLWB Benefit Base Guaranteed Minimum does not increase the Accumulated Value of this Contract and cannot be taken as a Full or Partial Surrender and is not payable as part of Death Proceeds.
Example of GLWB Benefit Base Guaranteed Minimum with adjustment:
Kevin has the Thrivent Income Builder and his initial premium is $100,000. He contributes no additional premium during the first contract year and $25,000 additional premium in subsequent contract years prior to the Guarantee Date. On the Guarantee Date, the Accumulated Value is $190,000 and the GLWB Benefit Base is $195,000. The Guaranteed Minimum is calculated as 200% X $100,000 + 100% X $25,000 = $225,000. Kevin’s GLWB Benefit Base is adjusted to equal $225,000. The Accumulated Value is unchanged at $190,000.
Example of GLWB Benefit Base Guaranteed Minimum without adjustment:
Kevin has the Thrivent Income Builder and his initial premium is $100,000. He contributes no additional premium during the first contract year and $25,000 additional premium in subsequent contract years prior to the Guarantee Date. On the Guarantee Date, the Accumulated Value is $235,000 and the GLWB Benefit Base is $235,000. The Guaranteed Minimum is calculated as 200% X $100,000 + 100% X $25,000 = $225,000. Kevin’s GLWB Benefit Base is unadjusted to remain at $235,000. The Accumulated Value is unchanged at $235,000.
Guaranteed Annual Withdrawal Amount (GAWA). The initial Guaranteed Annual Withdrawal Amount is determined on the GLWB Calculation Date as:
(1)The Withdrawal Percentage;
Multiplied by
(2)The GLWB Benefit Base on that Contract Anniversary.
The GAWA may change from year to year depending on whether the Benefit Base was increased, as described in this prospectus, or decreased as a result of GLWB Excess Surrenders. On any day that the Benefit Base is decreased, the GAWA will be adjusted, effective as of the next Contract Anniversary, to equal (a) the lesser of the Benefit Base on that date or $10,000,000, multiplied by (b) the Withdrawal Percentage, and the GAWA will decrease.
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The Contract
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If the Benefit Base increases, your GAWA will increase. Your GAWA will not decrease unless your Benefit Base decreases. Any decrease in your GAWA is effective on the following Contract Anniversary. No surrender charges will apply when partial surrenders are made, except to the extent that total surrenders in a Contract Year exceed the greater of (a) the GAWA, or (b) the surrender charge free amount available under the Contract. Withdrawals of the GAWA are taxed in the same manner as partial surrenders under the Contract.
Example of GAWA Single Covered Person:
Kevin has the Thrivent Income Builder and he is the single covered person. At the GLWB Calculation Date, Kevin’s contract age is 72, the GLWB Benefit Base is $100,000, and the assumed Withdrawal Percentage is 5.25%, based on his contract age. Kevin’s initial GAWA is determined on the calculation date as $5,250. On each Contract Anniversary thereafter while the rider is in force, the GAWA is redetermined as the Withdrawal Percentage (which cannot change) multiplied by the GLWB Benefit Base.
Example of GAWA Joint Covered Persons:
Kevin and Denise have the Thrivent Income Builder (joint) and they are the two covered persons. At the GLWB Calculation Date, Kevin’s contract age is 72, Denise’s contract age is 67, the GLWB Benefit Base is $100,000, and the assumed Withdrawal Percentage is 4.25%, based on the youngest contract age of 67. The initial GAWA is determined on the calculation date as $4,250. On each Contract Anniversary thereafter while the rider is in force, the GAWA is redetermined as the Withdrawal Percentage (which cannot change) multiplied by the GLWB Benefit Base.
GLWB Excess Surrenders. You have made a GLWB Excess Surrender on any day in a Contract Year that you make a Partial Surrender and the sum of Partial Surrenders taken in that Contract Year exceeds the Guaranteed Annual Withdrawal Amount, except if the Partial Surrender made meets the Required Minimum Distribution Exception.
The amount of the GLWB Excess Surrender is the sum of the Partial Surrenders taken in that Contract Year less the Guaranteed Annual Withdrawal Amount. If you take a GLWB Excess Surrender in a Contract Year, then the amount of any subsequent Partial Surrender you take in that Contract Year will also be a GLWB Excess Surrender.
A GLWB Excess Surrender reduces the GLWB Benefit Base. As of any day that you have made a GLWB Excess Surrender, the GLWB Benefit Base is decreased as follows.
The GLWB Benefit Base is decreased by the ratio of:
a) The amount of the GLWB Excess Surrender;
Divided by
b) The Accumulated Value prior to the surrender less the amount of the Partial Surrender that is not a GLWB Excess Surrender.
If the amounts surrendered are in excess of the GAWA and not eligible for the Required Minimum Distribution Exception, they are GLWB Excess Surrenders and will impact the GLWB Benefit Base.
Example of GLWB Excess Surrender:
Kevin has the Thrivent Income Builder, his Guaranteed Annual Withdrawal Amount is $11,000, and his Accumulated Value is $103,000. Kevin makes a partial surrender of $16,000 in a contract year. Therefore, the GLWB Excess Surrender is $5,000. Kevin’s Accumulated Value after the partial surrender is $87,000 (no surrender charge occurs in this example). Kevin’s GLWB Benefit Base is decreased by the ratio of $5,000 ÷ ($103,000 - $11,000), which is 5.4348%. Kevin’s Credit Base is decreased by the ratio of $5,000 ÷ ($103,000 - $11,000), which is 5.4348%.
A GLWB Excess Surrender may reduce the GLWB Benefit Base and the Guaranteed Annual Withdrawal Amount by more than the amount of the GLWB Excess Surrender.
Required Minimum Distribution Exception. If a Required Minimum Distribution is greater than the GAWA, you may take Partial Surrenders up to the

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The Contract
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Required Minimum Distribution amount as determined below without it being considered a GLWB Excess Surrender.
The cumulative Partial Surrenders that may be taken in a Contract Year without being considered a GLWB Excess Surrender are the greatest of the following:
1) During the portion of a Contract Year from the Contract Anniversary to the end of the calendar year that includes that Contract Anniversary:
a) You may make cumulative Partial Surrenders up to the Required Minimum Distribution Amount for the calendar year that includes that Contract Anniversary without having them considered as a GLWB Excess Surrender.
b) Any Partial Surrenders in excess of the amount in (a) above will be considered as a GLWB Excess Surrender.
2) During the portion of a Contract Year from the first day of the subsequent calendar year to the end of that Contract Year:
a) If you did not make cumulative Partial Surrenders up to the Required Minimum Distribution Amount as in (1)(a) above, you may make cumulative Partial Surrenders up to the greatest of the following without having them considered as a GLWB Excess Surrender:
i) The Required Minimum Distribution for that prior calendar year.
ii) The Required Minimum Distribution for the subsequent calendar year.
b) If you made cumulative Partial Surrenders in the prior calendar year as in (1)(b) above, any Partial Surrenders made will be considered a GLWB Excess Surrender.
Example of GLWB Excess Surrender with Required Minimum Distribution Exception:
Kevin has the Thrivent Income Builder, his Guaranteed Annual Withdrawal Amount is $11,000, and his Accumulated Value is $103,000. Kevin makes a partial surrender of $16,000 in the portion of a contract year from the contract anniversary to the end of the calendar year. Additionally, Kevin’s IRA has a Required Minimum Distribution amount for that calendar year of $12,000. Kevin may make partial surrenders up to the Required Minimum Distribution amount without having them considered a GLWB Excess Surrender. Therefore, the GLWB Excess Surrender is $4,000. Kevin’s Accumulated Value after the partial surrender is $87,000 (no surrender charge occurs in this example). Kevin’s GLWB Benefit Base is decreased by the ratio of $4,000 / ($103,000 - $12,000), which is 4.3956%. Kevin’s Credit Base is decreased by the ratio of $4,000 / ($103,000 - $12,000), which is 4.3956%.
GLWB Death Benefit. Death proceeds are the maximum of the Accumulated Value, the Standard Death Benefit and the GLWB Death Benefit.
The GLWB Death Benefit on any day is equal to the adjusted sum of premiums determined as follows:
1) As of the day a premium is allocated to this contract, the sum is increased by the amount of that premium. If the Rider Date of Issue is after the Date of Issue of the base contract, the Accumulated Value on the Rider Date of Issue is considered a premium for purposes of this provision.
2) As of the day that a Partial Surrender is made that is not a GLWB Excess Surrender, the sum is decreased by the amount of the Partial Surrender.
3) As of the day that you have made a GLWB Excess Surrender, the sum is first decreased by the amount of the Partial Surrender that is not a GLWB Excess Surrender, and then is decreased by the ratio of:
a) The amount of the GLWB Excess Surrender;
Divided by
b) The Accumulated Value prior to the surrender less the amount of the Partial Surrender that is not a GLWB Excess Surrender.
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The Contract
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Death of a Covered Person Before the GLWB Calculation Date.If one of two Covered Persons dies before the GLWB Calculation Date, this rider is unchanged, except that:
(1)The surviving Covered Person becomes the sole Covered Person; and
(2)The age of the surviving Covered Person is deemed to be the age of the younger Covered Person used to set the Withdrawal Percentage on the GLWB Calculation Date using the applicable joint percentage.
Upon the death of a single Covered Person, Death Proceeds may become payable. In lieu of receiving Death Proceeds, a spouse who is the sole primary beneficiary may be able to elect to continue the Contract under Spousal Continuation. The Thrivent Income Builder terminates. The spouse may be able to add a Thrivent Income Builder, if then available.
Death of a Covered Person Before the Maximum Annuity Date. At the death of the first of two Covered Persons to die before the Maximum Annuity Date:
(1)If the deceased Covered Person is an Owner of this contract:
(a)If Spousal Continuation has been elected, this rider and its benefits continue unchanged, except that the surviving Covered Person becomes the sole Covered Person.
(b)If Spousal Continuation has not been elected, Death Proceeds will be paid. All other benefits provided by this rider cease.
(2)If the deceased Covered Person is not an Owner of this contract, this rider and its benefits continue unchanged, except that the surviving Covered Person becomes the sole Covered Person.
If this rider and its benefits continued as described above, at the death of the second Covered Person to die before the Maximum Annuity Date, Death Proceeds will be paid and will be calculated using the GLWB Death Benefit. All other benefits provided by this rider cease.
GLWB and Spousal Continuation. If an Owner dies before the Maximum Annuity Date and the Spouse of the Owner is the sole primary beneficiary, the surviving Spouse may elect to continue the Contract as Owner.
If the election to continue the Contract is not made within 60 days from the date we receive proof of death, the surviving Spouse will be deemed to have elected to continue the Contract effective on the Continuation Date.
GLWB Investment Requirements. Premiums and Accumulated Value must be allocated or transferred to the Fixed Account or to subaccounts of the Variable Account using the allowed allocation percentages for the Allocation Groups.
We may reassign subaccounts or the Fixed Account to different Allocation Groups after the Rider Date of Issue, and we may eliminate subaccounts or the Fixed Account from the Allocation Groups.
1) Initial allocation target.
a) In the application, you selected initial allocation targets within those Allocation Ranges.
b) The Initial Premium and any additional premium payments will be allocated according to the initial allocation targets.
c) On each Rider Quarterly Anniversary, the Accumulated Value will be automatically rebalanced according to the initial allocation targets you selected.
2) Subsequent allocation targets.
a) While this rider is in force, you may select new allocation targets within those Allocation Ranges. You choose new allocation targets by giving Notice.
b) At the end of the Valuation Period during which we receive Notice, we will reallocate the Accumulated Value according to the new allocation targets. This reallocation according to the new allocation targets is considered a transfer.

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The Contract
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c) Any additional premium payments allocated after the Valuation Period during which we receive Notice will allocated according to the new allocation target.
d) On each subsequent Rider Quarterly Anniversary, the Accumulated Value will be automatically rebalanced according to the new allocation targets.
3) Changes to GLWB Investment Options
At any time, we may change, add, delete, or replace the Subaccount Classification Groups applicable to existing Accumulated Value and new premiums.
At any time, we may change the Required Allocation Percentages assigned to each Subaccount Classification Group applicable to existing Accumulated Value and new premiums.

At any time, we may add, delete, or substitute the Allocation Options as permitted by law. We may move subaccounts on or off the Allocation Options and from one Group to another.
 We may substitute shares of another Portfolio, which may have differences such as (among other things) different fees and expenses, objectives, and risks, for shares of an existing Portfolio in which your Subaccount invests at our discretion. We may also substitute or close Subaccounts to allocations of premiums or Accumulated Value, or both and to existing investments or the investment of future premiums, or both, at any time in our discretion.
Our decision to make modifications will be based on several factors including the general market conditions and the style and investment objectives of the Subaccount investments. You will be notified at least 30 days prior to the date of any change.
At the time you receive notice of a change to the GLWB Investment Requirements, you may submit your own reallocation instructions, before the effective date specified in the notice, so that the GLWB Investment Requirements are satisfied. If you take no action, you will be subject to rebalancing. You may also terminate the rider immediately.
4) Automatic transfers under DollarCost Averaging and Asset Rebalancing in this Contract are not permitted.
See Investment Options—Investment Options for Contracts with the GLWB Rider.
Rate Sheet Prospectus Supplement
The following GLWB variables may be changed through a Rate Sheet Prospectus Supplement:
♦	Withdrawal Percentages
♦	Maximum GLWB Benefit Base
♦	Credit Percentage
♦	GLWB Benefit Base Guaranteed Minimum
♦	Current GLWB Rider Charge
♦	GLWB Subaccount Allocation Groups and Percentages
From time to time, we will issue a Rate Sheet Prospectus Supplements that may reflect different GLWB variables than what is described in this prospectus. You should not purchase this GLWB Rider without first obtaining any applicable Rate Sheet Prospectus Supplement.
If a Rate Sheet Prospectus Supplement is in effect, you can find the current Rate Sheet Prospectus Supplement at www.thrivent.com or call our Service Center to request a copy. All Rate Sheet Prospectus Supplements are also available on the EDGAR system at www.sec.gov under File Number XXX XXXXXX. In order to receive the Withdrawal Percentages, Maximum GLWB Benefit Base, Credit Percentage, GLWB Benefit Base Guaranteed Minimum, GLWB Rider Charge, and the GLWB Subaccount Allocation Groups and Percentages (1) your application must be signed and received in good order within the stated timeframe set forth in the applicable Rate Sheet Prospectus Supplement and (2) your initial premium must be received in good order within the stated time period set forth in the applicable Rate Sheet Prospectus Supplement. If the necessary paperwork and initial premium are not received within the stated timeframe, you will receive the applicable variables in effect on the rider issue date.
A Rate Sheet Prospectus Supplement has no specified end date and can be superseded at any time. If Thrivent supersedes a Rate Sheet Supplement with a new Rate

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The Contract
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Sheet Supplement, the new Rate Sheet Supplement will be filed a minimum of 10 business days prior to its effective date.
If your GLWB Rider has already been issued, please refer to your GLWB Rider for guaranteed features. Your guarantees will not change.
Termination of the Thrivent Income Builder. You may terminate the Thrivent Income Builder at any time provided it is at least two years after we issued the Thrivent Income Builder. The termination will be effective on the date we receive Written Notice from you. The Thrivent Income Builder also terminates at the earliest of any of the following events:
♦	the date of Contract termination;
♦	the date we receive proof of death of the first Covered Person to die if the deceased Covered Person is an Owner of this contract and Spousal Continuation has not been elected;
♦	the date we receive proof of the death of the second Covered Person to die;
♦	the date that the GLWB Benefit Base is reduced to zero;
♦	the date at least two years after the Thrivent Income Builder Date of Issue that we receive your Notice to cancel the Thrivent Income Builder;
♦	the date you elect to receive proceeds from a Full Surrender under a settlement option; or
♦	the Maximum Annuity Date.
If the Contract terminates because the GAWA that is surrendered exceeds the Accumulated Value and the GLWB Benefit Base is greater than zero, we will continue to pay you the GAWA each year for as long as at least one Covered Person is alive under a settlement agreement that we will issue.
Additional Plan of Settlement. If this Thrivent Income Builder terminates on the Maximum Annuity Date, in addition to the plans of settlement described in Settlement Options, the following option will be available beginning on the Maximum Annuity Date. If you elect this option, income will be paid only under this settlement option.
♦	Guaranteed Annual Withdrawal Amount Settlement Option. We will pay you the GAWA each year while at least one Covered Person is living. The GAWA will be paid under a settlement agreement that we will issue.
Surrender
On or before the Maximum Annuity Date while the Owner is living, you may surrender your Contract for its Cash Surrender Value or you may request a partial surrender or systematic partial surrender. Your request will not be processed until we receive it at our Service Center in good order. If we receive your surrender request before the close of regular trading on the New York Stock Exchange, usually 4:00 p.m. Eastern Time, it will receive that day’s valuation.
Any surrender which you request will be made at the end of the Valuation Period during which the requirements for surrender are completed. We will pay you the proceeds from a surrender within seven days after the surrender is made.
The Cash Surrender Value of your Contract will be equal to the Accumulated Value of your Contract decreased by any surrender charge. See Charges and Deductions—Surrender Charge.
When you request a partial surrender, you specify the amount that you want to receive as a result of the surrender. The partial surrender may be any amount which: (1) is at least $200; (2) does not exceed the Accumulated Value; and (3) does not reduce the remaining Accumulated Value in the Contract to less than $2,000.
If the amount you request as a partial surrender would reduce the remaining Accumulated Value to less than $2,000, we may contact you to determine whether you would like a partial surrender of an amount that would result in the remaining Accumulated Value of at least $2,000 or whether instead you would like to make a full surrender of your Contract.
If there is no surrender charge or tax withholding associated with the surrender, the amount surrendered will be the amount that you request to receive.

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The Contract
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Otherwise, the amount surrendered will be the amount necessary to provide the amount requested after we apply the surrender charge, and any tax withholding.
When you request a partial surrender, we will allocate the partial surrender among the Subaccounts and the Fixed Account according to the ratio for the Contract of the Accumulated Value in each Subaccount, and the Fixed Account to the Accumulated Value of the Contract. Amounts surrendered from a Subaccount will be done by reducing Accumulation Units of that Subaccount.
After the Maximum Annuity Date, your Contract does not have an Accumulated Value that can be surrendered. However, surrender may be allowed under certain settlement options. See Annuity Provisions—Settlement Options.
You must have a Medallion Signature Guarantee if you want to surrender or withdraw a value of $500,000 or more. Certain surrender requests of less than $500,000 require either a Medallion Signature Guarantee, a notarized signature, or an attestation of your signature by a financial professional. These authentication procedures are designed to protect against fraud. Such an authentication procedure may be required for:
♦	Surrender of a value of $100,000 or more;
♦	Request to withdraw or surrender if there has been a change of address on the account within the preceding 15 days; and
♦	Certain other transactions as determined by us.
A Medallion Signature Guarantee is a stamp provided by a financial institution that guarantees your signature. You sign the Thrivent approved form and have the signature(s) guaranteed by an eligible guarantor institution such as a commercial bank, trust company, brokerage firm, credit union, or a savings bank participating in the Medallion Signature Guarantee Program. We may waive the Medallion Signature Guarantee in limited circumstances. A Notary Public is an individual who is authorized to authenticate signatures and can be found in law firms or many of the same places that an individual who provides Medallion
Signature Guarantees can be found. Attestation by a financial professional requires the verification and witness of your signature by a financial professional.
A partial surrender or surrender may result in adverse tax consequences, including the imposition of a 10% federal premature distribution penalty. For all surrenders, you should consider the tax implications of a surrender before you make a surrender request. See Federal Tax Status.
For more complete instructions pertaining to your individual circumstances, please contact our Service Center at (800) 847-4836.
Transfers of Accumulated Value
Before the Maximum Annuity Date and while an Owner is still living, you may request the transfer of all or a part of your Contract’s Accumulated Value among the Subaccounts and the Fixed Account. You can request a transfer by giving us Notice.
We will process your transfer request prior to the close of regular trading on the New York Stock Exchange (generally 4 p.m., Eastern time) at the close of business that same day. Requests received after the close of the New York Stock Exchange are processed the next Valuation Day. If you request a transfer to or from a Subaccount, we will credit or reduce your Accumulation Units of the chosen Subaccount. Transfers are subject to the following conditions:
♦	The total amount transferred from a Subaccount or the Fixed Account must be at least $200. However, if the total value in a Subaccount or the Fixed Account is less than $200, the entire amount may be transferred.
♦	The amount transferred from the Fixed Account in any Contract Year may not exceed the greater of $500 and 25% of the Accumulated Value in the Fixed Account, excluding any Accumulated Value in the DCA Fixed Account, at the time the first transfer is made in that Contract Year.
♦	You may make 24 free transfers in any Contract Year. For each transfer in excess of 24 (excluding automatic transfers made through dollar cost averaging or asset rebalancing), we will charge you

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$25. We consider all amounts transferred in the same Valuation Period to be one transfer for purposes of this charge. It is not dependent upon the number of originating or destination Subaccounts. We reserve the right to limit the number of transfers you make in any Contract Year.
♦	No accumulated values may be transferred to the DCA Fixed Account.
Transfers may also be subject to any conditions that the Portfolio whose shares are involved may impose.
Frequent Trading Policies
Because short-term or frequent transfers, purchases and redemptions of Contract value among Subaccounts pose risks to Contract Owners, we place limits on frequent trading practices. Such risks include potentially impaired investment performance due to disruption of portfolio management strategies, increased transactions costs, and dilution of fund shares (and therefore unit values) thereby negatively impacting the performance of the corresponding Subaccount.
We have policies and procedures to discourage frequent transfers of value among Subaccounts. We use reasonable efforts to apply the policies and procedures uniformly. Several different tactics are used to detect and prevent excessive trading within the Subaccounts.
As described in this section, we impose a fee if the transfers made within a given time period exceed a maximum contractual number. See Fee and Expense Tables.
We also use a combination of monitoring Contract Owner activity and further restricting certain Contract Owner transfers based on a history of frequent transfers among Subaccounts. When monitoring Contract Owner activity, we may consider several factors to evaluate transfer activity including, but not limited to, the amount and frequency of transfers, the amount of time between transfers and trading patterns. In making this evaluation, we may consider trading in multiple Contracts under common ownership or control.
Exceptions may apply to Dollar Cost Averaging, automatic investment plans, systematic withdrawal plans or non-abusive re-balancing. We reserve the right, in our sole discretion, to identify other trading practices as abusive.
If we determine that you are engaging in excessive trading activity, we will request that you cease such activity immediately. If we determine that you are continuing to engage in excessive trading, we will restrict your Contract so that you can make transfers on only one business day each calendar month and any such transfers must be separated by at least 20 calendar days. We reserve the right to reject or restrict any transfer request, without notice for any reason.
In addition, the underlying Portfolios may have adopted restrictions designed to discourage frequent trading practices, and we reserve the right to enforce these policies and procedures.
Although we seek to deter and prevent frequent trading practices, there are no guarantees that all activity can be detected or prevented. Contract Owners engaging in such trading practices use an evolving variety of strategies to avoid detection and it may not be possible for operational and technological systems to reasonably identify all frequent trading activity. Contract Owners still may be subject to their harmful effects if Thrivent is unable to detect and deter abusive trading practices.
Dollar Cost Averaging
You may choose one of two different dollar cost averaging programs that allow you to have automatic periodic transfers made to one or more Subaccounts other than the Fixed Account. Only one dollar cost averaging program may be operating at any time. Dollar cost averaging is generally suitable if you are making a substantial premium payment to your Contract and desire to control the risk of investing at the top of a market cycle. Either dollar cost averaging program allows such investments to be made in equal installments over time in an effort to reduce such risk. Dollar cost averaging does not guarantee that your Contract’s Accumulated Value will gain in value, nor will it protect against a decline in value if market prices

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The Contract
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fall. However, it can be an effective strategy to help meet your long-term goals. The dollar cost averaging programs you may participate in are described below.
Dollar Cost Averaging from the Fixed Account. You may dedicate a premium of at least $10,000 at any time to be allocated to a one-year allocation in the Fixed Account (the “DCA Fixed Account”) for automatic monthly transfers to one or more Subaccounts. You may not transfer to the Fixed Account in the dollar cost averaging program. The amount allocated to the DCA Fixed Account may be credited with a higher interest rate that will be determined when the payment is received and will be guaranteed for the duration of the one-year period. Premiums can be added to an existing DCA Fixed Account and will transfer out on the existing schedule.
One-twelfth of the amount you allocate to the DCA Fixed Account will be transferred to the designated Subaccounts when we allocate your initial premium, and subsequent transfers will be made on the same date each month for the next 11 months. If that date falls on a date at the end of the month, such as the 29th, 30th, or the 31st and the subsequent month does not have a comparable date, we will process the transfer on the last day of the month. If the date falls on a weekend the transfer will be processed on the following business day. The amount of the transfer each month will be equal to the accumulated value in the DCA Fixed Account divided by the number of automatic transfers remaining. If you terminate the automatic transfers before the twelfth transfer is made, the accumulated value in the DCA Fixed Account will be transferred to the Thrivent Money Market Subaccount unless you request that it be transferred to a different Subaccount.
Money Market Dollar Cost Averaging. At any time, you may establish a dollar cost averaging program to make periodic transfers of at least $200 from the Thrivent Money Market Subaccount to one or more of the Subaccounts but not the Fixed Account. The schedule of periodic transfers may be for one, two, or three years. Premiums and transfers can be added to an existing DCA Money Market account and will transfer out according to the existing transfer schedule. If the remaining amount to be transferred drops below the amount you established, the entire remaining balance will be transferred on the next transfer date and the dollar cost averaging program will terminate. Transfers will be made automatically on the date you choose (except the 29th, 30th, or 31st of a month). Transfers will continue until the entire amount in the Money Market Subaccount has been depleted or until you notify us to discontinue the program. In order to begin, terminate or resume the program, we must receive Notice.
Asset Rebalancing
On or before the Maximum Annuity Date, you may participate in an optional asset rebalancing program that allows you to elect a specific asset allocation to maintain over time. You may not include the Fixed Account in the asset rebalancing program. If you make additional premium payments or transfers into a Subaccount that was not previously included in the asset rebalancing program, those amounts will not be subject to rebalancing unless you revise your asset rebalancing program. You may select any date to begin the asset rebalancing program (except the 29th, 30th, or 31st of a month) and whether to have your Subaccounts reallocated quarterly, semiannually or annually. The sum of the rebalancing percentages must be 100% and each rebalancing allocation percentage must be a whole number not greater than 100%. The rebalancing will be done after all other transfers and allocations to or from the Subaccounts for the Valuation Day. To participate in the asset rebalancing program, complete the Asset Rebalancing Form at the time of your application or call 1-800-847-4836 to request an Asset Rebalancing Form. To terminate the asset rebalancing program, you must provide Notice to us. The program will not terminate automatically by transferring your allocations to another Subaccount or combination of Subaccounts. Thrivent has the right to refuse or limit transfers to variable subaccounts at any time.
Telephone and Online Transactions
You may perform certain transactions online or over the telephone.
We have adopted reasonable security procedures to ensure the authenticity of instructions, including requiring identifying information, recording telephone conversations and providing written confirmations of

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The Contract
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transactions. Nevertheless, we honor telephone and online instructions from any person who provides the correct identifying information. Be aware that there is a risk of possible loss to the Contract Owner if an unauthorized person uses this service in the Contract Owner’s name. Thrivent disclaims any liability for losses resulting from such transactions by not having been properly authorized. However, if Thrivent does not take reasonable steps to help ensure that such authorizations are valid, Thrivent may be liable for such losses. Certain circumstances may prevent you from conducting transactions including but not limited to the event of a disaster, equipment malfunction, or overload of telephone system circuits. Should circumstances prevent you from conducting a telephone or online transaction, we recommend you provide us with a written request. If due to malfunction or other circumstances, the recording of the Contract Owner’s telephone request is incomplete or not fully comprehensible, we will not process the transaction. We reserve the right to suspend or limit telephone and online transactions.
Contract Owners can go online at www.thrivent.com to conduct online transactions or call the Service Center at (800) 847-4836 for telephone transactions.
Timely Processing
We will process all requests in a timely fashion. Requests received in good order prior to 4:00 p.m. Eastern Time (or sooner if the NYSE closes prior to 4:00 p.m. Eastern Time) on a Valuation Day will use the Accumulation Unit Value as of the close of regular trading on the NYSE on that Valuation Day. We will process requests received after that time using the Accumulation Unit Value as of the close of regular trading on the NYSE of the following Valuation Day. An online transaction payment will be applied on the effective date you select. This date can be the same day you perform the transaction as long as the request is received prior to 4:00 p.m. Eastern Time. The effective date cannot be a date prior to the date of the online transaction.
Once we issue your Contract, we will process payment of any amount due from any Subaccount within seven calendar days after we receive Notice. Payment may be postponed if the NYSE is closed. Postponement may also result for such other periods as the SEC may permit. Payment from the Fixed Account may be deferred up to six months.
Assignments
Assignment is the transfer of Contract ownership from one party to another. If the Contract was issued in a Qualified Plan, then before the Maximum Annuity Date:
♦	You may transfer ownership to a trust, custodian, or employer, unless the plan is governed by Sections 408 or 408A of the Internal Revenue Code.
♦	If the Owner is a trust, custodian or employer, then the Owner may transfer ownership to the Annuitant.
♦	Except as described above, the Contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for performance of an obligation or for any other purpose to any person other than us.
If the Contract is not used in a Qualified Plan, then, before the Maximum Annuity Date, ownership may be transferred subject to our approval, except that joint owners may not transfer ownership to a natural person, and the Contract may be assigned as collateral.
We must receive and approve any assignment request before it is effective. We are not responsible for the validity or effect of any assignment.
You should consider the tax implications of an assignment. See Federal Tax Status.
Owner and Beneficiaries
While an Owner is living and before the Maximum Annuity Date, you may exercise all of the owner’s rights under the Contract. If there are multiple owners, all must act in concert to exercise ownership rights. Joint owners must be federally recognized spouses and each other’s sole primary beneficiary.
If the Contract was applied for as a juvenile contract, the Owner (juvenile) may not exercise ownership rights until control is transferred to the Owner. Before control

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The Contract
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is transferred, the person who applied for the Contract as applicant/controller may exercise ownership rights on behalf of the Owner.
An Owner may (subject to the eligibility requirements in the bylaws of Thrivent) name a beneficiary to receive the death benefit or the annuity proceeds payable under the Contract.
No Beneficiary change shall take effect unless received by Thrivent at its Service Center. When it is received, any change shall take effect as of the date the request for beneficiary change was signed, as long as the request for change was mailed or actually delivered to Thrivent while the insured was alive. Such beneficiary change shall be null and void where Thrivent has made a good faith payment of the proceeds or has taken other action before receiving the change.

Charges and Deductions
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Surrender Charge
We do not deduct a sales charge when we receive a Premium Payment. However, we may assess a surrender charge for partial surrenders or surrenders that exceed the free surrender amount.  We use this charge to cover certain expenses relating to the sale of the Contract. Each Premium Payment will have its own 7-year surrender charge schedule. The duration of each premium is the number of full years since that premium was allocated to this Contract. For the purpose of determining the surrender charge, surrenders are processed in the following order:
(1) First, the contract’s earnings are reduced. The contract’s earnings are:
(a) The Accumulated Value at the time the surrender is made;
Minus
(b) The total of premiums allocated to this contract;
Plus
(c) The total of premiums that were previously surrendered.
(2) Thereafter, premiums that were not previously surrendered are reduced in the order that they were allocated to this contract (first-in, first-out order).
In each Contract Year, you may surrender without a Surrender Charge an amount up to the greatest of (1), (2), and (3):
(1) 10% of the Accumulated Value existing at the time the first surrender is made in that Contract Year.
(2) This contract’s earnings.
(3) The Required Minimum Distribution, if any, that we determine for this contract according to Section 401(a)(9) of the Internal Revenue Code, for;
(a) That calendar year, or
(b) The prior calendar year if the surrender is made in a Contract Year that began in the prior calendar year
If the Contract includes the Thrivent Income Builder, no Surrender Charge will apply to Partial Surrenders as long as the total amount surrendered in a Contract Year is less than or equal to the Guaranteed Annual Withdrawal (GAWA) for that Contract Year.
The Surrender Charge schedule will be applied to the premiums reduced based on the duration of those premiums. The duration of each premium is the number of full years since that premium was allocated to this contract. Upon a full surrender, all remaining premiums will be reduced.

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Charges and Deductions
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Surrender Charges
Full years since allocation	Percentage Applied
0	7%
1	7%
2	6%
3	5%
4	4%
5	3%
6	2%
7+	0%
Example of Full Surrender in Surrender Charge Period:
DeMarcus’s initial premium is $100,000. Other than an additional premium of $25,000 one year later, DeMarcus contributes no additional premium for the next five years. Also, DeMarcus makes no surrenders from the contract for the next five years. Five full years after the initial premium allocation, and four full years after the additional premium, DeMarcus’s Accumulated Value is $175,000.
DeMarcus elects to make a full surrender (assume no GAWA or RMD applies in this example). DeMarcus’s earnings are $175,000 - $100,000 - $25,000 = $50,000, which are free of surrender charges. DeMarcus’s premiums are still in the surrender charge period, and his surrender charge is $100,000 X 3% + $25,000 X 4%, which is $4,000. DeMarcus’s cash surrender value is $175,000 - $4,000, which is $171,000.
Example of Partial Surrender in Surrender Charge Period:
DeMarcus‘s initial premium is $100,000. Other than an additional premium of $25,000 one year later, DeMarcus contributes no additional premium for the next five years. Also, DeMarcus takes no surrenders from the contract for the next five years. Five full years after the initial premium allocation, and four full years after the additional premium, DeMarcus’s Accumulated Value is $175,000.
DeMarcus elects to make a partial surrender of $90,000 on a “gross” basis (assume no GAWA or RMD applies in this example). DeMarcus’s earnings are $175,000 - $100,000 - $25,000 = $50,000, which are free of surrender charges. DeMarcus’s premiums are still in the surrender charge period, and the first-in, first-out method is used to determine the surrender charge. DeMarcus’s surrender charge is $40,000 X 3%, which is $1,200. DeMarcus’s surrender amount after the surrender charge is $90,000 - $1,200, which is $88,800. DeMarcus’s Accumulated Value after the partial surrender is $175,000 - $90,000, which is $85,000.
For any surrender made more than three years after the date that premium was allocated to the contract, no Surrender Charge will be deducted from the portion of the amount surrendered which is paid under one of the following options:
♦	Surrenders Paid Under Certain Settlement Options. For surrenders of premiums made more than three years since that premium was allocated, there is no surrender charge applied to amounts you elect to have paid under:
(1)A settlement option for a fixed amount or a fixed period (described under Annuity Provisions—Settlement Options) if the payment period equals or exceeds the longest remaining surrender charge period that would have applied and the proceeds are not subsequently withdrawn.
(2)Options which involve a life income, described under Annuity Provisions—Settlement Options.
For Florida Contracts this provision applies after Contract Year one.
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Charges and Deductions
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♦	Ten Percent Free Each Contract Year (minimum amount each year). 10% of the Accumulated Value existing at the time the first surrender is made in that Contract Year. This “Ten Percent Free” is not cumulative.
♦	Confinement of the Owner in a Hospital, Nursing Home, or Hospice. There is no surrender charge during or within 90 days after the end of the confinement of the Owner in a licensed hospital, nursing home, or hospice, provided that the confinement begins after the Contract has been issued and continues for at least 30 consecutive days. We will require proof of confinement satisfactory to us.
♦	Terminal Illness of the Owner. There is no surrender charge if the Owner has a life expectancy of 12 months or less. We will require certification by a physician acting within the scope of his or her license and may require independent medical verification.
The limitations or waivers of surrender charges described above may not be available in all states. Certain surrenders are subject to a 10% Federal tax penalty on the amount of income withdrawn. See Federal Tax Status.
If surrender charges are not sufficient to cover our sales expenses, we will bear the loss; conversely, if the amount of such charges proves more than enough, we will retain the excess. See Sufficiency of Charges below.
Mortality and Expense Risk Charge
We assume certain financial risks associated with the Contracts. Those risks are of two basic types:
♦	Mortality Risk. This includes our risk that (1) death benefits paid before the Annuity Date will be greater than the Accumulated Value available to pay those benefits, and (2) annuity payments involving life incomes will continue longer than we expected due to lower than expected death rates of the persons receiving them.
♦	Expense Risk. This is the risk that the expenses we incur with respect to the Contracts will exceed Contract charges.
As compensation for assuming these risks, we deduct a daily risk charge from the daily net assets in the Subaccounts. We guarantee that the mortality and expense risk charges for your Contract will never exceed the annual rates shown in the Fee and Expense Tables. The maximum charge as a percentage of daily net assets in the Subaccounts is 1.25% and the current charge is 1.25%. See the Fee and Expense Tables section.
If the risk charge is insufficient to cover the actual cost of the risks assumed by us, we will bear the loss. We will not reduce annuity payments to compensate for the insufficiency. If the risk charge proves more than sufficient, the excess will be profit available to us for any appropriate corporate purpose including, among other things, payment of sales expenses. See Sufficiency of Charges below.
Notwithstanding this charge, contract owners may be asked to add money under the Maintenance of Solvency provision described in General Provisions – Maintenance of Solvency section.
Maximum Anniversary Death Benefit (MADB) Rider Charge
The MADB Charge is the charge for this rider. The MADB Charge will be deducted from the Accumulated Value. It will be deducted from the Fixed Account and the subaccounts of the Variable Account on a pro rata basis according to the ratio of the accumulated value in the Fixed Account and each subaccount of the Variable Account to the Accumulated Value of the contract as of the Rider Quarterly Anniversary. If the market is closed on the date the MADB Rider Charge should be processed, the charge will be processed on the next Valuation Date.
The first MADB Charge will be deducted on the first Rider Quarterly Anniversary for the three-month period that started on the Rider Date of Issue. Thereafter, the MADB Charge for each three-month period will be deducted on the Rider Quarterly Anniversary immediately after that three-month period.

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Charges and Deductions
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On the day of each deduction, the MADB Charge is calculated as the MADB multiplied by the MADB Charge rate divided by four. The MADB Charge is calculated after any changes to the MADB and the MADB Charge rate that may occur prior to or on that day.
We may change the MADB Charge rate at any time. It will never exceed the Maximum MADB Charge Rate.
At rider termination, the MADB Charge will be deducted for the final three-month period or portion thereof that the rider was in force. If rider termination occurs less than three months after the most recent Rider Quarterly Anniversary, the final MADB Charge will be adjusted proportionately to reflect the time period that the rider was in force. The final MADB Charge will be deducted immediately on the rider termination date. Thereafter, the MADB Charge will cease.
Thrivent Income Builder Guaranteed Lifetime Withdrawal Benefit (GLWB) Rider Charge
The GLWB Charge is the charge for this rider. It will be deducted from the subaccounts of the Variable Account on a pro rata basis according to the ratio of each subaccount of the Variable Account to the Accumulated Value of the Variable Account. The charge will be deducted from the Fixed Account only if the variable subaccounts are depleted. If the market is closed on the date the GLWB Charge should be processed, the charge will be processed on the next Valuation Date.
The first GLWB Charge will be deducted on the first Rider Quarterly Anniversary for the three-month period that started on the Rider Date of Issue. Thereafter, the GLWB Charge for each three-month period will be deducted on the Rider Quarterly Anniversary immediately after that three-month period.
On the day of each deduction, the GLWB Charge is calculated as:
1) The GLWB Benefit Base;
Multiplied by
2) The GLWB Charge Rate divided by four.
The GLWB Charge is calculated after any changes to the GLWB Benefit Base and the GLWB Charge Rate that may occur on or prior to that day.
We may change the GLWB Charge Rate at any time. It will never exceed the Maximum GLWB Charge Rate of 2.5%.
At rider termination, the GLWB Charge will be deducted for the final three-month period or portion thereof that the rider was in force. If rider termination occurs less than three months after the most recent Rider Quarterly Anniversary, the final GLWB Charge will be adjusted proportionately to reflect the time period that the rider was in force. The final GLWB Charge will be deducted immediately on the rider termination date. Thereafter, the GLWB Charge will cease.
Rider Quarterly Anniversary
A date that is a multiple of three months following the date the rider is issued, and on the same date of the month as the date the rider is issued. If a month does not include that date, the Rider Quarterly Anniversary will be the last day of that month.
Transfer Charge
You may make 24 free transfers in each Contract Year. On subsequent transfers (other than the dollar cost averaging and asset rebalancing programs), you will incur a $25 transfer charge. The transfer charge will be deducted from the amount transferred. Current IRS guidance references 12 transfers, however we believe that 24 transfers is acceptable under current law.
Surrender of Life Income Settlement Option with a Guaranteed Period
If we are making payments under a life income settlement option with a guaranteed period, an owner of the settlement option may elect to receive a lump sum instead of continuing payments while in the guaranteed period, unless the settlement option election was irrevocable. The present value of the remaining payments in the guaranteed period on any day is based on the interest rate used to determine the income payable plus 0.25%.

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Charges and Deductions
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Expenses of the Portfolios
Because the Subaccounts purchase shares of the Portfolios; the accumulation unit values of the Subaccounts will reflect the corresponding portfolio operating expenses or other expenses incurred by the Portfolio. See Fee and Expense Tables and the accompanying current prospectuses of the Portfolios.
Taxes
Currently, no charge will be made against the Variable Account for Federal income taxes. We may, however, make such a charge in the future if income or gains within the Variable Account will result in any Federal income tax liability to us. Charges for other taxes, if any, attributable to the Variable Account may also be made. See Federal Tax Status.
Annual Contract Maintenance Charge
We will charge a Contract Maintenance Charge on each Contract Anniversary. The Maximum Annual Contract Maintenance Charge is $50.
However, we will waive the charge on any anniversary when the Accumulated Value is at least $50,000.
The charge will be taken from each subaccount of the Variable Account and from the Fixed Account according to the ratio for this contract of the accumulated value in each subaccount and the Fixed Account to the Accumulated Value of the contract.
Sufficiency of Charges
If the amount of all charges assessed in connection with the Contracts as described above is not enough to cover all expenses incurred in connection therewith, we will bear the loss. Any such expenses borne by us will be paid out of our General Account which may include, among other things, proceeds derived from risk charges deducted from the Variable Account. Conversely, if the amount of such charges proves more than enough, we will retain the excess.
If our reserves become impaired, Contract Owners may be asked to add money under the Maintenance of Solvency provision described in General Provisions –Maintenance of Solvency section.

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Annuity Provisions
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Annuity Date
You may select one or more dates to begin an Annuity Income under a settlement option. Each settlement option will begin on an Annuity Date.
Maximum Annuity Date
The Maximum Annuity Date stated in your Contract is the latest date on which we will begin paying you an annuity income. At issue, the Maximum Annuity Date is set to the Contract Anniversary when the oldest Owner is age 95 under the Contract. At the Maximum Annuity Date stated in your Contract, we may, at our discretion, allow you to extend the Maximum Annuity Date.
If the Thrivent Income Builder is in place on the Maximum Annuity Date, annuity payments will be at least as much as the Guaranteed Annual Withdrawal Amount (GAWA).
Your Contract provides for a death benefit if an Owner dies before the Maximum Annuity Date. After the Maximum Annuity Date, amounts payable, if any, depend on the terms of the settlement option.
Annuity Income
An Annuity Income will be calculated using the amount of cash surrender value on an Annuity Date.
For any surrender made more than three years after the date that premium was allocated to the contract, no Surrender Charge will be deducted from the portion of the amount surrendered which is paid under Options 2 or 3, provided that payments will be made for at least as long as the greatest number of months remaining in any Surrender Charge schedule that otherwise would have applied and the proceeds are not subsequently withdrawn.
Surrender charges will also be waived for an election of Option 4 or 5 or any other life income option agreed to by us.
We will pay you the Annuity Income under a settlement agreement according to the annuity settlement option that you select. However, we will pay a single sum if the
Accumulated Value on the Maximum Annuity Date is less than $2,000. If we pay you proceeds in a single sum, your Contract will terminate.
If you have not selected either a settlement option or a single sum payment by the Maximum Annuity Date, we will pay proceeds of $2,000 or more using an annuity with (1) life income with 10-year guarantee period if one Annuitant is living on the Maximum Annuity Date, or (2) joint and survivor life income with a 10-year guarantee period if two Annuitants are living on the Maximum Annuity Date.
Settlement Options
You may elect to have your full proceeds ($2,000 or more) paid to you under an annuity settlement option or a combination of options.
Proceeds from death or surrender are payable in a lump sum unless otherwise provided. Instead of a lump sum, proceeds from death or surrenders of $2,000 or more may be paid under a settlement option by means of a settlement agreement that we will issue.
♦	Option 1 - Interest Income. The proceeds may be left on deposit. Interest earned may be paid in cash at regular intervals or left to accumulate at interest. We will pay interest at a rate not less than the guaranteed interest rate. All or part of these proceeds may be withdrawn upon request.
♦	Option 2 - Income of a Fixed Amount. We will pay Annuity Income of a fixed amount at agreed upon intervals. The fixed amount must not result in a payment period that exceeds 360 months. We reserve the right to require a fixed amount that results in a payment period of at least 60 months. Interest will be credited on the unpaid balance at a rate not less than the guaranteed interest rate. Income will be paid until the proceeds and interest are paid in full. After the first payment is made, this option may not be changed except as described in the Contract.
♦	Option 3 - Income for a Fixed Period. We will pay Annuity Income for a fixed period not to exceed 360 months. We reserve the right to require a fixed period of at least 60 months. Interest will be credited on the unpaid balance at a rate not less

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Annuity Provisions
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than the guaranteed interest rate. After the first payment is made, this option may not be changed except as described in the Contract.
♦	Option 4 - Life Income with Guaranteed Period. We will pay Annuity Income for the lifetime of the Annuitant of the settlement agreement. A guaranteed period of up to 360 months may be elected. If the Annuitant dies during the guaranteed period, payments will be continued to the end of the period and will be paid to the agreement’s beneficiary. After the first payment is made, this option may not be changed except as described in of the Contract. Income will not be less than an income based on the mortality table and guaranteed interest rate using the sex and adjusted age of the annuitant on his or her birthday nearest the date of settlement.
♦	Option 5 - Joint and Survivor Life Income with Guaranteed Period. We will pay Annuity Income as long as at least one of the two Annuitants of the settlement option agreement is alive. A guaranteed period of up to 360 months may be elected. If one Annuitant dies during the guaranteed period, payments will continue for the lifetime of the surviving Annuitant. Before the first payment is made under this option, a reduction factor may be elected which will reduce any payments made after the guaranteed period by the elected reduction factor if only one annuitant is then living. Payments made during the guaranteed period will be larger if a reduction factor is elected. If both Annuitants die during the guaranteed period, payments will be continued to the end of that period and will be paid to the agreement’s beneficiary. After the first payment is made, this option may not be changed except as described in the Contract. Income will not be less than an income based on the mortality table and guaranteed interest rate using the sex and adjusted age of each Annuitant on his or her birthday nearest the date of settlement.
In addition to these settlement options, proceeds may be paid under any other settlement option that you request and to which we agree.
If we are making payments under a life income settlement option with a guaranteed period, an owner of the settlement option may elect to receive a lump sum instead of continuing payments while in the guaranteed period, unless the settlement option election was irrevocable. The value of the remaining payments on any day is based on the interest rate used to determine the income payable plus 0.25%.
If an owner or Annuitant dies on or after the Annuity Date and before all of the annuity proceeds have been paid, we must pay any remaining annuity proceeds under the settlement option at least as rapidly as payments were being paid under that settlement option on the date of death.
Adjusted Age. As used in Options 4 and 5, adjusted age is the age of an annuitant on his or her birthday nearest the date of settlement minus the adjustment shown below:
Years of First Payment	Age Adjustment
2020-2029	0
2030-2039	1
2040-2049	2
2050-2059	3
2060-2069	4
2070-2079*	5
*For each succeeding decade, the age adjustment continues to increase by 1.
Option 6 – Other Options. The proceeds may be paid under any other settlement option agreeable to us.
Partial Annuitization
Federal tax law permits taxpayers to annuitize a portion of their annuity while leaving the remaining balance tax deferred. You may elect to have a portion of your proceeds ($2,000 or more) paid to you under an annuity settlement option or a combination of options. The settlement option(s) must be for a fixed amount or fixed period payable for at least ten years, or a single or joint life income with or without a guaranteed period. If this requirement is met, the settlement option and the tax-deferred balance will generally be treated as two separate Contracts for income tax purposes only. Your

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Annuity Provisions
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after-tax premiums in your Contract will be allocated pro-rata between the settlement option and the portion that remains deferred.
Frequency of Annuity Payments
Annuity payments under a settlement option will be paid at monthly intervals unless you and we agree to a different payment schedule. Payments under any settlement option must be in amounts at least as great as $50. If annuity payments would be or become less than $50, we may change the frequency of payments to intervals that will result in payments of at least $50.

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General Provisions
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Entire Contract
Your entire Contract is comprised of:
♦	the Contract including any attached rider(s),if any, endorsements or amendments;
♦	the application attached to the Contract; and
♦	our Articles of Incorporation and Bylaws and all amendments to them. Benefits will not be reduced or eliminated by any future amendments to our Articles of Incorporation or Bylaws.
Postponement of Payments
We may delay payment of any surrender, death proceeds or annuity payment amounts that are in the Variable Account if:
(1)The New York Stock Exchange is closed other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the SEC, or
(2)An emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the Variable Account’s net assets.
Transfers and allocations of Accumulated Value to and from the Subaccounts of the Variable Account may also be postponed under these circumstances.
Premium Payments
Your payment must be in U.S. dollars drawn on a U.S. Bank. Thrivent does not accept cash, starter checks (checks without pre-printed registration), traveler’s checks, credit card, courtesy checks or most third-party checks. If you pay a premium by check, we require a reasonable time for that check to clear your bank before such funds would be available to you. This period of time will not exceed 15 days.
Date of Receipt
Except as otherwise stated herein, the date of our receipt of any Notice, premium payment, telephonic instructions or other communication is the actual date it is received at our Service Center in proper form unless received (1) after the close of the New York Stock Exchange (generally 4:00 p.m. Eastern Time), or (2) on a date which is not a Valuation Day. In either of these two cases, the date of receipt will be deemed to be the next Valuation Day.
Anti-Money Laundering
In order to protect against the possible misuse of our products in money laundering or terrorist financing, we have adopted an anti-money laundering program satisfying the requirements of federal law. Among other things, this program requires us, our financial professionals and customers to comply with certain procedures and standards that serve to ensure that our customers’ identities are properly verified and that premiums are not derived from improper sources. We reserve the right to verify any information received by accessing information maintained in databases internally or externally.
Applicable laws designed to prevent terrorist financing and money laundering might in certain circumstances, require us to block certain transactions until we receive authorization from the appropriate regulator.
Our anti-money laundering program is subject to change without notice to account for changes in applicable laws or regulations. We may also make changes as a result of our ongoing assessment of exposure to illegal activity.
Maintenance of Solvency
The maintenance of solvency provision is a legal requirement of a fraternal benefit society. The provision is only invoked in the event the reserves of a fraternal benefit society become impaired.
This provision applies only to values in the General Account. For the purposes of this product, that means the Fixed Account.
If our reserves become impaired, you may be required to make an extra payment. Our Board of Directors will determine the amount of any extra payment based on each member’s fair share of the deficiency. If the payment is not made within 60 days of notification, it will be charged as a debt against the Contract with an

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General Provisions
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interest rate of 5% per year. You may choose an equivalent reduction in benefits instead of or in combination with the debt. Any indebtedness and interest charged against the Contract, or any agreement for a reduction in benefits, shall have priority over the interest of any owner, beneficiary, or collateral assignee under the Contract.
Reports to Contract Owners
At least once each year we will send you a report showing the value of your Contract. The report will include the Accumulated Value and any additional information required by law. Values shown will be for a date no more than two months prior to the date we mail the report. We will mail your report to your last known address unless prior mailings have been returned undeliverable to us. We will make a reasonable effort in these situations to locate you in order to continue mailing your report and other related documents. Please notify the Service Center if your address has changed.
Gender Neutral Benefits
In 1983, the U.S. Supreme Court held in Arizona Governing Committee v. Norris that the application of sex-distinct actuarial tables to employees based upon their gender in calculating the amount of retirement benefits violates Title VII of the Civil Rights Act of 1963. Because of this decision, employer-sponsored retirement plans may not use sex-distinct actuarial annuity rates in determining benefits.
Generally, annuity payments described in this Prospectus are determined using sex-distinct actuarial tables based on the Annuitant’s gender. However, annuity payments will be based on a gender neutral basis for the following:
♦	Contracts used in an employer sponsored retirement plan;
♦	Contracts issued in Massachusetts (beginning January 1, 2009); and
♦	Contracts issued in Montana (beginning October 1, 1985).

How to Contact Us
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Telephone:
1-800-847-4836
Internet:
Thrivent.com
Fax:
1-800-225-2264
New Applications:
Thrivent
P.O. Box 8075
Appleton, WI 54912-8061
Additional Premiums (variable products):
Thrivent
P.O. Box 8061
Appleton, WI 54912-8061
Transfers, Surrenders, or Partial Surrenders:
Thrivent
P.O. Box 8075
Appleton, WI 54912-8075

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How to Contact Us
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Express Mail:
Thrivent
4321 N. Ballard Road
Appleton, WI 54919-3400
For Wire Transfer Instructions,
Please contact 1-800-847-4836
Federal Tax Status
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General
The following discussion of the federal income tax treatment of the Contract is not exhaustive, does not purport to cover all situations, and is not intended as tax advice. The federal income tax treatment of the Contract is unclear in certain circumstances, and a qualified tax advisor should always be consulted with regard to the application of law to individual circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations, and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the Treasury Department, and judicial decisions.
This discussion does not address any federal estate or gift tax consequences, or any state or local tax consequences, associated with the Contract. In addition, we make no guarantee regarding any tax treatment—federal, state, or local—of any Contract or any transaction involving a Contract.
Tax Status of the Variable Account
The Variable Account is not separately taxed as a “regulated investment company” under the Code, but rather is treated as our separate account. Under current law, both the investment income and realized capital gains of the Variable Account are reinvested without taxation to us. However, we reserve the right in the future to make a charge against the Variable Account or the Accumulated Value of a Contract for any federal, state, or local income taxes that we incur and determine to be attributable to the Variable Account or the Contract.
Taxation of Annuities in General
The following discussion assumes that the Contract is not used in connection with a Qualified Plan.
Tax Deferral During Accumulation Period
In general, under current law, an increase in a Contract’s Accumulated Value is not taxable to the Owner until received, either in the form of annuity income payments as contemplated by the Contract or in some other form of distribution. However, this rule applies only if: (1) the investments of the Variable Account are “adequately diversified” in accordance with Treasury Department regulations; (2) the Company, rather than the Owner, is considered the owner of the assets of the Variable Account for federal income tax purposes; (3) the Owner is an individual (or an individual is treated as the Owner for tax purposes); and (4) the Contract’s Maximum Annuity Date is not unduly delayed.
Diversification Requirements. The Code and Treasury Department regulations prescribe the manner in which the investments of a segregated asset account, such as the Variable Account, are to be “adequately diversified.” If the Variable Account fails to comply with these rules, the Contract will not be treated as an annuity Contract for federal income tax purposes, and so the interest or earnings credited to the Contract’s Accumulated Value in any year will be includible in the contract owner’s income that year for federal tax purposes. We expect that the Variable Account, through the Fund, will comply with these rules.
Ownership Treatment. In certain circumstances, variable annuity Owners may be considered the owners, for federal income tax purposes, of the assets of a

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Federal Tax Status
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segregated asset account used to support their Contracts. In those circumstances, the account’s income and gains would be currently includible in the Owners’ gross income. The Internal Revenue Service (the “IRS”) has stated in published rulings that a variable Owner will be considered the owner of the assets of a segregated asset account if the owner possesses incidents of ownership in those assets, such as the ability to exercise investment control over the assets.
The ownership rights under the Contract are similar to, but different in certain respects from, the ownership rights described in IRS rulings in which the Owners were determined not to be the owners of the assets of a segregated asset account. For example, the Owner has the choice of more investment options to which to allocate  premium payments and the Accumulated Value than were addressed in those rulings. These differences could result in the Owner being treated as the owner of all or a portion of the assets of the Variable Account and thus subject to current taxation on the income and gains from those assets. In addition, we do not know what standards will be set forth in any further regulations or rulings which the Treasury Department or the IRS may issue. We therefore reserve the right to modify the Contract as necessary to attempt to prevent Owners from being considered the owners of the assets of the Variable Account. However, there is no assurance that such efforts would be successful.
Contracts Not Owned by Individuals. As a general rule, Contracts held by “nonnatural persons” such as a corporation, trust, or other similar entity are not treated as annuity Contracts for federal tax purposes. The income on such Contracts (as defined in the tax law) is taxed as ordinary income that is received or accrued by the Owner during the taxable year. However, this rule generally will not apply to a Contract held by a trust or other entity which holds the Contract as an agent for a natural person. In addition, this rule will not apply to: (1) a Contract acquired by the estate of a decedent by reason of the death of the decedent; (2) Contracts used in connection with certain Qualified Plans; (3) Contracts purchased by employers upon the termination of certain Qualified Plans; (4) certain Contracts used in connection with structured settlement agreements; and (5) a Contract purchased with a single premium payment when the annuity starting date is no later than one year from the purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the annuity income period.
The remainder of this discussion assumes that the Contract will be treated as an annuity contract for federal income tax purposes.
Taxation of Partial and Full Surrenders
In the case of a partial surrender, the amount received is generally includible in income for federal tax purposes to the extent that the Accumulated Value of the Contract, before the partial surrender, exceeds the “investment in the Contract.” In the case of a full surrender, the amount received is includible in income to the extent that it exceeds the investment in the Contract. For these purposes, the investment in the Contract at any time equals the total of the premium payments made under the Contract up to that time less any amounts previously received from the Contract which were excludable from income. All amounts includible in income with respect to the Contract are taxed as ordinary income; no amounts are taxed at the lower rates currently applicable to long-term capital gains and corporate dividends.
Taxation of Annuity Income Payments
Normally, the portion of each annuity income payment includible in income for federal tax purposes is the excess of the payment over an exclusion amount. In the case of fixed income payments, the exclusion amount is determined by multiplying (1) the payment, by (2) the ratio of the investment in the Contract allocated to our Fixed Account, adjusted for any period certain or refund feature, to the total expected amount of annuity income payments. For this purpose, the expected number or amount of annuity income payments is determined by Treasury Department regulations which take into account the Annuitant’s life expectancy and the form of annuity benefit selected.
Once the total amount of the investment in the Contract is excluded using the above formulas, annuity income payments will be fully taxable. If annuity income payments cease because of the death of the Annuitant and before the total amount of the

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Federal Tax Status
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investment in the Contract is recovered, the unrecovered amount generally will be allowed as a deduction.
Income from annuities will be subject to the Medicare Tax on Investment Income. This tax will be imposed on individuals with a modified adjusted gross income (MAGI) of more than $200,000 and joint filers with an MAGI of more than $250,000. Generally, the tax rate will be 3.8% of the lesser of the net investment income or the amount the MAGI exceeds the threshold amount.
There may be special income tax issues present in situations where the Contract Owner and the Annuitant are not the same person and are not married to one another. In such situations a tax advisor should be consulted.
Tax Treatment of Death Benefit
Prior to the Maximum Annuity Date, we may distribute amounts from a Contract because of the death of an Owner or, in certain circumstances, the death of the Annuitant. If distributed in a lump sum, such death benefit proceeds are includible in income in the same manner as a full surrender, or if distributed under an annuity income option, such proceeds are includible in the same manner as annuity income payments.
After the Maximum Annuity Date, death proceeds are taxable and generally are included in the income of the recipient as follows:
♦	If payments from a life income with a guaranteed payment period are continued, they are taxed only after the remaining investment in the Contract has been recovered.
♦	Other payments are taxed as annuity income payments.
♦	If distributed in a lump sum, they are taxed in the same manner as a full surrender.
Assignments, Pledges, and Gratuitous Transfers
Any assignment or pledge of (or agreement to assign or pledge) any portion of the Accumulated Value of the Contract is treated for federal income tax purposes as a surrender of such amount or portion. The investment in the Contract is increased by the amount includible in income with respect to such an assignment or pledge. If an Owner transfers a Contract without adequate consideration to a person other than the Owner’s Spouse (or a former Spouse incident to divorce), the Owner must include in income the difference between the Contract’s Accumulated Value and the investment in the Contract at the time of the transfer. In such a case, the transferee’s investment in the Contract is increased to reflect the amount includible in the transferor’s income.
Penalty Tax on Premature Distributions
Technically, the amount of any payment from the Contract that is includible in income is subject to a 10% penalty tax. However, this penalty tax does not apply to any payment: (1) received on or after the Contract Owner attains age 59 1⁄2; (2) attributable to the Contract Owner becoming disabled (as defined in the tax law); (3) made on or after the death of the Contract Owner or, if the Contract Owner is not an individual, on or after the death of the primary annuitant (as defined in the tax law); (4) that is part of a series of substantially equal periodic payments, not less frequently than annually, for the life or life expectancy of the Contract Owner or the joint lives or joint life expectancies of the Contract Owner and a designated beneficiary (as defined in the tax law).For the purposes of substantially equal periodic payments, if there is a significant modification of the payment schedule before the later of the taxpayer reaching age 59 1⁄2 or the expiration of five years from the time the payment starts, the taxpayer’s income shall be increased by the amount of tax and deferred interest that otherwise would have been incurred.
Aggregation of Contracts
In certain circumstances, the IRS may determine the amount of any distribution from the Contract that is includible in income by combining some or all of the annuity contracts a person owns. For example, if a person purchases a contract and also purchases at approximately the same time another deferred annuity issued by us, the IRS may treat the two contracts as one contract. Similarly, if a person transfers part of his or her interest in one annuity contract to purchase another annuity contract, the IRS might treat the two contracts

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Federal Tax Status
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as one contract. In addition, if a person purchases two or more contracts from us (or an affiliate) during any calendar year, all such contracts will be treated as one contract for purposes of determining the amount of any full or partial surrender that is includible in income. The effects of such aggregation are not always clear; however, such aggregation could affect the amount of a surrender or an annuity payment that is taxable and the amount which might be subject to the 10% penalty tax described above.
Exchanges of Annuity Contracts
We may issue the Contract in exchange for all or part of another annuity contract. Such an exchange will be income tax free if certain requirements are satisfied (a 1035 Exchange). If the exchange is tax free, the investment in the Contract immediately after the exchange will generally be the same as that of the annuity contract exchanged, increased by any additional premium payment made as part of the exchange. If part of an existing contract is exchanged for the Contract, the IRS might treat the two contracts as one annuity contract in certain circumstances. (See “Aggregation of Contracts.”) You should consult your tax advisor in connection with an exchange of all or part of an annuity contract for the Contract.
Qualified Plans
The Contracts also are designed for use with several types of Qualified Plans. When used in Qualified Plans, deferred annuities like the Contracts do not offer additional tax-deferral benefits, but annuities offer other product benefits to investors in Qualified Plans. Participants under such Qualified Plans as well as Contract Owners, Annuitants, and beneficiaries are cautioned that the rights of any person to any benefits under such Qualified Plans may be subject to the terms and conditions of the plans themselves regardless of the terms and conditions of the Contracts issued in connection with them. Those who intend to use the Contract in connection with Qualified Plans should seek competent advice.
The tax rules applicable to Qualified Plans, and to a Contract when used in connection with a Qualified Plan, vary according to the type of plan and the terms and conditions of the plan itself, and they take precedence over the general annuity tax rules described above. For example, for full surrenders, partial surrenders, and annuity income payments under Contracts used in Qualified Plans, there may be no “investment in the contract,” with the result that the total amount received may be includible in income. The includible amount is taxed at ordinary income tax rates, and a 10% penalty tax also may apply. Exceptions to this penalty tax vary depending on the type of Qualified Plan involved; in the case of an Individual Retirement Annuity (discussed below), exceptions comparable to those described above are available.
The following briefly describes certain types of Qualified Plans in connection with which we may issue a Contract.
Traditional IRAs. Section 408 of the Code permits eligible individuals to contribute to an Individual Retirement Account or an Individual Retirement Annuity (collectively known as an “IRA”). IRAs are subject to limits on the amounts that may be contributed and deducted, on the persons who may be eligible to do so, and on the time when distributions may commence. Also, subject to certain requirements discussed below, you may “roll over” distributions from certain Qualified Plans on a tax-deferred basis into an IRA.
Roth IRAs. Section 408A of the Code permits eligible individuals to contribute to a type of IRA known as a “Roth IRA.” Roth IRAs are generally subject to the same rules as non-Roth IRAs, but differ in several respects. Among the differences is that, although contributions to a Roth IRA are not deductible, “qualified distributions” (those that satisfy certain waiting and use requirements) from a Roth IRA will be excludable from income. Subject to certain restrictions, a distribution from an eligible employer-sponsored qualified plan may be directly moved to a Roth IRA. This movement is called a “qualified rollover contribution.”
Federal Income Tax Withholding
We will withhold and remit to the federal government a part of the taxable portion of each distribution made under a Contract unless the payee notifies us at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain

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Federal Tax Status
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circumstances, we may be required to withhold tax. The withholding rates applicable to the taxable portion of annuity income payments (other than eligible rollover distributions made in connection with Qualified Plans) are the same as the withholding rates generally applicable to payments of wages. Further, a 10% withholding rate applies to the taxable portion of non-periodic payments (including partial and full surrenders), and as discussed above, the withholding rate applicable to eligible rollover distributions is 20%. Whether or not federal income tax is withheld, the Owner (or other applicable taxpayer) remains liable for payment of federal income tax on Contract distributions.

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Distribution of the Contracts
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Thrivent Investment Management Inc., 625 Fourth Avenue South, Minneapolis, Minnesota 55415, an indirect subsidiary of Thrivent, is a registered broker-dealer and acts as principal underwriter and distributor of the Contracts pursuant to a distribution agreement with us. Thrivent Investment Management Inc. also acts as the distributor of a number of other variable annuity and variable life insurance contracts we offer.
The financial professional in this transaction is a duly licensed registered representative of Thrivent Investment Management Inc. or a Selling Firm and is also an appointed insurance producer of Thrivent.
Our financial professionals predominately sell insurance and annuity products of ours. It is more profitable for us and our affiliates if you purchase products issued by us instead of those issued by other insurance companies. As a result, we have a financial interest in the sale of the Contract, and an incentive to recommend that you purchase a contract issued by Thrivent instead of a contract issued by another company. Sales of Thrivent insurance products, which include variable annuity and variable life insurance contracts, help support our mission of service to congregations and communities. This gives both the organization and our members an opportunity to promote volunteerism, aid those in need, strengthen non-profit organizations and address critical community needs.
In addition, your financial professional may be paid differently depending on the product or service he or she recommends. As a result, your financial professional in this transaction may have a financial incentive to recommend that you purchase one product instead of another.
From time to time and in accordance with applicable laws and regulations, financial professionals are eligible for various incentives. These include cash incentives and other economic benefits.
Compensation consists of commissions and bonuses. Commissions pay at a range of TBD% to TBD% of premiums paid into the contract. Commission rates are based on the source of funds used to pay the premium and the type of contract, age of the Owner, issue date of the Contract and the surrender period.
Your financial professional may receive asset-based compensation ranging from TBD% to TBD% of the account value if eligible. If you elect a settlement option, we pay commissions to the financial professional ranging from TBD% to TBD% of the premium applied to the settlement option, if eligible.
Financial professionals are eligible to be paid back a portion of what they spent on marketing their financial services to the public.
We and the principal underwriter of the Contracts have entered, and may enter, into selling agreements with broker-dealers that are unaffiliated with us (“Selling Firms”). The financial professional in a transaction through a Selling Firm is a registered representative of the Selling Firm, and an appointed insurance producer of Thrivent Financial. The following paragraphs describe how payments are made by us to unaffiliated Selling Firms.
The terms of any agreement governing compensation may vary among Selling Firms. The prospect of receiving, or the receipt of, compensation may provide Selling Firms and/or their registered representatives with an incentive to favor sales of the Contracts over other variable contracts (or other investments) with respect to which the Selling Firms do not receive compensation or receive lower compensation. You should take such payment arrangements into account when considering and evaluating any recommendation relating to the Contracts.
The maximum commission we pay to Selling Firms is TBD% of premiums, plus up to TBD% of a Contract’s Accumulated Value annually. Commissions also may be paid on Accumulated Value moved into an annuity settlement option. The registered representative typically receives a portion of the compensation we pay to the Selling Firm, based on the agreement between the Selling Firm and its registered representative. You may ask registered representatives how they will be personally compensated.

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Distribution of the Contracts
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The compensation described above is not charged directly to you or your Contract. The compensation is paid from our resources, which include fees and charges imposed on your Contract.
Thrivent receives additional compensation, sometimes referred to as “revenue sharing,” from certain external variable investment trusts that are available investment options within this product. This compensation is in connection with services that Thrivent provides, including promoting and administering the contracts.
The underlying mutual funds incur expenses each time they sell, administer, or redeem their shares.  The Variable Account aggregates Contract Owner purchase, redemption, and transfer requests and submits net or aggregated purchase/redemption requests to each underlying mutual fund daily.  The Variable Account (not the Contract Owners) is the underlying mutual fund shareholder.  When the Variable Account aggregates transactions, the underlying mutual fund does not incur the expense of processing individual transactions it would normally incur if it sold its shares directly to the public.  Thrivent incurs these expenses instead.  Thrivent also incurs the distribution costs of selling the contract (as discussed above), which benefit the underlying mutual funds by providing Contract Owners with investment options that correspond to the underlying mutual funds.
Some of the underlying mutual funds and their affiliates make certain payments to Thrivent or its affiliates (the "payments").  The amount of these payments is typically based on a percentage of assets invested in the underlying mutual funds attributable to the contracts and other variable contracts Thrivent issues.  These payments are made for various purposes, including payments for the services provided and expenses incurred by Thrivent or its affiliates in promoting, marketing and administering the contracts and underlying funds.  Thrivent may realize a profit on the payments received.
Thrivent or its affiliates may receive the following types of payments:
♦	Underlying mutual fund 12b-1 fees, which are deducted from underlying mutual fund assets;
♦	Sub-transfer agent fees or fees pursuant to administrative service plans adopted by the underlying mutual fund, which may be deducted from underlying mutual fund assets; and
♦	Payments by an underlying mutual fund’s adviser or subadviser (or its affiliates). Such payments may be derived, in whole or in part, from the advisory fee, which is deducted from underlying mutual fund assets and is reflected in mutual fund charges.
Furthermore, Thrivent may receive more revenue with respect to affiliated underlying mutual funds than unaffiliated underlying mutual funds.
Thrivent took into consideration the anticipated mutual fund service fee payments from the underlying mutual funds when it determined the charges imposed under the contracts (apart from fees and expenses imposed by the underlying mutual funds).  Without these mutual fund service fee payments, Thrivent would have imposed higher charges under the contract.
Most underlying mutual funds or their affiliates have agreed to make payments to Thrivent or its affiliates, although the applicable percentages may vary from underlying mutual fund to underlying mutual fund and some may not make any payments at all.  Because the amount of the actual payments Thrivent and its affiliates receive depends on the assets of the underlying mutual funds attributable to the contract, Thrivent and its affiliates may receive higher payments from underlying mutual funds with lower percentages (but greater assets) than from underlying mutual funds that have higher percentages (but fewer assets).
Thrivent may consider several criteria when identifying the underlying mutual funds, including some or all of the following: investment objectives, investment process, risk characteristics, investment capabilities, experience and resources, investment consistency, fund expenses, asset class coverage, the alignment of the investment objectives of the underlying mutual fund with Thrivent’s hedging strategy, the strength of the adviser’s or subadviser’s reputation and tenure, brand recognition, and the capability and qualification of each investment firm.  Other factors Thrivent may consider during the identification process are: whether the underlying mutual fund’s adviser or subadviser is a

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Distribution of the Contracts
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Thrivent affiliate; whether the underlying mutual fund or its service providers (e.g. the investment adviser or subadvisers), or its affiliates will make mutual fund service fee payments to Thrivent or its affiliates in connection with certain administrative, marketing, and support services; or whether affiliates of the underlying mutual fund can provide marketing and distribution support for sales of the contracts.  There may be underlying mutual funds with lower fees and expenses, as well as other variable contracts that offer underlying mutual funds with lower fees and expenses.  The customer should consider all of the fees and charges of the contract in relation to its features and benefits when making a decision to invest.  Note that higher contract and underlying mutual fund fees and expenses have a direct effect on and may lower investment performance.

Legal Proceedings
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There are no legal proceedings to which the Variable Account is a party or to which the assets of the Variable Account are subject. Neither Thrivent Financial nor Thrivent Investment Management Inc. is involved in any litigation that is of material importance in relation to their financial condition or that relates to the Variable Account.

Financial Statements
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The financial statements of Thrivent Financial and the Variable Account are contained in the Statement of Additional Information.
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Statement of Additional Information
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♦	Introduction
♦	Principal Underwriter
♦	Standard and Poor’s Disclaimer
♦	Independent Registered Public Accounting Firm and Financial Statements
You may obtain a copy of the SAI and all other documents required to be filed with the SEC without charge by calling us at 1-800-847-4836, going online at thrivent.com, or by writing us at Thrivent Financial for Lutherans, 4321 North Ballard Road, Appleton, Wisconsin, 54919-0001.
You may obtain copies of the prospectus, SAI, annual report and all other documents required to be filed with the Securities and Exchange Commission at the Commission’s Public Reference Room in Washington, DC. Information on the operation of the public reference room may be obtained by calling (202) 551-8090. Reports and other information about Thrivent Variable Annuity Account I are available on the Commission’s website at www.sec.gov. Copies of this information may be obtained, upon payment of a duplicating fee, by writing to the Public Reference Section of the Commission, U.S. Securities & Exchange Commission, 100 F Street, N.E., Washington, DC 20549.
Thrivent Variable Annuity Account I
1933 Act Registration No.
1940 Act Registration No. 811-21111
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Please send me the Statement of Additional Information (SAI) for the:
THRIVENT RETIREMENT CHOICE VARIABLE ANNUITY
Thrivent Variable Annuity Account I

(Name)		(Date)

(Street Address)

(City)	(State)	(Zip Code)
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Appendix A—Condensed Financial Information
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The Contracts have not been previously offered so there is no condensed financial information relating to Accumulation Unit Values under the Contracts. The value of an Accumulation Unit is determined on the basis of the per share value of an underlying Portfolio less applicable Separate Account charges and are deducted daily as part of the calculation of Accumulation Units. Information about the Separate Account charges and charges for the optional riders can be found in the “Fee and Expense” tables. The financial statements of the Separate Account and Thrivent Financial can be found in the Statement of Additional Information.
The financial statements of the Separate Account include information about all the Contracts offered through the Separate Account. The financial statements of Thrivent Financial that are included should be considered only as bearing upon the company’s ability to meet its contractual obligations under the Contracts. Thrivent Financial’s financial statements do not bear on the future investment experience of the assets held in the Separate Account. For your copy of the Statement of Additional Information, please contact us at the Annuity Service Center. Our contact information is on the cover page of this prospectus.
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PART C.    OTHER INFORMATION
Item 24.     Financial Statements and Exhibits
(a)	Financial Statements
	PART A:	None
(b)	PART B:	TO BE FILED BY AMENDMENT

Exhibit (b)	Description	Filed Herewith / Incorporated by reference from
1	Resolution of the Board of Directors of Thrivent Financial for Lutherans authorizing the establishment of Thrivent Variable Annuity Account I (“Registrant”)	Initial registration statement of Thrivent Variable Annuity Account I, Registration Statement No. 333-89488, filed on May 31, 2002
2	Not Applicable
3(a)	Form of Distribution Agreement with Registered Representatives	Initial filing to the registration statement on Form N-4 of Thrivent Variable Annuity Account I, AdvisorFlex Variable Annuity, Registration Statement 333-216125, filed on February 17, 2017
(b)	Principal Underwriting Agreement By and Between Depositor and Thrivent Investment Management Inc.	Pre-Effective Amendment No. 1 to the registration statement on Form N-4 of Thrivent Variable Life Account I, Registration Statement No. 333-233397, filed on November 27, 2019
4(a)	Contract	Filed herewith
(b)	Maximum Anniversary Death Benefit Rider	Filed herewith
(c)	Guaranteed Lifetime Withdrawal Benefit Rider – Single	Filed herewith
(d)	Guaranteed Lifetime Withdrawal Benefit Rider – Joint	Filed herewith
(e)	Amendatory Agreement (Unisex Tables)	Initial filing to the registration statement on Form N-4 of Thrivent Variable Annuity Account I, AdvisorFlex Variable Annuity, Registration Statement 333-216125, filed on February 17, 2017
(f)	Amendatory Agreement (Sex Distinct Tables)	Initial filing to the registration statement on Form N-4 of Thrivent Variable Annuity Account I, AdvisorFlex Variable Annuity, Registration Statement 333-216125, filed on February 17, 2017
(g)	Individual Retirement Annuity Endorsement	Post-Effective Amendment No. 13 to the registration statement of Registrant, Registration Statement No. 333-89488, filed on April 19, 2010
(h)	Roth Individual Retirement Annuity Endorsement	Post-Effective Amendment No. 13 to the registration statement of Registrant, Registration Statement No. 333-89488, filed on April 19, 2010
5(a)	Contract Application Form	Filed herewith
(b)	New Account Suitability Form	Initial filing to the registration statement on Form N-4 of Thrivent Variable Annuity Account I, AdvisorFlex Variable Annuity, Registration Statement 333-216125, filed on February 17, 2017
6	Articles of Incorporation and Bylaws of Depositor	Initial filing to the registration statement on Form N-4 of Thrivent Variable Annuity Account I, AdvisorFlex Variable Annuity, Registration Statement 333-216125, filed on February 17, 2017

Exhibit (b)	Description	Filed Herewith / Incorporated by reference from
7	Not Applicable
8(a)	Participation Agreement between the Depositor and the Fund as of December 15, 2003	Post-Effective Amendment No. 1 to the registration statement of Thrivent Variable Life Account I, Registration Statement No. 333-103454, filed on April 19, 2004
(b)	Form of American Funds Fund Participation and Service Agreement	Pre-Effective Amendment No. 1 to the registration statement of Thrivent Variable Annuity Account I, Registration Statement 333-216125, filed on June 29, 2017
(c)	Form of American Funds Business Agreement	Pre-Effective Amendment No. 1 to the registration statement of Thrivent Variable Annuity Account I, Registration Statement 333-216125, filed on June 29, 2017
(d)	Form of American Funds Rule 22c-2 Agreement	Pre-Effective Amendment No. 1 to the registration statement of Thrivent Variable Annuity Account I, Registration Statement 333-216125, filed on June 29, 2017
(e)	Form of Blackrock Fund Participation Agreement	Pre-Effective Amendment No. 1 to the registration statement of Thrivent Variable Annuity Account I, Registration Statement 333-216125, filed on June 29, 2017
(f)	Form of Fidelity Participation Agreement	Pre-Effective Amendment No. 1 to the registration statement of Thrivent Variable Annuity Account I, Registration Statement 333-216125, filed on June 29, 2017
(g)	Form of Fidelity Service Agreement	Pre-Effective Amendment No. 1 to the registration statement of Thrivent Variable Annuity Account I, Registration Statement 333-216125, filed on June 29, 2017
(h)	Form of Franklin Templeton Participation Agreement	Pre-Effective Amendment No. 1 to the registration statement of Thrivent Variable Annuity Account I, Registration Statement 333-216125, filed on June 29, 2017
(i)	Form of Franklin Templeton Participation Agreement Addendum	Pre-Effective Amendment No. 1 to the registration statement of Thrivent Variable Annuity Account I, Registration Statement 333-216125, filed on June 29, 2017
(j)	Form of Franklin Templeton Administrative Services Agreement	Pre-Effective Amendment No. 1 to the registration statement of Thrivent Variable Annuity Account I, Registration Statement 333-216125, filed on June 29, 2017
(k)	Form of Franklin Templeton Shareholder Information Agreement	Pre-Effective Amendment No. 1 to the registration statement of Thrivent Variable Annuity Account I, Registration Statement 333-216125, filed on June 29, 2017
(l)	Form of Janus Participation Agreement	Pre-Effective Amendment No. 1 to the registration statement of Thrivent Variable Annuity Account I, Registration Statement 333-216125, filed on June 29, 2017
(m)	Form of Janus Rule 22c-2 Agreement	Pre-Effective Amendment No. 1 to the registration statement of Thrivent Variable Annuity Account I, Registration Statement 333-216125, filed on June 29, 2017
(n)	Form of John Hancock Participation Agreement	Pre-Effective Amendment No. 1 to the registration statement of Thrivent Variable Annuity Account I, Registration Statement 333-216125, filed on June 29, 2017
(o)	Form of John Hancock Administrative Services Agreement	Pre-Effective Amendment No. 1 to the registration statement of Thrivent Variable Annuity Account I, Registration Statement 333-216125, filed on June 29, 2017
(p)	Form of MFS Participation Agreement	Pre-Effective Amendment No. 1 to the registration statement of Thrivent Variable Annuity Account I, Registration Statement 333-216125, filed on June 29, 2017
(q)	Form of MFS Rule 22c-2 Shareholder Information Agreement	Pre-Effective Amendment No. 1 to the registration statement of Thrivent Variable Annuity Account I, Registration Statement 333-216125, filed on June 29, 2017

Exhibit (b)	Description	Filed Herewith / Incorporated by reference from
(r)	Form of PIMCO Participation Agreement	Pre-Effective Amendment No. 1 to the registration statement of Thrivent Variable Annuity Account I, Registration Statement 333-216125, filed on June 29, 2017
(s)	Form of PIMCO Services Agreement	Pre-Effective Amendment No. 1 to the registration statement of Thrivent Variable Annuity Account I, Registration Statement 333-216125, filed on June 29, 2017
(t)	Form of Principal Participation Agreement	Pre-Effective Amendment No. 1 to the registration statement of Thrivent Variable Annuity Account I, Registration Statement 333-216125, filed on June 29, 2017
9	Opinion of Counsel as to the legality of the securities being registered (including written consent)	Filed Herewith
10	Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP	To be filed by amendment
11	Not Applicable
12	Not Applicable
13	Power of Attorney for Deborah M. Ackerman and Angela S. Rieger	Filed Herewith
(*)	Filed herewith
Item 25.    Directors and Officers of the Depositor
The directors, executive officers and, to the extent responsible for variable annuity operations, other officers of Depositor, are listed below, unless otherwise indicated, their principal address is 625 Fourth Avenue South, Minneapolis, MN 55415.
Name and Principal Business Address	Positions and Offices with Depositor
Deborah M. Ackerman 1115 Manor Drive Wilmette, IL 60091	Director
N. Cornell Boggs, III 412 W. Loomis Street Ludington, MI 49431	Director
Kenneth A. Carow Kelley School of Business BS 3024F 801 W. Michigan Street Indianapolis, Indiana 46142	Director
Bradford N. Creswell NCA Management, LLC 1200 Westlake Avenue N Suite 600 Seattle, WA 98109	Director
Lynn Crump-Caine 23 Ball Mill Place Sandy Springs, Georgia 30350	Director
Eric J. Draut 524 S. Banbury Road Arlington Heights, Illinois 60005	Director

Name and Principal Business Address	Positions and Offices with Depositor
Kirk D. Farney Wheaton College 501 College Avenue Wheaton, Illinois 60187	Director
Rev. Mark A. Jeske St. Marcus Lutheran Church 2215 North Palmer Street Milwaukee, Wisconsin 55312-3299	Director
Frederick G. Kraegel Parham Partners LLC 1225 Hyde Lane Henrico, Virginia 23229-6064	Director
Kathryn V. Marinello 107 Hispaniola Lane Bonita Springs, Florida 34134	Director
Nichole B. Pechet 2596 Chestnut Street San Francisco, CA 94123	Director
Bonnie E. Raquet 412 Rivers Edge Williamsburg, Virginia 23185-8945	Chair of the Board of Directors
Angela S. Reiger 5 Lands End Lane Dodgeville, WI 53593	Director
Teresa J. Rasmussen	President, Chief Executive Officer, and Director
Vibhu R. Sharma	SVP, Chief Financial Officer and Treasurer
David S. Royal	SVP and Chief Investment Officer
Paul R. Johnston	SVP and General Counsel & Secretary
Christina A. Smith	SVP, Chief Human Resource Officer
Lisa J. Flanary	SVP, Chief Growth Officer
James M. Odland	Vice President and Chief Compliance Officer
Item 26.    Persons Controlled by or Under Common Control with Depositor or Registrant
Registrant is a separate account of Depositor. The Depositor is a fraternal benefit society organized under the laws of the State of Wisconsin and is owned by and operated for its members. It has no stockholders and is not subject to the control of any affiliated persons.
The following list shows the relationship of each wholly owned direct and indirect subsidiary to Thrivent Financial, except as indicated below. Financial statements of Thrivent Financial will be presented on a consolidated basis.
Thrivent Financial Entities	Primary Business	State of Incorporation
Thrivent Financial	Fraternal benefit society offering financial services and products	Wisconsin
Thrivent Financial Holdings, Inc.	Holding company with no independent operations	Delaware
Thrivent Trust Company	Federally chartered limited purpose trust bank	Federal Charter
Thrivent Investment Management Inc.	Broker-dealer and investment adviser	Delaware
North Meadows Investment Ltd.	Organized for the purpose of holding and investing in real estate	Wisconsin
Thrivent Financial Investor Services Inc.	Transfer agent	Pennsylvania
Thrivent Insurance Agency Inc.	Licensed life and health agency	Minnesota
Newman Financial Services, LLC	Limited Liability Company	Minnesota

Thrivent Financial Entities	Primary Business	State of Incorporation
Thrivent Advisor Network, LLC	Limited Liability Company	Delaware
Thrivent Asset Management, LLC[1]	Investment adviser	Delaware
Thrivent Distributors, LLC	Limited Liability Company	Delaware
White Rose GP I, LLC[2]	General partner	Delaware
White Rose Fund I Equity Direct, L.P.[3]	Private equity fund	Delaware
White Rose Fund I Fund of Funds, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose GP II, LLC[2]	General partner	Delaware
Thrivent White Rose Fund II Equity Direct, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose Fund II Fund of Funds, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose GP III, LLC[2]	General partner	Delaware
Thrivent White Rose Fund III Equity Direct, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose Fund III Fund of Funds, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose Fund III Mezzanine Direct, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose GP IV, LLC[2]	General partner	Delaware
Thrivent White Rose Fund IV Equity Direct, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose Fund IV Fund of Funds, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose GP V, LLC[2]	General partner	Delaware
Thrivent White Rose Fund V Equity Direct, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose Fund V Fund of Funds, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose GP VI, LLC[2]	General partner	Delaware
Thrivent White Rose Fund VI Equity Direct, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose Fund VI Fund of Funds, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose GP VII, LLC[2]	General partner	Delaware
Thrivent White Rose Fund VII Equity Direct, L.P.[3]	Private equity fund	Delaware
White Rose Fund VII Equity Direct Corporation[3]	Private equity fund	Delaware
Thrivent White Rose Fund VII Fund of Funds, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose GP VIII, LLC[2]	General partner	Delaware
Thrivent White Rose Fund VIII Equity Direct, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose Fund VIII Fund of Funds, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose GP IX, LLC[2]	General partner	Delaware
Thrivent White Rose Fund IX Equity Direct, L.P.[3]	Private equity fund	Delaware
White Rose Fund IX Equity Direct Corporation[3]	Private equity fund	Delaware
Thrivent White Rose Fund IX Fund of Funds, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose GP X, LLC[2]	General partner	Delaware
Thrivent White Rose Fund X, Equity Direct, L.P.[3]	Private equity fund	Delaware
White Rose X Equity Direct Corporation I3	Private equity fund	Delaware
White Rose X Equity Direct Corporation II3	Private equity fund	Delaware
Thrivent White Rose Fund X, Fund of Funds, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose Real Estate GP I, LLC[2]	General Partner
Thrivent White Rose Real Estate Fund I Fund of Funds, L.P. [2]	Private equity fund	Delaware
Thrivent White Rose GP XI, LLC[2]	General partner	Delaware
Thrivent White Rose Fund XI Equity Direct, L.P.[3]	Private equity fund	Delaware
White Rose XI Equity Direct Corporation I3	Private equity fund	Delaware
White Rose XI Equity Direct Corporation II3	Private equity fund	Delaware
Thrivent White Rose Fund XI Fund of Funds, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose Opportunity Fund, GP, LLC[2]	General Partner	Delaware
Thrivent White Rose Opportunity Fund, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose Real Estate GP II, LLC[2]	General Partner	Delaware
Thrivent White Rose Real Estate Fund II, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose GP XII, LLC,[2]	General Partner	Delaware
Thrivent White Rose Fund XII Fund of Funds, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose Fund XII Equity Direct, L.P.[3]	Private equity fund	Delaware

Thrivent Financial Entities	Primary Business	State of Incorporation
White Rose XII Equity Direct Corporation I3	Private equity fund	Delaware
White Rose XII Equity Direct Corporation II3	Private equity fund	Delaware
White Rose XII Equity Direct Corporation III[3]	Private equity fund	Delaware
White Rose XII Equity Direct Corporation IV3	Private equity fund	Delaware
Thrivent White Rose GP, XIII, LLC[2]	General Partner	Delaware
Thrivent White Rose Fund XIII Fund of Funds, L.P.[3]	Private equity fund	Delaware
Thrivent White Rose Fund XIII Equity Direct, L.P.[3]	Private equity fund	Delaware
White Rose XIII Equity Direct Corporation I3	Private equity fund	Delaware
White Rose XIII Equity Direct Corporation II3	Private equity fund	Delaware
Thrivent White Rose Endurance GP, LLC,[2]	General Partner	Delaware
Thrivent White Rose Endurance Fund, L.P.[3]	Private equity fund	Delaware
White Rose Endurance Corporation I3	Private equity fund	Delaware
White Rose Endurance Corporation II3	Private equity fund	Delaware
Gold Ring Holdings, LLC	Investment subsidiary	Delaware
Thrivent White Rose Real Estate Fund II, Fund of Funds, L.P.[3]	Private equity fund	Delaware
Twin Bridge Capital Partner, LLC[4]	Managing Member	Delaware
Thrivent White Rose Real Estate GP III, LLC[2]	General Partner	Delaware
Thrivent White Rose Real Estate Fund III, L.P.[3]	Private equity fund	Delaware

[1]	Thrivent Asset Management, LLC (“TAM”) is a subsidiary of Thrivent Financial Holdings, Inc., (“TFH”) which is a wholly owned subsidiary of Thrivent Financial. TFH owns 100% of TAM’s membership interests.
[2]	Thrivent Financial owns a majority interest in the limited liability company and is also its managing member.
[3]	The Fund is organized for the purpose of holding investments in Thrivent Financial’s general account.
[4]	Thrivent Financial owns 49% of the managing member’s membership interests. Twin Bridge Capital Partners, LLC is the managing member of a general partner of limited partnerships.
The subsidiaries of Thrivent Financial are shown above. In addition, Thrivent Series Fund, Inc. is an investment company registered under the Investment Company Act of 1940, offering its shares to the separate accounts identified below; and the shares of the Fund held in connection with certain of the accounts are voted by Thrivent Financial and Thrivent Life Insurance Company in accordance with voting instructions obtained from the persons who own, or are receiving payments under, variable annuity or variable life insurance contracts issued in connection with the separate accounts, or in the same proportions as the shares which are so voted.
1.	Thrivent Variable Life Account I
2.	Thrivent Variable Insurance Account A
3.	Thrivent Variable Insurance Account B
4.	Thrivent Variable Insurance Account C
5.	Thrivent Variable Annuity Account I
6.	Thrivent Variable Annuity Account II
7.	Thrivent Variable Annuity Account A
8.	Thrivent Variable Annuity Account B
9.	Thrivent Variable Annuity Account C
Item 27.    Number of Contract Owners
Number of Contracts as of: March 31, 2020:
	Non-Qualified	Qualified	Totals
Current Contracts	0	0	0
Item 28.    Indemnification
Section 33 of Depositor’s Bylaws; Article VIII the Fund’s Articles of Incorporation; Section 4.01 of the Fund’s First Amended and Restated Bylaws; and Section Eight of Thrivent Investment Management Inc.’s Articles of Incorporation, contain provisions requiring the indemnification by Depositor, the Funds, and Thrivent Investment Management Inc. of their respective directors, officers and certain other individuals for any liability arising based on their duties as directors, officers or agents of the Depositor, Fund or Thrivent Investment Management Inc., unless, in the case of the Fund, such liability arises due to the willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such office.
Section 8 of the Participation Agreement between Depositor, the Accounts and the Fund contains a provision in which the Fund and Depositor mutually agree to indemnify and hold the other party (including its Officers, agents, and employees) harmless for any and all loss, cost damage and expense, including reasonable attorney’s fees, incurred by the other party arising out of their performance under the Agreement, unless such liability is incurred as a result of the party’s gross negligence, bad faith, or willful misfeasance or reckless disregard of its obligations and duties under the Agreement.
In addition, Section XII of the Investment Advisory Agreement between the Fund and Depositor contain provisions in which the Fund and Depositor mutually agree to indemnify and hold the other party (including its officers, agents, and employees) harmless for any and all loss, cost damage and expense, including reasonable attorney’s fees, incurred by the other party arising out of their performance under the Agreement, unless such liability is incurred as a result of the party’s gross negligence, bad faith, or willful misfeasance or reckless disregard of its obligations and duties under the Agreement.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant, pursuant to the foregoing provisions or otherwise, Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Depositor, the Fund, or Thrivent Investment Management Inc. of expenses incurred or paid by a director or officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of Registrant in connection with the securities being registered, Depositor, the Fund, or Thrivent Investment Management Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
Item 29.    Principal Underwriter
(a) Other activity.    Thrivent Investment Management Inc. is the principal underwriter of the Contracts.
(b) Management.    The directors and principal officers of Thrivent Investment Management Inc. are set out below. Unless otherwise indicated, the principal business address of each person named below is 625 Fourth Avenue South, Minneapolis, MN 55415.
Name and Principal Business Address	Position and Offices with Underwriter
Vibhu Sharma	Director
Karen L. Larson	President
Thomas J. Birr 4321 North Ballard Road Appleton WI 54919	Vice President
Christopher J. Osborne	Vice President, Supervision
David J. Kloster	Director and Vice President
Andrea C. Golis	Chief Compliance Officer
Kurt S. Tureson	Director Affiliate Finance, CFO and Treasurer
Katie Koelling	Privacy Officer
Sharon Minta	Anti-Money Laundering Officer
(c) Compensation from Registrant.    Not Applicable.
Item 30.    Location of Accounts and Records
The accounts and records of Registrant are located at the offices of Depositor at 625 Fourth Avenue South, Minneapolis, Minnesota 55415 and 4321 North Ballard Road, Appleton, Wisconsin 54919.

Item 31.    Management Services
Not Applicable.
Item 32.    Undertakings
Registrant will file a post-effective amendment to this Registration Statement as frequently as is necessary to ensure that the audited financial statements in this Registration Statement are never more than 16 months old for so long as payments under the Contracts may be accepted.
Registrant will include either (1) as part of any application to purchase a Contract offered by the Prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.
Registrant will deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.
Registrant understands that the restrictions imposed by Section 403(b)(11) of the Internal Revenue Code conflict with certain sections of the Investment Company Act of 1940 that are applicable to the Contracts. In this regard, Registrant is relying on a no-action letter issued on November 28, 1988 by the Office of Insurance Product and Legal Compliance of the SEC, and the requirements for such reliance have been complied with by Registrant.
Depositor hereby represents that, as to the individual flexible premium variable annuity contracts that are the subject of this registration statement, File Number XXX-XXXXX, that the fees and charges deducted under the contracts, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by Thrivent Financial.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota on the 9th day of April, 2020.
Thrivent Variable Annuity Account I (Registrant)
By:	Thrivent Financial for Lutherans (Depositor)
By:	/s/ Michael W. Kremenak
Michael W. Kremenak Vice President
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below.
Teresa J. Rasmussen*	President, Chief Executive Officer and Director (Principal Executive Officer)

Vibhu Sharma*	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

Bonnie E. Raquet*	Chair of the Board
N. Cornell Boggs, III*	Director
Kenneth A. Carow*	Director
Lynn Crump-Caine*	Director
Eric J. Draut*	Director
Kirk D. Farney*	Director
Mark A. Jeske*	Director
Frederick G. Kraegel*	Director
Kathryn V. Marinello*	Director
Bradford N. Creswell*	Director
Nichole B. Pechet*	Director
Deborah M. Ackerman*	Director
Angela S. Rieger*	Director
* Michael W. Kremenak, by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors and officers of Thrivent Financial for Lutherans pursuant to powers of attorney duly executed by such persons.
/s/ Michael W. Kremenak	April 9, 2020
Michael W. Kremenak Attorney-in-Fact	Date

INDEX TO EXHIBITS
THRIVENT VARIABLE ANNUITY ACCOUNT I
The exhibits below represent only those exhibits which are newly filed with this Registration Statement. See Item 24 of Part C for exhibits not listed below.
EXHIBIT NO.
EX 99.24(B)4(a)	Specimen of Variable Annuity Contract
EX-99.24(B)4(b)	Specimen of Maximum Anniversary Death Benefit Rider
EX 99.24(B)4(c)	Specimen of Guaranteed Lifetime Withdrawal Benefit Rider - Single
EX 99.24(B)4(d)	Specimen of Guaranteed Lifetime Withdrawal Benefit Rider – Joint
EX 99.24(B)5(a)	Specimen of Application
EX 99.24(B)9	Opinion of Counsel
EX 99.24(B)13	Power of Attorney for Deborah M. Ackerman and Angela S. Rieger